UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1−SA

ANNUAL REPORT PURSUANT TO REGULATION A
OF THE SECURITIES ACT OF 1933

For the six-month period ended June 30, 2022

Otis Gallery LLC
(Exact name of issuer as specified in its charter)

Delaware	37-1921598
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6 Harrison Street, 5th Floor, New York, NY 10013
(Full mailing address of principal executive offices)

201-479-4408
(Issuer’s telephone number, including area code)

Series #KW, Series Drop 002, Series Drop 003, Series Drop 004, Series Drop 005, Series Drop 008, Series Drop 009, Series Drop 010, Series Gallery Drop 011, Series Gallery Drop 012, Series Gallery Drop 013, Series Gallery Drop 014, Series Gallery Drop 015, Series Gallery Drop 016, Series Gallery Drop 017, Series Gallery Drop 018, Series Gallery Drop 019, Series Gallery Drop 020, Series Gallery Drop 021, Series Gallery Drop 022, Series Gallery Drop 023, Series Gallery Drop 024, Series Gallery Drop 025, Series Gallery Drop 026, Series Gallery Drop 027, Series Gallery Drop 028, Series Gallery Drop 029, Series Gallery Drop 030, Series Gallery Drop 031, Series Gallery Drop 032, Series Gallery Drop 033, Series Gallery Drop 034, Series Gallery Drop 035, Series Gallery Drop 036, Series Gallery Drop 037, Series Gallery Drop 038, Series Gallery Drop 039, Series Gallery Drop 040, Series Gallery Drop 041, Series Gallery Drop 042, Series Gallery Drop 043, Series Gallery Drop 044, Series Gallery Drop 045, Series Gallery Drop 046, Series Gallery Drop 047, Series Gallery Drop 048, Series Gallery Drop 049, Series Gallery Drop 050, Series Gallery Drop 051, Series Gallery Drop 052, Series Gallery Drop 053, Series Gallery Drop 054, Series Gallery Drop 055, Series Gallery Drop 056, Series Gallery Drop 057, Series Gallery Drop 058, Series Gallery Drop 059, Series Gallery Drop 060, Series Gallery Drop 061, Series Gallery Drop 062, Series Gallery Drop 063, Series Gallery Drop 064, Series Gallery Drop 065, Series Gallery Drop 066, Series Gallery Drop 067, Series Gallery Drop 068, Series Gallery Drop 069, Series Gallery Drop 070, Series Gallery Drop 071, Series Gallery Drop 072, Series Gallery Drop 073, Series Gallery Drop 074, Series Gallery Drop 075, Series Gallery Drop 076, Series Gallery Drop 077, Series Gallery Drop 078, Series Gallery Drop 079, Series Gallery Drop 080, Series Gallery Drop 082, Series Gallery Drop 083, Series Gallery Drop 086, Series Gallery Drop 089, Series Gallery Drop 091, Series Gallery Drop 093, Series Gallery Drop 094, Series Gallery Drop 095, Series Gallery Drop 096, Series Gallery Drop 097, Series Gallery Drop 098, Series Gallery Drop 099, Series Gallery Drop 100, Series Gallery Drop 101, Series Gallery Drop 102, Series Gallery Drop 103, Series Gallery Drop 104, Series Gallery Drop 105, Series Gallery Drop 107, Series Gallery Drop 108, Series Gallery Drop 109, Series Gallery Drop 110, Series Gallery Drop 111, Series Gallery Drop 112, Series Gallery Drop 113, Series Gallery Drop 114, Series Gallery Drop 115, Series Gallery Drop 116, Series Gallery Drop 117, Series Gallery Drop 119, Series Gallery Drop 121, Series Gallery Drop 122, Series Gallery Drop 123

(Title of each class of securities issued pursuant to Regulation A)

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information contained in this report includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, our manager, each series of our company and the Otis Platform; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither we nor our manager can guarantee future performance, or that future developments affecting our company, our manager or the Otis Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.
All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
ii

ITEM 1. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operation should be read in conjunction with our financial statements and the related notes included in this report. The following discussion contains certain detail information has not been audited. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.
Overview
Since its formation in December 2018, Otis Gallery LLC, a Delaware series limited liability company (“we,” “us,” “our” or “our company”), has been engaged primarily in acquiring and managing a collection of investment-grade art and collectibles (the “underlying assets”). Otis Wealth, Inc. is the manager of our company (our “manager”) and serves as the asset manager for the underlying assets owned by our company. Our manager is a wholly owned subsidiary of Public Holdings, Inc. (“Public”). We acquired the underlying assets from our manager financed through promissory notes issued to our manager, and our manager developed the financial, offering and other materials to offer membership interests (“interests”) in series of our company (each, a “series”) through the mobile app-based investment platform called Otis (the “Otis Platform”). We offered and sold interests in a number of separate individual series, and investors in any series acquired a proportional share of income and liabilities as they pertain to a particular series. The sole asset of any given series at the time of an offering was the underlying asset related to such series (plus any cash reserves for future operating expenses), and the sole liability of any given series at the time of an offering was the promissory note related to the acquisition of such underlying asset. We conducted separate closings with respect to each offering. See the offering statement filed with the Securities and Exchange Commission (the “Commission”) on Form 1-A, as amended from time to time (the “Offering Statement”), for additional details regarding our offerings.
Public operates the web- and mobile app-based platform called Public.com (the “Public Platform”) and launched an interface on the Public Platform that enables investors to buy and sell their holdings via the Public Private Execution Network Alternative Trading System (the “PPEX ATS”) operated by North Capital Private Securities Corporation (“North Capital”). As of the date hereof, the PPEX ATS is the sole trading platform approved by our manager for secondary transfers of our interests (for the avoidance of doubt, transfers may occur outside of a trading platform). We will notify interest holders of approval of any additional trading platform(s) by making a filing with the Commission of the type applicable as of the time such change is made and by sending an email message or a message through the Public Platform, or by posting a message on the Public website.
We are considered to be a development-stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced. As such, the reported financial information herein will likely not be indicative of future operating results or operating conditions. Because of our corporate structure, we are in large part reliant on our manager and its employees to grow and support our business. There are a number of key factors that will have large potential impacts on our operating results going forward, including our manager’s and Public’s abilities to:
●
continue to source high quality underlying assets at reasonable prices to securitize on the Otis Platform or Public Platform;
●
market the Otis Platform or Public Platform and the offerings in individual series and attract investors to the Otis Platform or Public Platform;
●
continue to develop the Otis Platform or Public Platform and provide the information and technology infrastructure to support the issuance of interests; and
●
find operating partners to manage the collection of underlying assets at a decreasing marginal cost per asset.

No revenue models have been developed at the company or series level, and we do not expect our company or any series to generate revenue under current operating plans. Gains from sales of underlying assets will be presented as other income in the statements of operations as they do not qualify as operating revenues.
Recent Developments
Acquisitions & Dispositions
On the dates set forth below, the following series sold the underlying assets of such series. In connection with each sale, our manager assumed all outstanding but unpaid expenses of such series. Our manager, as the manager of each such series, was appointed as liquidator and will distribute to holders of interests in each such series all of the remaining assets (which consist only of cash) of such series. After making such distribution, our manager will begin winding up such series as the series will no longer have any assets or liabilities.
Series	Underlying Asset	Sale Date	Sale Amount	Offering Amount(1)
Series Drop 008	2019 series of commissioned paintings by fnnch	08/04/22	$30,140	$40,000
Series Gallery Drop 019	2020 CHROMADYNAMICA MSS painting by Felipe Pantone	08/04/22	$14,080	$22,500
Series Gallery Drop 038	2003 LeBron James Topps Chrome #111 Refractor trading card	08/20/22	$49,500	$73,500
Series Gallery Drop 047	1981 Topps #216 Joe Montana rookie trading card	07/27/22	$72,000	$30,000
Series Gallery Drop 055	1999 Pokémon 1st Edition Shadowless Holo Blastoise #2 trading card	08/06/22	$21,637	$47,500
Series Gallery Drop 058	2012-13 National Treasures Anthony Davis RPA trading card	08/20/22	$5,225	$22,400
Series Gallery Drop 061	1999 Pokémon 1st Edition Shadowless Holo Venusaur #15 trading card	08/06/22	$12,100	$23,100
Series Gallery Drop 065	1996 Topps Chrome Allen Iverson #171 Refractor trading card	08/06/22	$27,501	$26,120
Series Gallery Drop 068	2007 Topps Chrome Kevin Durant #131 Refractor trading card	08/20/22	$8,800	$25,300
Series Gallery Drop 069	Emerging 15 Index: collection of 15 NBA Panini Prizm Silver trading cards	08/20/22	$7,425	$37,000
Series Gallery Drop 072	2003 Exquisite Collection Noble Nameplates #LB LeBron James trading card	08/06/22	$127,600	$350,000
Series Gallery Drop 076	1996 Bowman’s Best Atomic Refractors Kobe Bryant #R23 trading card	08/20/22	$4,125	$58,300
Series Gallery Drop 077	1997 Brown’s Boxing Floyd Mayweather Jr. #51 trading card	08/20/22	$6,050	$38,800
Series Gallery Drop 078	1987 Converse Magic Johnson game-worn, signed sneakers	08/06/22	$20,900	$22,000
Series Gallery Drop 080	1972 Topps Julius Erving #195 trading card	08/06/22	$28,600	$15,800
Series Gallery Drop 089	2004 Panini Sports #89 Lionel Messi Mega Cracks Campeon trading card	08/20/22	$2,530	$25,200
Series Gallery Drop 102	2003 NetPro Glossy International Preview #P2 Serena Williams trading card	08/20/22	$2,090	$14,800
Series Gallery Drop 104	Sealed Apple iPhone 2G A1203	08/18/22	$25,498	$13,100
Series Gallery Drop 108	Kobe Bryant Last Game signed ticket	08/06/22	$8,250	$31,700
Series Gallery Drop 111	2002 Yu-Gi-Oh Blue-Eyes White Dragon LOB-001 First Edition trading card	08/06/22	$8,250	$18,900

(1)  Such amounts include the value of interests in a particular series issued as part of the total purchase consideration for and/or in connection with the acquisition of the underlying asset of such series.

Impact of Coronavirus Pandemic
In December 2019, a novel strain of coronavirus, referred to as COVID-19, was reported in Wuhan, China. COVID-19 spread to other countries, including the United States, and was declared a pandemic by the World Health Organization. The continuing impact and effects of the COVID-19 pandemic on the operation and financial performance of our company are unknown. However, our company currently does not expect the COVID-19 pandemic to have a material adverse effect on the business or financial results at this time.
Results of Operations
Revenues
As of June 30, 2022 and 2021, neither our company nor any series had recognized any revenue. No revenue models have been developed at the company or series level, and we do not expect our company or any series to generate revenue under current operating plans. Gains from sales of underlying assets will be presented as other income in the statements of operations as they do not qualify as operating revenues.
Operating Expenses
The operating expenses incurred prior to the closing of an offering related to any of the underlying assets were paid by our manager and recognized by our company as capital contributions and will not be reimbursed by the series. Each series became responsible for its own operating expenses, such as storage, insurance or maintenance, beginning on the closing date of the offering for such series’ interests. Sourcing fees, which are treated as operating expenses, were paid to our manager as compensation for sourcing each underlying asset from the gross proceeds of the offering of each series’ interests.
For the six months ended June 30, 2022, on a total consolidated basis, we incurred $237,944 in operating expenses, as compared to $198,114 in operating expenses for the six months ended June 30, 2021. The following table summarizes the operating expenses by category:
Operating Expense	Six-Month Period Ended June 30, 2022	Six-Month Period Ended June 30, 2021
Organizational Costs	$194,130	$64,038
Sourcing Fees	$22,289	$104,864
Transportation, Storage and Insurance	$21,525	$29,212
TOTALS	$237,944	$198,114

At the close of the respective offerings for the series, each individual series became responsible for operating expenses. Pre-closing operating expenses are incurred on the books of our company, and post-closing operating expenses incurred by each series with a closed offering are incurred and recorded on the books of the series. Our manager has agreed to pay and not be reimbursed for operating expenses incurred prior to the closing of each offering. The following table summarizes the operating expenses by our company and series for which the respective offerings had closed:
Series	Six-Month Period Ended June 30, 2022	Six-Month Period Ended June 30, 2021
Series #KW	$2,707	$2,836

Series Drop 002	$2,012	$1,346
Series Drop 003	$2,025	$1,369
Series Drop 004	$2,060	$1,739
Series Drop 005	$2,213	$1,691
Series Drop 008	$2,028	$685
Series Drop 009	$2,950	$2,954
Series Drop 010	$1,991	$1,312
Series Gallery Drop 011	$1,988	$1,306
Series Gallery Drop 012	$2,380	$1,978
Series Gallery Drop 013	$2,193	$4,076
Series Gallery Drop 014	$2,012	$1,346
Series Gallery Drop 015	$1,994	$1,626
Series Gallery Drop 016	$1,976	$1,286
Series Gallery Drop 017	$2,077	$1,459
Series Gallery Drop 018	$1,950	$1,241
Series Gallery Drop 019	$1,974	$1,282
Series Gallery Drop 020	$-	$1,703
Series Gallery Drop 021	$2,000	$1,325
Series Gallery Drop 022	$2,011	$1,066
Series Gallery Drop 023	$1,961	$570
Series Gallery Drop 024	$1,988	$616
Series Gallery Drop 025	$-	$240
Series Gallery Drop 026	$1,835	$1,030
Series Gallery Drop 027	$-	$835
Series Gallery Drop 028	$1,973	$590
Series Gallery Drop 029	$2,090	$790
Series Gallery Drop 030	$1,991	$622
Series Gallery Drop 031	$2,058	$3,177
Series Gallery Drop 032	$1,927	$502
Series Gallery Drop 033	$1,983	$2,265
Series Gallery Drop 034	$3,268	$2,810
Series Gallery Drop 035	$2,155	$902
Series Gallery Drop 036	$2,072	$728
Series Gallery Drop 037	$1,994	$626
Series Gallery Drop 038	$2,154	$900
Series Gallery Drop 039	$2,120	$843
Series Gallery Drop 040	$2,022	$2,375
Series Gallery Drop 041	$1,928	$513
Series Gallery Drop 042	$1,978	$599
Series Gallery Drop 043	$2,122	$3,764
Series Gallery Drop 044	$4,089	$13,267
Series Gallery Drop 045	$-	$12,134
Series Gallery Drop 046	$1,980	$2,504
Series Gallery Drop 047	$1,932	$1,334
Series Gallery Drop 048	$2,024	$1,604
Series Gallery Drop 049	$2,555	$8,684
Series Gallery Drop 050	$1,920	$2,139
Series Gallery Drop 051	$1,933	$2,074
Series Gallery Drop 052	$1,866	$1,334
Series Gallery Drop 053	$2,097	$1,139

Series Gallery Drop 054	$1,896	$1,244
Series Gallery Drop 055	$1,987	$2,359
Series Gallery Drop 056	$1,903	$1,322
Series Gallery Drop 057	$1,893	$1,154
Series Gallery Drop 058	$1,907	$1,350
Series Gallery Drop 059	$2,083	$3,868
Series Gallery Drop 060	$1,656	$2,523
Series Gallery Drop 061	$1,910	$1,313
Series Gallery Drop 062	$1,888	$1,072
Series Gallery Drop 063	$1,903	$1,323
Series Gallery Drop 064	$1,943	$1,797
Series Gallery Drop 065	$1,903	$1,243
Series Gallery Drop 066	$2,138	$4,237
Series Gallery Drop 067	$2,036	$3,034
Series Gallery Drop 068	$1,916	$1,481
Series Gallery Drop 069	$1,954	$1,934
Series Gallery Drop 070	$1,941	$1,666
Series Gallery Drop 071	$2,087	$3,505
Series Gallery Drop 072	$2,774	$14,919
Series Gallery Drop 073	$1,983	$2,248
Series Gallery Drop 074	$1,906	$1,264
Series Gallery Drop 075	$1,541	$-
Series Gallery Drop 076	$2,021	$2,761
Series Gallery Drop 077	$1,960	$1,906
Series Gallery Drop 078	$1,905	$1,264
Series Gallery Drop 079	$1,903	$1,284
Series Gallery Drop 080	$1,886	$1,036
Series Gallery Drop 082	$1,307	$3,752
Series Gallery Drop 083	$1,986	$2,320
Series Gallery Drop 086	$2,134	$4,107
Series Gallery Drop 089	$1,915	$1,398
Series Gallery Drop 091	$1,441	$-
Series Gallery Drop 093	$1,981	$2,225
Series Gallery Drop 094	$1,907	$-
Series Gallery Drop 095	$1,987	$2,278
Series Gallery Drop 096	$1,932	$1,568
Series Gallery Drop 097	$-	$1,638
Series Gallery Drop 098	$1,882	$907
Series Gallery Drop 099	$2,272	$-
Series Gallery Drop 100	$1,897	$1,139
Series Gallery Drop 101	$2,296	$-
Series Gallery Drop 102	$1,882	$-
Series Gallery Drop 103	$2,318	$-
Series Gallery Drop 104	$1,877	$794
Series Gallery Drop 105	$1,978	$-
Series Gallery Drop 107	$1,911	$1,270
Series Gallery Drop 108	$1,936	$-
Series Gallery Drop 109	$1,905	$-

Series Gallery Drop 110	$1,526	$-
Series Gallery Drop 111	$1,899	$-
Series Gallery Drop 112	$2,087	$-
Series Gallery Drop 113	$2,030	$-
Series Gallery Drop 114	$1,881	$-
Series Gallery Drop 115	$1,891	$-
Series Gallery Drop 116	$11,055	$-
Series Gallery Drop 117	$4,309	$-
Series Gallery Drop 118	$47	$-
Series Gallery Drop 119	$5,534	$-
Series Gallery Drop 120	$44	$-
Series Gallery Drop 121	$3,180	$-
Series Gallery Drop 122	$6,564	$-
Series Gallery Drop 123	$3,774	$-
Unallocated(1)	$-	$6,475
TOTALS	$326,426	$198,114

(1)
Unallocated refers to operating expenses of our company not allocated to a particular series.
Other Income/(Expenses)
For the six months ended June 30, 2022, we earned other income of $155,879 in the form of gain on the sale of underlying assets of $244,879, gain on cancellation of promissory note of $9,400 and losses on impairment of $98,400, as compared to other no other income or expenses for the six months ended June 30, 2021. The following table summarizes other income/(expense) by series:
Series	Six-Month Period Ended June 30, 2022	Six-Month Period Ended June 30, 2021
Series Gallery Drop 026	$105,000	$-
Series Gallery Drop 043	$(6,700)	$-
Series Gallery Drop 058	$(4,800)	$-
Series Gallery Drop 060	$91,415	$-
Series Gallery Drop 068	$(1,800)	$-
Series Gallery Drop 069	$(3,800)	$-
Series Gallery Drop 082	$24,859	$-
Series Gallery Drop 089	$(19,100)	$-
Series Gallery Drop 093	$(13,400)	$-
Series Gallery Drop 096	$(8,600)	$-
Series Gallery Drop 100	$(5,800)	$-
Series Gallery Drop 103	$17,469	$-
Series Gallery Drop 105	$(8,000)	$-
Series Gallery Drop 109	$(8,500)	$-
Series Gallery Drop 110	$6,136	$-
Series Gallery Drop 115	$(6,100)	$-
Series Gallery Drop 117	$(11,800)	$-
Series Gallery Drop 118	$9,400	$-
TOTALS	$155,879	$-

Income Taxes
For the six months ended June 30, 2022, we recorded a $5,275 provision for income taxes, as compared to a $140 provision for income taxes with respect to Series Gallery Drop 025 for the six months ended June 30, 2021. The following table summarizes income taxes by series:
Series	Six-Month Period Ended June 30, 2022	Six-Month Period Ended June 30, 2021
Series #KW	$(50)	$-
Series Drop 002	$(50)	$-
Series Drop 003	$(50)	$-
Series Drop 004	$(50)	$-
Series Drop 005	$(50)	$-
Series Drop 008	$(50)	$-
Series Drop 009	$(50)	$-
Series Drop 010	$(50)	$-
Series Gallery Drop 011	$(50)	$-
Series Gallery Drop 012	$(50)	$-
Series Gallery Drop 013	$(50)	$-
Series Gallery Drop 014	$(50)	$-
Series Gallery Drop 015	$(50)	$-
Series Gallery Drop 016	$(50)	$-
Series Gallery Drop 017	$(50)	$-
Series Gallery Drop 018	$(50)	$-
Series Gallery Drop 019	$(50)	$-
Series Gallery Drop 021	$(50)	$-
Series Gallery Drop 022	$(50)	$-
Series Gallery Drop 023	$(50)	$-
Series Gallery Drop 024	$(50)	$-
Series Gallery Drop 025	$-	$(140)
Series Gallery Drop 026	$(50)	$-
Series Gallery Drop 028	$(50)	$-
Series Gallery Drop 029	$(50)	$-
Series Gallery Drop 030	$(50)	$-
Series Gallery Drop 031	$(50)	$-
Series Gallery Drop 032	$(50)	$-
Series Gallery Drop 033	$(50)	$-
Series Gallery Drop 034	$(50)	$-
Series Gallery Drop 035	$(50)	$-
Series Gallery Drop 036	$(50)	$-
Series Gallery Drop 037	$(50)	$-
Series Gallery Drop 038	$(50)	$-
Series Gallery Drop 039	$(50)	$-
Series Gallery Drop 040	$(50)	$-
Series Gallery Drop 041	$(50)	$-
Series Gallery Drop 042	$(50)	$-
Series Gallery Drop 043	$(50)	$-
Series Gallery Drop 044	$(50)	$-

Series Gallery Drop 046	$(50)	$-
Series Gallery Drop 047	$(50)	$-
Series Gallery Drop 048	$(50)	$-
Series Gallery Drop 049	$(50)	$-
Series Gallery Drop 050	$(50)	$-
Series Gallery Drop 051	$(50)	$-
Series Gallery Drop 052	$(50)	$-
Series Gallery Drop 053	$(50)	$-
Series Gallery Drop 054	$(50)	$-
Series Gallery Drop 055	$(50)	$-
Series Gallery Drop 056	$(50)	$-
Series Gallery Drop 057	$(50)	$-
Series Gallery Drop 058	$(50)	$-
Series Gallery Drop 059	$(50)	$-
Series Gallery Drop 060	$(50)	$-
Series Gallery Drop 061	$(50)	$-
Series Gallery Drop 062	$(50)	$-
Series Gallery Drop 063	$(50)	$-
Series Gallery Drop 064	$(50)	$-
Series Gallery Drop 065	$(50)	$-
Series Gallery Drop 066	$(50)	$-
Series Gallery Drop 067	$(50)	$-
Series Gallery Drop 068	$(50)	$-
Series Gallery Drop 069	$(50)	$-
Series Gallery Drop 070	$(50)	$-
Series Gallery Drop 071	$(50)	$-
Series Gallery Drop 072	$(50)	$-
Series Gallery Drop 073	$(50)	$-
Series Gallery Drop 074	$(50)	$-
Series Gallery Drop 075	$(50)	$-
Series Gallery Drop 076	$(50)	$-
Series Gallery Drop 077	$(50)	$-
Series Gallery Drop 078	$(50)	$-
Series Gallery Drop 079	$(50)	$-
Series Gallery Drop 080	$(50)	$-
Series Gallery Drop 082	$(50)	$-
Series Gallery Drop 083	$(50)	$-
Series Gallery Drop 086	$(50)	$-
Series Gallery Drop 089	$(50)	$-
Series Gallery Drop 091	$(50)	$-
Series Gallery Drop 093	$(50)	$-
Series Gallery Drop 094	$(50)	$-
Series Gallery Drop 095	$(50)	$-
Series Gallery Drop 096	$(50)	$-
Series Gallery Drop 098	$(50)	$-
Series Gallery Drop 099	$(50)	$-
Series Gallery Drop 100	$(50)	$-
Series Gallery Drop 101	$(50)	$-

Series Gallery Drop 102	$(50)	$-
Series Gallery Drop 103	$(50)	$-
Series Gallery Drop 104	$(50)	$-
Series Gallery Drop 105	$(50)	$-
Series Gallery Drop 107	$(50)	$-
Series Gallery Drop 108	$(50)	$-
Series Gallery Drop 109	$(50)	$-
Series Gallery Drop 110	$(50)	$-
Series Gallery Drop 111	$(50)	$-
Series Gallery Drop 112	$(50)	$-
Series Gallery Drop 113	$(50)	$-
Series Gallery Drop 114	$(50)	$-
Series Gallery Drop 115	$(50)	$-
Series Gallery Drop 117	$(50)	$-
Series Gallery Drop 119	$(50)	$-
Series Gallery Drop 120	$(25)	$-
Series Gallery Drop 121	$(50)	$-
Series Gallery Drop 122	$(50)	$-
Series Gallery Drop 123	$(50)	$-
TOTALS	$(5,275)	$(140)

Net Income/(Loss)
As a result of the cumulative effect of the foregoing factors, we generated net losses of $87,340 and $198,254 for the six months ended June 30, 2022 and 2021, respectively. The following table summarizes net income/(loss) by our company and series (any series not listed had no net income or loss for the six months ended June 30, 2022 and 2021):
Series	Six-Month Period Ended June 30, 2022	Six-Month Period Ended June 30, 2022
Series #KW	$(2,757)	$(2,836)
Series Drop 002	$(2,062)	$(1,346)
Series Drop 003	$(2,075)	$(1,369)
Series Drop 004	$(2,110)	$(1,739)
Series Drop 005	$(2,263)	$(1,691)
Series Drop 008	$(2,078)	$(685)
Series Drop 009	$(3,000)	$(2,954)
Series Drop 010	$(2,041)	$(1,312)
Series Gallery Drop 011	$(2,038)	$(1,306)
Series Gallery Drop 012	$(2,430)	$(1,978)
Series Gallery Drop 013	$(2,243)	$(4,076)
Series Gallery Drop 014	$(2,062)	$(1,346)
Series Gallery Drop 015	$(2,044)	$(1,626)
Series Gallery Drop 016	$(2,026)	$(1,286)
Series Gallery Drop 017	$(2,127)	$(1,459)
Series Gallery Drop 018	$(2,000)	$(1,241)
Series Gallery Drop 019	$(2,024)	$(1,282)
Series Gallery Drop 020	$-	$(1,703)
Series Gallery Drop 021	$(2,050)	$(1,325)

Series Gallery Drop 022	$(2,061)	$(1,066)
Series Gallery Drop 023	$(2,011)	$(570)
Series Gallery Drop 024	$(2,038)	$(616)
Series Gallery Drop 025	$-	$(380)
Series Gallery Drop 026	$103,115	$(1,030)
Series Gallery Drop 027	$-	$(835)
Series Gallery Drop 028	$(2,023)	$(590)
Series Gallery Drop 029	$(2,140)	$(790)
Series Gallery Drop 030	$(2,041)	$(622)
Series Gallery Drop 031	$(2,108)	$(3,177)
Series Gallery Drop 032	$(1,977)	$(502)
Series Gallery Drop 033	$(2,033)	$(2,265)
Series Gallery Drop 034	$(3,318)	$(2,810)
Series Gallery Drop 035	$(2,205)	$(902)
Series Gallery Drop 036	$(2,122)	$(728)
Series Gallery Drop 037	$(2,044)	$(626)
Series Gallery Drop 038	$(2,204)	$(900)
Series Gallery Drop 039	$(2,170)	$(843)
Series Gallery Drop 040	$(2,072)	$(2,375)
Series Gallery Drop 041	$(1,978)	$(513)
Series Gallery Drop 042	$(2,028)	$(599)
Series Gallery Drop 043	$(8,872)	$(3,764)
Series Gallery Drop 044	$(4,139)	$(13,267)
Series Gallery Drop 045	$-	$(12,134)
Series Gallery Drop 046	$(2,030)	$(2,504)
Series Gallery Drop 047	$(1,982)	$(1,334)
Series Gallery Drop 048	$(2,074)	$(1,604)
Series Gallery Drop 049	$(2,605)	$(8,684)
Series Gallery Drop 050	$(1,970)	$(2,139)
Series Gallery Drop 051	$(1,983)	$(2,074)
Series Gallery Drop 052	$(1,916)	$(1,334)
Series Gallery Drop 053	$(2,147)	$(1,139)
Series Gallery Drop 054	$(1,946)	$(1,244)
Series Gallery Drop 055	$(2,037)	$(2,359)
Series Gallery Drop 056	$(1,953)	$(1,322)
Series Gallery Drop 057	$(1,943)	$(1,154)
Series Gallery Drop 058	$(6,757)	$(1,350)
Series Gallery Drop 059	$(2,133)	$(3,868)
Series Gallery Drop 060	$89,709	$(2,523)
Series Gallery Drop 061	$(1,960)	$(1,313)
Series Gallery Drop 062	$(1,938)	$(1,072)
Series Gallery Drop 063	$(1,953)	$(1,323)
Series Gallery Drop 064	$(1,993)	$(1,797)
Series Gallery Drop 065	$(1,953)	$(1,243)
Series Gallery Drop 066	$(2,188)	$(4,237)
Series Gallery Drop 067	$(2,086)	$(3,034)
Series Gallery Drop 068	$(3,766)	$(1,481)
Series Gallery Drop 069	$(5,804)	$(1,934)
Series Gallery Drop 070	$(1,991)	$(1,666)

Series Gallery Drop 071	$(2,137)	$(3,505)
Series Gallery Drop 072	$(2,824)	$(14,919)
Series Gallery Drop 073	$(2,033)	$(2,248)
Series Gallery Drop 074	$(1,956)	$(1,264)
Series Gallery Drop 075	$(1,591)	$-
Series Gallery Drop 076	$(2,071)	$(2,761)
Series Gallery Drop 077	$(2,010)	$(1,906)
Series Gallery Drop 078	$(1,955)	$(1,264)
Series Gallery Drop 079	$(1,953)	$(1,284)
Series Gallery Drop 080	$(1,936)	$(1,036)
Series Gallery Drop 082	$23,502	$(3,752)
Series Gallery Drop 083	$(2,036)	$(2,320)
Series Gallery Drop 086	$(2,184)	$(4,107)
Series Gallery Drop 089	$(21,065)	$(1,398)
Series Gallery Drop 091	$(1,491)	$-
Series Gallery Drop 093	$(15,431)	$(2,225)
Series Gallery Drop 094	$(1,957)	$-
Series Gallery Drop 095	$(2,037)	$(2,278)
Series Gallery Drop 096	$(10,582)	$(1,568)
Series Gallery Drop 097	$-	$(1,638)
Series Gallery Drop 098	$(1,932)	$(907)
Series Gallery Drop 099	$(2,322)	$-
Series Gallery Drop 100	$(7,747)	$(1,139)
Series Gallery Drop 101	$(2,346)	$-
Series Gallery Drop 102	$(1,932)	$-
Series Gallery Drop 103	$15,101	$-
Series Gallery Drop 104	$(1,927)	$(794)
Series Gallery Drop 105	$(10,028)	$-
Series Gallery Drop 107	$(1961)	$(1,270)
Series Gallery Drop 108	$(1,986)	$-
Series Gallery Drop 109	$(10,455)	$-
Series Gallery Drop 110	$4,560	$-
Series Gallery Drop 111	$(1,949)	$-
Series Gallery Drop 112	$(2,137)	$-
Series Gallery Drop 113	$(2,080)	$-
Series Gallery Drop 114	$(1,931)	$-
Series Gallery Drop 115	$(8,041)	$-
Series Gallery Drop 116	$(11,055)	$-
Series Gallery Drop 117	$(16,159)	$-
Series Gallery Drop 118	$9,353	$-
Series Gallery Drop 119	$(5,584)	$-
Series Gallery Drop 120	$(69)	$-
Series Gallery Drop 121	$(3,230)	$-
Series Gallery Drop 122	$(6,614)	$-
Series Gallery Drop 123	$(3,824)	$-
Unallocated(1)	$-	$(6,475)
TOTALS	$(87,340)	$(198,254)

(1)
Unallocated refers to net income not allocated to a particular series.
Liquidity and Capital Resources
From inception, our company and each series have financed their business activities through capital contributions to our company and individual series from our manager. Our company and each series expect to continue to have access to capital financing from our manager going forward. However, there is no obligation or assurance that our manager will provide such required capital. Until such time as the series have the capacity to generate cash flows from operations, our manager may cover any deficits through additional capital contributions or the issuance of additional interests in any individual series. In addition, parts of the proceeds of future offerings may be used to create reserves for future operating expenses for individual series at the sole discretion of our manager. There can be no assurance that our manager will continue to fund such expenses. These factors raise substantial doubt about our company’s ability to continue as a going concern for the twelve months following the date of this report.
Cash and Cash Equivalent Balances
As of June 30, 2022 and December 31, 2021, our company itself had no cash or cash equivalents on hand. Cash is held at the series level. On a total consolidated basis as of June 30, 2022 and December 31, 2021, series had $19,661 and $704,758 on hand, respectively. The following table summarizes the cash and cash equivalents by series:
Series	Six-Month Period Ended June 30, 2022	Year Ended December 31, 2021
Series #KW	$125	$125
Series Drop 002	$774	$774
Series Drop 003	$61	$61
Series Drop 004	$710	$710
Series Drop 005	$445	$445
Series Drop 008	$818	$818
Series Drop 009	$2,587	$2,587
Series Drop 010	$11	$11
Series Gallery Drop 011	$97	$97
Series Gallery Drop 012	$2,493	$2,494
Series Gallery Drop 013	$388	$388
Series Gallery Drop 014	$154	$154
Series Gallery Drop 015	$5	$5
Series Gallery Drop 016	$127	$127
Series Gallery Drop 017	$259	$259
Series Gallery Drop 018	$65	$65
Series Gallery Drop 019	$7	$7
Series Gallery Drop 020	$-	$6
Series Gallery Drop 021	$180	$180
Series Gallery Drop 022	$866	$866
Series Gallery Drop 023	$103	$103
Series Gallery Drop 024	$153	$153
Series Gallery Drop 025	$-	$140
Series Gallery Drop 026	$715	$715
Series Gallery Drop 028	$119	$119
Series Gallery Drop 029	$383	$383
Series Gallery Drop 030	$169	$169
Series Gallery Drop 031	$294	$294
Series Gallery Drop 032	$12	$12
Series Gallery Drop 033	$120	$120

Series Gallery Drop 034	$2,940	$2,940
Series Gallery Drop 035	$506	$506
Series Gallery Drop 036	$322	$322
Series Gallery Drop 037	$143	$143
Series Gallery Drop 038	$35	$35
Series Gallery Drop 039	$62	$62
Series Gallery Drop 040	$43	$43
Series Gallery Drop 041	$49	$49
Series Gallery Drop 042	$71	$71
Series Gallery Drop 043	$50	$50
Series Gallery Drop 044	$50	$50
Series Gallery Drop 045	$-	$685,050
Series Gallery Drop 046	$50	$50
Series Gallery Drop 047	$50	$50
Series Gallery Drop 048	$50	$50
Series Gallery Drop 049	$50	$50
Series Gallery Drop 050	$50	$50
Series Gallery Drop 051	$50	$50
Series Gallery Drop 052	$50	$50
Series Gallery Drop 053	$50	$50
Series Gallery Drop 054	$50	$50
Series Gallery Drop 055	$50	$50
Series Gallery Drop 056	$50	$50
Series Gallery Drop 057	$50	$50
Series Gallery Drop 058	$50	$50
Series Gallery Drop 059	$50	$50
Series Gallery Drop 060	$-	$50
Series Gallery Drop 061	$50	$50
Series Gallery Drop 062	$50	$50
Series Gallery Drop 063	$50	$50
Series Gallery Drop 064	$50	$50
Series Gallery Drop 065	$50	$50
Series Gallery Drop 066	$50	$50
Series Gallery Drop 067	$50	$50
Series Gallery Drop 068	$50	$50
Series Gallery Drop 069	$50	$50
Series Gallery Drop 070	$50	$50
Series Gallery Drop 071	$50	$50
Series Gallery Drop 072	$50	$50
Series Gallery Drop 073	$50	$50
Series Gallery Drop 074	$50	$50
Series Gallery Drop 075	$50	$50
Series Gallery Drop 076	$50	$50
Series Gallery Drop 077	$50	$50
Series Gallery Drop 078	$50	$50
Series Gallery Drop 079	$50	$50
Series Gallery Drop 080	$50	$50
Series Gallery Drop 082	$-	$50
Series Gallery Drop 083	$50	$50
Series Gallery Drop 086	$50	$50
Series Gallery Drop 089	$50	$50
Series Gallery Drop 091	$50	$50

Series Gallery Drop 093	$50	$50
Series Gallery Drop 094	$50	$50
Series Gallery Drop 095	$50	$50
Series Gallery Drop 096	$50	$50
Series Gallery Drop 098	$50	$50
Series Gallery Drop 099	$50	$50
Series Gallery Drop 100	$50	$50
Series Gallery Drop 101	$50	$50
Series Gallery Drop 102	$50	$50
Series Gallery Drop 103	$-	$50
Series Gallery Drop 104	$50	$50
Series Gallery Drop 105	$50	$50
Series Gallery Drop 107	$50	$50
Series Gallery Drop 108	$50	$50
Series Gallery Drop 109	$50	$50
Series Gallery Drop 110	$-	$50
Series Gallery Drop 111	$50	$50
Series Gallery Drop 112	$50	$50
Series Gallery Drop 113	$50	$50
Series Gallery Drop 115	$50	$50
Series Gallery Drop 116	$50	$-
Series Gallery Drop 117	$50	$-
Series Gallery Drop 119	$50	$-
Series Gallery Drop 121	$50	$-
Series Gallery Drop 122	$50	$-
Series Gallery Drop 123	$50	$-
TOTALS	$19,661	$704,758

Series Subscriptions
Our company records membership contributions at the effective date. If the subscription is not funded upon issuance, we record a subscription receivable as an asset on the balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date, the subscription receivable is reclassified as a contra account to members’ equity on the balance sheet. Each series has a minimum offering size that once met will result in the eventual successful subscription to and closing of the series offering. Subscriptions receivable consists of membership subscriptions received as of June 30, 2022 and December 31, 2021, as applicable, for which the minimum subscription requirement was met. As of June 30, 2022, there were no subscriptions receivable, as compared to subscriptions receivable of $115,800 as of December 31, 2021. The following table summarizes the subscription receivable by series as of June 30, 2022 and December 31, 2021:
Series	Interests Subscribed for as of June 30, 2022	Subscription Amount as of June 30, 2022	Interests Subscribed for as of December 31, 2021	Subscription Amount as of December 31, 2021
Series Gallery Drop 122	-	$-	115,800	$115,800
TOTALS		$-		$115,800

Promissory Notes

In connection with the acquisition of the underlying assets from our manager, we have issued promissory notes to our manager which were due within 14 business days of the final closing of the related offering (i.e., when the offering is fully funded), provided that we were able to prepay the notes at any time. The following table summarizes these notes outstanding by series as of June 30, 2022 and December 31, 2021 (for the avoidance of doubt, there were no notes outstanding as of June 30, 2022):
Series	Date Issued	Principal Amount	Interest Rate(1)	Balance June 30, 2022	Balance December 31, 2021
Series Gallery Drop 116	09/15/2021	$225,000	0%	$-	$225,000
Series Gallery Drop 117	10/25/2021	$89,000	0%	$-	$89,000
Series Gallery Drop 118	10/25/2021	$28,545	0%	$-	$28,545
Series Gallery Drop 119	11/30/2021	$84,000	0%	$-	$84,000
Series Gallery Drop 120	11/30/2021	$26,400	0%	$-	$26,400
Series Gallery Drop 121	11/30/2021	$31,200	0%	$-	$31,200
Series Gallery Drop 122	11/30/2021	$110,000	0%	$-	$110,000
Series Gallery Drop 123	11/30/2021	$44,444	0%	$-	$44,444
TOTALS		$638,589		$-	$638,589

(1)
Notes with a 0% interest rate are non-interest-bearing.
Due to Manager
To fund organizational and startup activities, as well as ongoing operating expenses for each series, such as legal, accounting, audit, storage and insurance expenses, not covered by proceeds from the offering for each such series’ interests, our manager has covered the expenses and costs of our company and each series thus far on a non-interest-bearing extension of revolving credit. Our company will evaluate when is best to repay our manager depending on operations and fundraising ability. In general, each series will repay our manager for funds extended for such expenses from the sale of each underlying asset in the associated series, or from revenue-generating events, if applicable. As of June 30, 2022, our company had $357,177 due to our manager for other (legal and provision of income taxes), accounting and audit, storage and insurance fees associated with and incurred on behalf of the series as detailed in the table below:
Series	Other	Accounting	Storage	Insurance	Total Due to Manager
Series #KW	$209	$3,672	$644	$960	$5,485
Series Drop 002	$209	$3,672	$264	$149	$4,294
Series Drop 003	$209	$3,671	$299	$168	$4,347
Series Drop 004	$209	$3,633	$390	$219	$4,451
Series Drop 005	$209	$3,671	$792	$446	$5,118
Series Drop 008	$209	$3,671	$309	$174	$4,363
Series Drop 009	$209	$3,672	$2,728	$1,535	$8,144
Series Drop 010	$209	$3,670	$211	$119	$4,209
Series Gallery Drop 011	$209	$3,671	$202	$114	$4,196
Series Gallery Drop 012	$209	$3,670	$1,232	$693	$5,804
Series Gallery Drop 013	$209	$3,304	$563	$267	$4,343
Series Gallery Drop 014	$209	$3,671	$264	$149	$4,293
Series Gallery Drop 015	$209	$3,631	$218	$123	$4,181
Series Gallery Drop 016	$209	$3,596	$166	$103	$4,073
Series Gallery Drop 017	$209	$3,596	$435	$245	$4,485
Series Gallery Drop 018	$209	$3,671	$102	$57	$4,039
Series Gallery Drop 019	$208	$3,671	$166	$93	$4,138

Series Gallery Drop 021	$209	$3,671	$234	$132	$4,246
Series Gallery Drop 022	$209	$3,671	$264	$148	$4,292
Series Gallery Drop 023	$209	$3,670	$133	$75	$4,087
Series Gallery Drop 024	$209	$3,671	$202	$114	$4,196
Series Gallery Drop 026	$209	$293	$108	$105	$715
Series Gallery Drop 028	$209	$3,671	$162	$92	$4,134
Series Gallery Drop 029	$209	$3,671	$469	$264	$4,613
Series Gallery Drop 030	$209	$3,670	$211	$119	$4,209
Series Gallery Drop 031	$209	$3,305	$293	$136	$3,943
Series Gallery Drop 032	$209	$3,671	$32	$24	$3,936
Series Gallery Drop 033	$209	$3,304	$144	$66	$3,722
Series Gallery Drop 034	$209	$3,671	$3,565	$2,005	$9,450
Series Gallery Drop 035	$209	$3,671	$640	$360	$4,880
Series Gallery Drop 036	$209	$3,670	$424	$239	$4,542
Series Gallery Drop 037	$209	$3,597	$218	$123	$4,147
Series Gallery Drop 038	$209	$3,597	$637	$358	$4,801
Series Gallery Drop 039	$209	$3,596	$550	$309	$4,664
Series Gallery Drop 040	$209	$3,229	$222	$106	$3,766
Series Gallery Drop 041	$209	$3,597	$43	$24	$3,873
Series Gallery Drop 042	$209	$3,596	$176	$99	$4,080
Series Gallery Drop 043	$209	$3,229	$422	$200	$4,060
Series Gallery Drop 046	$209	$2,564	$338	$160	$3,271
Series Gallery Drop 047	$209	$2,588	$193	$93	$3,083
Series Gallery Drop 048	$209	$2,588	$377	$182	$3,356
Series Gallery Drop 049	$209	$2,589	$1,438	$686	$4,922
Series Gallery Drop 050	$209	$2,589	$168	$75	$3,041
Series Gallery Drop 051	$209	$2,589	$193	$92	$3,083
Series Gallery Drop 052	$209	$3,154	$60	$28	$3,451
Series Gallery Drop 053	$209	$2,588	$523	$253	$3,573
Series Gallery Drop 054	$209	$2,588	$121	$57	$2,975
Series Gallery Drop 055	$209	$2,589	$302	$144	$3,244
Series Gallery Drop 056	$209	$2,589	$135	$64	$2,997
Series Gallery Drop 057	$209	$2,589	$114	$54	$2,966
Series Gallery Drop 058	$209	$2,589	$142	$68	$3,008
Series Gallery Drop 059	$209	$2,549	$493	$235	$3,486
Series Gallery Drop 061	$209	$2,590	$146	$70	$3,015
Series Gallery Drop 062	$209	$2,590	$103	$49	$2,951
Series Gallery Drop 063	$209	$2,589	$134	$64	$2,996
Series Gallery Drop 064	$209	$2,589	$214	$103	$3,115
Series Gallery Drop 065	$209	$2,589	$135	$64	$2,997
Series Gallery Drop 066	$209	$2,589	$603	$288	$3,689
Series Gallery Drop 067	$209	$2,588	$402	$191	$3,390
Series Gallery Drop 068	$209	$2,588	$161	$77	$3,035
Series Gallery Drop 069	$209	$2,589	$235	$112	$3,145
Series Gallery Drop 070	$209	$2,550	$209	$99	$3,067
Series Gallery Drop 071	$209	$2,548	$503	$240	$3,500
Series Gallery Drop 072	$209	$2,549	$1,876	$889	$5,523
Series Gallery Drop 073	$209	$2,548	$296	$141	$3,194

Series Gallery Drop 074	$209	$2,548	$140	$67	$2,964
Series Gallery Drop 075	$209	$1,356	$371	$177	$2,113
Series Gallery Drop 076	$209	$2,549	$371	$177	$3,306
Series Gallery Drop 077	$209	$2,549	$248	$118	$3,124
Series Gallery Drop 078	$209	$2,547	$140	$67	$2,963
Series Gallery Drop 079	$209	$2,549	$135	$64	$2,957
Series Gallery Drop 080	$209	$2,548	$101	$49	$2,907
Series Gallery Drop 083	$209	$2,548	$302	$144	$3,203
Series Gallery Drop 086	$209	$2,508	$603	$285	$3,605
Series Gallery Drop 089	$209	$2,508	$161	$76	$2,954
Series Gallery Drop 091	$209	$1,355	$251	$80	$1,895
Series Gallery Drop 093	$209	$2,508	$292	$139	$3,147
Series Gallery Drop 094	$209	$2,074	$146	$69	$2,498
Series Gallery Drop 095	$209	$2,508	$303	$145	$3,165
Series Gallery Drop 096	$209	$2,508	$194	$93	$3,004
Series Gallery Drop 098	$209	$2,508	$94	$44	$2,855
Series Gallery Drop 099	$209	$2,036	$571	$416	$3,232
Series Gallery Drop 100	$209	$2,508	$123	$59	$2,899
Series Gallery Drop 101	$209	$2,035	$963	$429	$3,636
Series Gallery Drop 102	$209	$2,075	$94	$44	$2,422
Series Gallery Drop 104	$209	$2,468	$84	$40	$2,801
Series Gallery Drop 105	$209	$1,995	$414	$133	$2,751
Series Gallery Drop 107	$209	$2,469	$152	$72	$2,902
Series Gallery Drop 108	$209	$2,075	$202	$96	$2,582
Series Gallery Drop 109	$209	$2,063	$205	$65	$2,542
Series Gallery Drop 111	$209	$1,996	$128	$61	$2,394
Series Gallery Drop 112	$209	$1,995	$541	$272	$3,017
Series Gallery Drop 113	$209	$1,996	$393	$190	$2,788
Series Gallery Drop 114	$209	$1,996	$92	$44	$2,341
Series Gallery Drop 115	$209	$1,996	$112	$53	$2,370
Series Gallery Drop 116	$-	$1,614	$183	$271	$2,068
Series Gallery Drop 117	$50	$447	$151	$147	$795
Series Gallery Drop 119	$50	$1,787	$143	$278	$2,258
Series Gallery Drop 121	$50	$1,787	$185	$38	$2,060
Series Gallery Drop 122	$50	$1,787	$418	$(49)	$2,206
Series Gallery Drop 123	$50	$1,787	$76	$147	$2,060
TOTALS	$20,102	$280,355	$36,830	$19,890	$357,177

As of December 31, 2021, our company had $179,931 due to our manager for legal, accounting, storage and insurance fees associated with and incurred on behalf of the series as detailed in the table below:
Series	Legal	Accounting	Storage	Insurance	Total Due to Manager
Series #KW	$159	$1,761	$240	$568	$2,728
Series Drop 002	$159	$1,761	$213	$99	$2,232
Series Drop 003	$159	$1,760	$241	$112	$2,272
Series Drop 004	$159	$1,721	$315	$146	$2,341
Series Drop 005	$159	$1,760	$639	$297	$2,855

Series Drop 008	$159	$1,761	$249	$116	$2,285
Series Drop 009	$159	$1,761	$2,201	$1,023	$5,144
Series Drop 010	$159	$1,760	$170	$79	$2,168
Series Gallery Drop 011	$159	$1,760	$163	$76	$2,158
Series Gallery Drop 012	$159	$1,760	$994	$462	$3,375
Series Gallery Drop 013	$159	$1,393	$420	$128	$2,100
Series Gallery Drop 014	$159	$1,760	$213	$99	$2,231
Series Gallery Drop 015	$159	$1,720	$176	$82	$2,137
Series Gallery Drop 016	$158	$1,685	$133	$71	$2,047
Series Gallery Drop 017	$159	$1,685	$351	$163	$2,358
Series Gallery Drop 018	$159	$1,760	$82	$38	$2,039
Series Gallery Drop 019	$158	$1,760	$134	$62	$2,114
Series Gallery Drop 021	$159	$1,759	$189	$88	$2,195
Series Gallery Drop 022	$159	$1,760	$213	$99	$2,231
Series Gallery Drop 023	$159	$1,760	$107	$50	$2,076
Series Gallery Drop 024	$159	$1,760	$163	$76	$2,158
Series Gallery Drop 025	$-	$140	$-	$-	$140
Series Gallery Drop 026	$159	$1,760	$675	$314	$2,908
Series Gallery Drop 028	$159	$1,760	$131	$61	$2,111
Series Gallery Drop 029	$159	$1,760	$378	$176	$2,473
Series Gallery Drop 030	$159	$1,760	$170	$79	$2,168
Series Gallery Drop 031	$159	$1,393	$219	$64	$1,835
Series Gallery Drop 032	$159	$1,760	$24	$16	$1,959
Series Gallery Drop 033	$158	$1,393	$107	$31	$1,689
Series Gallery Drop 034	$159	$1,760	$2,876	$1,337	$6,132
Series Gallery Drop 035	$159	$1,760	$516	$240	$2,675
Series Gallery Drop 036	$159	$1,760	$342	$159	$2,420
Series Gallery Drop 037	$159	$1,686	$176	$82	$2,103
Series Gallery Drop 038	$159	$1,685	$514	$239	$2,597
Series Gallery Drop 039	$159	$1,685	$444	$206	$2,494
Series Gallery Drop 040	$159	$1,318	$166	$51	$1,694
Series Gallery Drop 041	$159	$1,685	$35	$16	$1,895
Series Gallery Drop 042	$159	$1,685	$142	$66	$2,052
Series Gallery Drop 043	$159	$1,318	$315	$96	$1,888
Series Gallery Drop 046	$159	$753	$252	$77	$1,241
Series Gallery Drop 047	$159	$753	$144	$45	$1,101
Series Gallery Drop 048	$159	$753	$281	$89	$1,282
Series Gallery Drop 049	$159	$753	$1,073	$332	$2,317
Series Gallery Drop 050	$159	$753	$125	$34	$1,071
Series Gallery Drop 051	$159	$753	$144	$44	$1,100
Series Gallery Drop 052	$159	$1,318	$45	$13	$1,535
Series Gallery Drop 053	$159	$753	$390	$124	$1,426
Series Gallery Drop 054	$159	$753	$90	$27	$1,029
Series Gallery Drop 055	$159	$753	$225	$70	$1,207
Series Gallery Drop 056	$159	$753	$101	$31	$1,044
Series Gallery Drop 057	$159	$753	$85	$26	$1,023
Series Gallery Drop 058	$159	$753	$106	$33	$1,051
Series Gallery Drop 059	$159	$713	$368	$113	$1,353

Series Gallery Drop 060	$159	$753	$242	$75	$1,229
Series Gallery Drop 061	$159	$753	$109	$34	$1,055
Series Gallery Drop 062	$159	$753	$77	$24	$1,013
Series Gallery Drop 063	$159	$753	$100	$31	$1,043
Series Gallery Drop 064	$159	$753	$160	$50	$1,122
Series Gallery Drop 065	$159	$753	$101	$31	$1,044
Series Gallery Drop 066	$159	$753	$450	$139	$1,501
Series Gallery Drop 067	$159	$753	$300	$92	$1,304
Series Gallery Drop 068	$159	$753	$120	$37	$1,069
Series Gallery Drop 069	$159	$753	$175	$54	$1,141
Series Gallery Drop 070	$159	$713	$156	$48	$1,076
Series Gallery Drop 071	$159	$713	$375	$116	$1,363
Series Gallery Drop 072	$159	$713	$1,400	$427	$2,699
Series Gallery Drop 073	$159	$713	$221	$68	$1,161
Series Gallery Drop 074	$159	$713	$104	$32	$1,008
Series Gallery Drop 075	$159	$-	$277	$86	$522
Series Gallery Drop 076	$159	$713	$277	$86	$1,235
Series Gallery Drop 077	$159	$713	$185	$57	$1,114
Series Gallery Drop 078	$159	$713	$104	$32	$1,008
Series Gallery Drop 079	$159	$713	$101	$31	$1,004
Series Gallery Drop 080	$159	$713	$75	$24	$971
Series Gallery Drop 082	$159	$713	$400	$123	$1,395
Series Gallery Drop 083	$159	$713	$225	$70	$1,167
Series Gallery Drop 086	$159	$673	$450	$139	$1,421
Series Gallery Drop 089	$159	$673	$120	$37	$989
Series Gallery Drop 091	$159	$-	$187	$58	$404
Series Gallery Drop 093	$159	$673	$218	$67	$1,117
Series Gallery Drop 094	$159	$240	$109	$33	$541
Series Gallery Drop 095	$159	$673	$226	$70	$1,128
Series Gallery Drop 096	$159	$673	$145	$45	$1,022
Series Gallery Drop 098	$159	$673	$70	$21	$923
Series Gallery Drop 099	$159	$200	$350	$201	$910
Series Gallery Drop 100	$159	$673	$92	$28	$952
Series Gallery Drop 101	$159	$200	$622	$309	$1,290
Series Gallery Drop 102	$159	$240	$70	$21	$490
Series Gallery Drop 103	$159	$200	$87	$27	$473
Series Gallery Drop 104	$159	$633	$63	$19	$874
Series Gallery Drop 105	$159	$160	$309	$95	$723
Series Gallery Drop 107	$159	$633	$114	$35	$941
Series Gallery Drop 108	$159	$240	$151	$46	$596
Series Gallery Drop 109	$159	$228	$153	$47	$587
Series Gallery Drop 110	$159	$200	$54	$17	$430
Series Gallery Drop 111	$159	$160	$96	$30	$445
Series Gallery Drop 112	$159	$160	$413	$148	$880
Series Gallery Drop 113	$159	$160	$295	$94	$708
Series Gallery Drop 114	$159	$160	$69	$22	$410
Series Gallery Drop 115	$159	$160	$84	$26	$429
Unallocated	$-	$21,660	$1,001	$1,086	$23,747

TOTALS	$15,738	$121,933	$29,547	$12,713	$179,931

Off-Balance Sheet Arrangements
We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.
Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our manager to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.
Revenue Recognition
Our company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments, effective January 1, 2019.
We determine revenue recognition through the following steps:
  identification of a contract with a customer;
  identification of the performance obligations in the contract;

  determination of the transaction price;

  allocation of the transaction price to the performance obligations in the contract; and

  recognition of revenue when or as the performance obligations are satisfied.
No revenue models have been developed at the company or series level, and we do not expect our company or any series to generate revenue under current operating plans. Gains from sales of underlying assets will be presented as other income in the statements of operations as they do not qualify as operating revenues. As of June 30, 2022 and 2021, neither our company nor any series had recognized any revenue.
Operating Expenses
After the closing of an offering of interests, each series is responsible for its own operating expenses, including any and all fees, costs and expenses incurred in connection with the management of the underlying assets. Prior to the closing, operating expenses are borne by our manager and not reimbursed by the series. Our manager will bear its own expenses of an ordinary nature. If the operating expenses exceed the amount of revenues generated from an underlying asset and cannot be covered by any operating expense reserves on the balance sheet of such series, our manager may pay such expenses and not seek reimbursement, loan the amount of the operating expenses to the applicable series or cause additional interests in such series to be issued.

Sourcing Fee: Our asset manager will be paid a fee as compensation for sourcing each underlying asset in an amount equal to up to 10% of the gross offering proceeds of each offering; provided that such sourcing fee may be waived by our asset manager.
Brokerage Fee: The broker of record for each offering is expected to receive a brokerage fee equal to 1% of the amount raised from investors through each offering. We comply with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed.
Organizational Costs: In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees and costs of incorporation, are expensed as incurred.
See the annual report filed with the Commission on Form 1-K under the Securities Act for additional information.
Fair Value of Financial Instruments
FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:
Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).
Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.
The carrying amounts reported in the balance sheets approximate their fair value.
Members’ Equity
Members’ equity for our company and any series consists of capital contributions, equity to artists or third parties, membership contributions and accumulated deficit.
Capital contributions are made by our manager to cover operating expenses for which our manager has elected not to be reimbursed.
With respect to equity issued to artists or third parties, in certain instances, interests in a particular series are issued as part of the total purchase consideration for and/or in connection with the acquisition of the underlying asset of such series (for example, interests issued to an asset seller or consignor as partial consideration for an underlying asset), in each case as described in the Offering Statement.
Membership contributions are made to a series from a successful closing of the offering of such series’ interests and are calculated as the value of interests sold in such offering net of brokerage fee (paid from the proceeds of the successfully such offering). Membership contributions may be made by both third parties and our manager.
Earnings (Loss) / Income per Membership Interest

Upon completion of an offering, each series intends to comply with accounting and disclosure requirement of ASC Topic 260, Earnings per Share. For each series, earnings (loss) / income per interest will be computed by dividing net (loss) / income for a particular series by the weighted average number of outstanding interests in that particular series during the year.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. Our company is continuing to evaluate the impact of this new standard on our financial reporting and disclosures.
We do not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

ITEM 2.  OTHER INFORMATION
We have no information to disclose that was required to be in a report on Form 1-U during the six-month period ended June 30, 2022, but was not reported.

ITEM 3.  FINANCIAL STATEMENTS

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series #KW	Series Drop 002	Series Drop 003	Series Drop 004
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$125	$774	$61	$710
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	125	774	61	710

OTHER ASSETS
Art and Other Collectible Assets	237,500	30,000	34,000	44,341
TOTAL OTHER ASSETS	237,500	30,000	34,000	44,341

TOTAL ASSETS	$237,625	$30,774	$34,061	$45,051

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	5,485	4,294	4,347	4,451
TOTAL CURRENT LIABILITIES	5,485	4,294	4,347	4,451

MEMBERS’ EQUITY
Capital Contributions	418	317	319	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	225,000	32,340	34,300	46,060
Membership Contributions, Manager	25,000	660	700	940
Less: Brokerage Fees	-	(323)	(343)	(461)
Total Membership Contributions	250,000	32,677	34,657	46,539
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(18,278)	(6,514)	(5,262)	(6,257)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(18,278)	(6,514)	(5,262)	(6,257)
TOTAL MEMBERS’ EQUITY	232,140	26,480	29,714	40,600

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$237,625	$30,774	$34,061	$45,051

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Drop 005	Series Drop 008	Series Drop 009	Series Drop 010
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$445	$818	$2,587	$11
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	445	818	2,587	11

OTHER ASSETS
Art and Other Collectible Assets	90,000	35,000	310,000	24,000
TOTAL OTHER ASSETS	90,000	35,000	310,000	24,000

TOTAL ASSETS	$90,445	$35,818	$312,587	$24,011

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	5,118	4,363	8,144	4,209
TOTAL CURRENT LIABILITIES	5,118	4,363	8,144	4,209

MEMBERS’ EQUITY
Capital Contributions	319	318	318	319
Equity Interest to Artist / Third party	-	8,000	-	-
Membership Contributions, net
Membership Contributions, Third party	83,600	24,200	227,100	24,500
Membership Contributions, Manager	11,400	7,800	97,900	500
Less: Brokerage Fees	(836)	(242)	(2,271)	(245)
Total Membership Contributions	94,164	31,758	322,729	24,755
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(9,156)	(8,621)	(18,604)	(5,272)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(9,156)	(8,621)	(18,604)	(5,272)
TOTAL MEMBERS’ EQUITY	85,327	31,455	304,443	19,802

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$90,445	$35,818	$312,587	$24,011

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 011	Series Gallery Drop 012	Series Gallery Drop 013	Series Gallery Drop 014
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$97	$2,493	$388	$154
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	97	2,493	388	154

OTHER ASSETS
Art and Other Collectible Assets	23,000	140,000	84,150	30,000
TOTAL OTHER ASSETS	23,000	140,000	84,150	30,000

TOTAL ASSETS	$23,097	$142,493	$84,538	$30,154

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	4,196	5,804	4,343	4,293
TOTAL CURRENT LIABILITIES	4,196	5,804	4,343	4,293

MEMBERS’ EQUITY
Capital Contributions	419	420	179	419
Equity Interest to Artist / Third party	5,000	-	-	-
Membership Contributions, net
Membership Contributions, Third party	19,500	38,625	81,300	32,340
Membership Contributions, Manager	500	111,375	8,700	660
Less: Brokerage Fees	(195)	(386)	(882)	(323)
Total Membership Contributions	19,805	149,614	89,118	32,677
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(6,323)	(13,345)	(9,102)	(7,235)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(6,323)	(13,345)	(9,102)	(7,235)
TOTAL MEMBERS’ EQUITY	18,901	136,689	80,195	25,861

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$23,097	$142,493	$84,538	$30,154

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 015	Series Gallery Drop 016	Series Gallery Drop 017	Series Gallery Drop 018
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$5	$127	$259	$65
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	5	127	259	65

OTHER ASSETS
Art and Other Collectible Assets	24,750	19,539	49,500	11,600
TOTAL OTHER ASSETS	24,750	19,539	49,500	11,600

TOTAL ASSETS	$24,755	$19,666	$49,759	$11,665

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	4,181	4,073	4,485	4,039
TOTAL CURRENT LIABILITIES	4,181	4,073	4,485	4,039

MEMBERS’ EQUITY
Capital Contributions	419	319	319	319
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	26,460	20,580	52,920	11,751
Membership Contributions, Manager	540	420	1,080	250
Less: Brokerage Fees	(265)	(206)	(529)	(118)
Total Membership Contributions	26,735	20,794	53,471	11,883
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(6,580)	(5,520)	(8,516)	(4,576)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(6,580)	(5,520)	(8,516)	(4,576)
TOTAL MEMBERS’ EQUITY	20,574	15,593	45,274	7,626

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$24,755	$19,666	$49,759	$11,665

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 019	Series Gallery Drop 020	Series Gallery Drop 021	Series Gallery Drop 022
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$7	$-	$180	$866
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	7	-	180	866

OTHER ASSETS
Art and Other Collectible Assets	18,900	-	26,560	29,948
TOTAL OTHER ASSETS	18,900	-	26,560	29,948

TOTAL ASSETS	$18,907	$-	$26,740	$30,814

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	4,138	-	4,246	4,292
TOTAL CURRENT LIABILITIES	4,138	-	4,246	4,292

MEMBERS’ EQUITY
Capital Contributions	321	2,363	320	319
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	22,050	136,500	26,950	31,360
Membership Contributions, Manager	450	-	550	640
Less: Brokerage Fees	(221)	(1,337)	(270)	(314)
Total Membership Contributions	22,279	135,163	27,230	31,686
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(7,831)	87,954	(5,056)	(5,483)
Distributions	-	(225,480)	-	-
Total Retained Earnings/(Accumulated Deficit)	(7,831)	(137,526)	(5,056)	(5,483)
TOTAL MEMBERS’ EQUITY	14,769	-	22,494	26,522

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$18,907	$-	$26,740	$30,814

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 023	Series Gallery Drop 024	Series Gallery Drop 025	Series Gallery Drop 026
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$103	$153	$-	$715
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	103	153	-	715

OTHER ASSETS
Art and Other Collectible Assets	15,000	23,000	-	-
TOTAL OTHER ASSETS	15,000	23,000	-	-

TOTAL ASSETS	$15,103	$23,153	$-	$715

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	4,087	4,196	-	715
TOTAL CURRENT LIABILITIES	4,087	4,196	-	715

MEMBERS’ EQUITY
Capital Contributions	319	319	2,175	4,396
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	18,620	23,520	70,000	98,000
Membership Contributions, Manager	380	480	-	2,000
Less: Brokerage Fees	(186)	(235)	(686)	(980)
Total Membership Contributions	18,814	23,765	69,314	99,020
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(8,117)	(5,127)	421	96,584
Distributions	-	-	(71,910)	(200,000)
Total Retained Earnings/(Accumulated Deficit)	(8,117)	(5,127)	(71,489)	(103,416)
TOTAL MEMBERS’ EQUITY	11,016	18,957	-	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$15,103	$23,153	$-	$715

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 027	Series Gallery Drop 028	Series Gallery Drop 029	Series Gallery Drop 030
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$119	$383	$169
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	119	383	169

OTHER ASSETS
Art and Other Collectible Assets	-	18,500	53,309	24,000
TOTAL OTHER ASSETS	-	18,500	53,309	24,000

TOTAL ASSETS	$-	$18,619	$53,692	$24,169

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	-	4,134	4,613	4,209
TOTAL CURRENT LIABILITIES	-	4,134	4,613	4,209

MEMBERS’ EQUITY
Capital Contributions	2,269	318	318	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	62,501	19,600	53,900	27,440
Membership Contributions, Manager	-	400	1,100	560
Less: Brokerage Fees	(613)	(196)	(539)	(274)
Total Membership Contributions	61,888	19,804	54,461	27,726
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	116,283	(5,637)	(5,700)	(8,084)
Distributions	(180,440)	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(64,157)	(5,637)	(5,700)	(8,084)
TOTAL MEMBERS’ EQUITY	-	14,485	49,079	19,960

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$-	$18,619	$53,692	$24,169

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 031	Series Gallery Drop 032	Series Gallery Drop 033	Series Gallery Drop 034
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$294	$12	$120	$2,940
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	294	12	120	2,940

OTHER ASSETS
Art and Other Collectible Assets	43,750	4,844	21,475	415,000
TOTAL OTHER ASSETS	43,750	4,844	21,475	415,000

TOTAL ASSETS	$44,044	$4,856	$21,595	$417,940

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	3,943	3,936	3,722	9,450
TOTAL CURRENT LIABILITIES	3,943	3,936	3,722	9,450

MEMBERS’ EQUITY
Capital Contributions	79	318	79	318
Equity Interest to Artist / Third party	-	-	-	10,000
Membership Contributions, net
Membership Contributions, Third party	47,040	4,798	23,520	406,500
Membership Contributions, Manager	960	202	480	8,500
Less: Brokerage Fees	(470)	(49)	(235)	(4,190)
Total Membership Contributions	47,530	4,951	23,765	410,810
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(7,508)	(4,349)	(5,971)	(12,638)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(7,508)	(4,349)	(5,971)	(12,638)
TOTAL MEMBERS’ EQUITY	40,101	920	17,873	408,490

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$44,044	$4,856	$21,595	$417,940

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 035	Series Gallery Drop 036	Series Gallery Drop 037	Series Gallery Drop 038
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$506	$322	$143	$35
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	506	322	143	35

OTHER ASSETS
Art and Other Collectible Assets	42,400	48,202	24,758	72,405
TOTAL OTHER ASSETS	42,400	48,202	24,758	72,405

TOTAL ASSETS	$42,906	$48,524	$24,901	$72,440

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	4,880	4,542	4,147	4,801
TOTAL CURRENT LIABILITIES	4,880	4,542	4,147	4,801

MEMBERS’ EQUITY
Capital Contributions	318	318	319	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	55,320	49,980	25,970	72,030
Membership Contributions, Manager	19,680	1,020	530	1,470
Less: Brokerage Fees	(735)	(500)	(260)	(735)
Total Membership Contributions	74,265	50,500	26,240	72,765
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(36,557)	(6,836)	(5,805)	(5,444)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(36,557)	(6,836)	(5,805)	(5,444)
TOTAL MEMBERS’ EQUITY	38,026	43,982	20,754	67,639

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$42,906	$48,524	$24,901	$72,440

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 039	Series Gallery Drop 040	Series Gallery Drop 041	Series Gallery Drop 042
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$62	$43	$49	$71
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	62	43	49	71

OTHER ASSETS
Art and Other Collectible Assets	62,500	33,211	4,969	20,000
TOTAL OTHER ASSETS	62,500	33,211	4,969	20,000

TOTAL ASSETS	$62,562	$33,254	$5,018	$20,071

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	4,664	3,766	3,873	4,080
TOTAL CURRENT LIABILITIES	4,664	3,766	3,873	4,080

MEMBERS’ EQUITY
Capital Contributions	318	79	318	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	67,490	29,570	5,499	20,990
Membership Contributions, Manager	10	5,930	1	10
Less: Brokerage Fees	(700)	(355)	(55)	(210)
Total Membership Contributions	66,800	35,145	5,445	20,790
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(9,220)	(5,736)	(4,618)	(5,117)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(9,220)	(5,736)	(4,618)	(5,117)
TOTAL MEMBERS’ EQUITY	57,898	29,488	1,145	15,991

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$62,562	$33,254	$5,018	$20,071

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 043	Series Gallery Drop 044	Series Gallery Drop 045	Series Gallery Drop 046
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$-	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	21,628	-	-
TOTAL CURRENT ASSETS	50	21,678	-	50

OTHER ASSETS
Art and Other Collectible Assets	33,500	650,000	-	50,855
TOTAL OTHER ASSETS	33,500	650,000	-	50,855

TOTAL ASSETS	$33,550	$671,678	$-	$50,905

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	4,060	-	-	3,271
TOTAL CURRENT LIABILITIES	4,060	-	-	3,271

MEMBERS’ EQUITY
Capital Contributions	79	79	2,117	79
Equity Interest to Artist / Third party	-	182,500	-	-
Membership Contributions, net
Membership Contributions, Third party	48,420	511,920	230,000	51,930
Membership Contributions, Manager	18,580	5,580	-	1,070
Less: Brokerage Fees	(670)	(4,667)	(2,300)	(530)
Total Membership Contributions	66,330	512,833	227,700	52,470
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(36,919)	(23,734)	455,233	(4,915)
Distributions	-	-	(685,050)	-
Total Retained Earnings/(Accumulated Deficit)	(36,919)	(23,734)	(229,817)	(4,915)
TOTAL MEMBERS’ EQUITY	29,490	671,678	-	47,634

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$33,550	$671,678	$-	$50,905

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 047	Series Gallery Drop 048	Series Gallery Drop 049	Series Gallery Drop 050
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	29,216	56,947	214,876	27,549
TOTAL OTHER ASSETS	29,216	56,947	214,876	27,549

TOTAL ASSETS	$29,266	$56,997	$214,926	$27,599

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	3,083	3,356	4,922	3,041
TOTAL CURRENT LIABILITIES	3,083	3,356	4,922	3,041

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	29,390	57,140	220,490	28,900
Membership Contributions, Manager	610	860	4,510	600
Less: Brokerage Fees	(300)	(580)	(2,250)	(295)
Total Membership Contributions	29,700	57,420	222,750	29,205
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(3,596)	(3,858)	(12,825)	(4,726)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(3,596)	(3,858)	(12,825)	(4,726)
TOTAL MEMBERS’ EQUITY	26,183	53,641	210,004	24,558

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$29,266	$56,997	$214,926	$27,599

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 051	Series Gallery Drop 052	Series Gallery Drop 053	Series Gallery Drop 054
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	29,101	9,000	42,154	18,053
TOTAL OTHER ASSETS	29,101	9,000	42,154	18,053

TOTAL ASSETS	$29,151	$9,050	$42,204	$18,103

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	3,083	3,451	3,573	2,975
TOTAL CURRENT LIABILITIES	3,083	3,451	3,573	2,975

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	30,370	9,990	77,930	18,630
Membership Contributions, Manager	630	10	1,570	370
Less: Brokerage Fees	(310)	(100)	(795)	(190)
Total Membership Contributions	30,690	9,900	78,705	18,810
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(4,701)	(4,380)	(40,153)	(3,761)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(4,701)	(4,380)	(40,153)	(3,761)
TOTAL MEMBERS’ EQUITY	26,068	5,599	38,631	15,128

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$29,151	$9,050	$42,204	$18,103

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 055	Series Gallery Drop 056	Series Gallery Drop 057	Series Gallery Drop 058
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	45,179	20,135	8,730	12,047
TOTAL OTHER ASSETS	45,179	20,135	8,730	12,047

TOTAL ASSETS	$45,229	$20,185	$8,780	$12,097

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	3,244	2,997	2,966	3,008
TOTAL CURRENT LIABILITIES	3,244	2,997	2,966	3,008

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	47,490	21,190	17,990	22,390
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(475)	(212)	(180)	(224)
Total Membership Contributions	47,025	20,988	17,820	22,176
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(5,119)	(3,879)	(12,085)	(13,166)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(5,119)	(3,879)	(12,085)	(13,166)
TOTAL MEMBERS’ EQUITY	41,985	17,188	5,814	9,089

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$45,229	$20,185	$8,780	$12,097

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 059	Series Gallery Drop 060	Series Gallery Drop 061	Series Gallery Drop 062
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	-	50	50

OTHER ASSETS
Art and Other Collectible Assets	73,964	-	22,028	15,427
TOTAL OTHER ASSETS	73,964	-	22,028	15,427

TOTAL ASSETS	$74,014	$-	$22,078	$15,477

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	3,486	-	3,015	2,951
TOTAL CURRENT LIABILITIES	3,486	-	3,015	2,951

MEMBERS’ EQUITY
Capital Contributions	79	3,014	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	76,820	51,090	23,090	16,190
Membership Contributions, Manager	780	10	10	10
Less: Brokerage Fees	(776)	(511)	(231)	(162)
Total Membership Contributions	76,824	50,589	22,869	16,038
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(6,375)	86,447	(3,885)	(3,591)
Distributions	-	(140,050)	-	-
Total Retained Earnings/(Accumulated Deficit)	(6,375)	(53,603)	(3,885)	(3,591)
TOTAL MEMBERS’ EQUITY	70,528	-	19,063	12,526

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$74,014	$-	$22,078	$15,477

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 063	Series Gallery Drop 064	Series Gallery Drop 065	Series Gallery Drop 066
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	20,035	32,056	25,135	60,158
TOTAL OTHER ASSETS	20,035	32,056	25,135	60,158

TOTAL ASSETS	$20,085	$32,106	$25,185	$60,208

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,996	3,115	2,997	3,689
TOTAL CURRENT LIABILITIES	2,996	3,115	2,997	3,689

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	-	-	5,020	-
Membership Contributions, net
Membership Contributions, Third party	21,090	33,690	21,090	94,690
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(211)	(337)	(211)	(947)
Total Membership Contributions	20,889	33,363	20,889	93,753
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(3,879)	(4,451)	(3,800)	(37,313)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(3,879)	(4,451)	(3,800)	(37,313)
TOTAL MEMBERS’ EQUITY	17,089	28,991	22,188	56,519

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$20,085	$32,106	$25,185	$60,208

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 067	Series Gallery Drop 068	Series Gallery Drop 069	Series Gallery Drop 070
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	60,106	22,242	27,790	28,855
TOTAL OTHER ASSETS	60,106	22,242	27,790	28,855

TOTAL ASSETS	$60,156	$22,292	$27,840	$28,905

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	3,390	3,035	3,145	3,067
TOTAL CURRENT LIABILITIES	3,390	3,035	3,145	3,067

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	63,190	25,290	36,990	32,790
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(632)	(253)	(370)	(328)
Total Membership Contributions	62,568	25,047	36,630	32,472
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(5,881)	(5,869)	(12,014)	(6,713)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(5,881)	(5,869)	(12,014)	(6,713)
TOTAL MEMBERS’ EQUITY	56,766	19,257	24,695	25,838

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$60,156	$22,292	$27,840	$28,905

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 071	Series Gallery Drop 072	Series Gallery Drop 073	Series Gallery Drop 074
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	100,132	257,797	28,058	15,147
TOTAL OTHER ASSETS	100,132	257,797	28,058	15,147

TOTAL ASSETS	$100,182	$257,847	$28,108	$15,197

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	3,500	5,523	3,194	2,964
TOTAL CURRENT LIABILITIES	3,500	5,523	3,194	2,964

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	25,000	52,500	-	-
Membership Contributions, net
Membership Contributions, Third party	78,890	297,490	46,590	21,990
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(789)	(2,975)	(466)	(220)
Total Membership Contributions	78,111	294,525	46,134	21,780
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(6,508)	(94,780)	(21,299)	(9,626)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(6,508)	(94,780)	(21,299)	(9,626)
TOTAL MEMBERS’ EQUITY	96,682	252,324	24,914	12,233

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$100,182	$257,847	$28,108	$15,197

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 075	Series Gallery Drop 076	Series Gallery Drop 077	Series Gallery Drop 078
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	55,447	9,447	19,265	20,947
TOTAL OTHER ASSETS	55,447	9,447	19,265	20,947

TOTAL ASSETS	$55,497	$9,497	$19,315	$20,997

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,113	3,306	3,124	2,963
TOTAL CURRENT LIABILITIES	2,113	3,306	3,124	2,963

MEMBERS’ EQUITY
Capital Contributions	-	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	54,520	57,684	38,790	21,990
Membership Contributions, Manager	3,780	616	10	10
Less: Brokerage Fees	(583)	(583)	(388)	(220)
Total Membership Contributions	57,717	57,717	38,412	21,780
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(4,333)	(51,605)	(22,300)	(3,825)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(4,333)	(51,605)	(22,300)	(3,825)
TOTAL MEMBERS’ EQUITY	53,384	6,191	16,191	18,034

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$55,497	$9,497	$19,315	$20,997

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 079	Series Gallery Drop 080	Series Gallery Drop 082	Series Gallery Drop 083
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$-	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	-	50

OTHER ASSETS
Art and Other Collectible Assets	20,133	15,026	-	23,779
TOTAL OTHER ASSETS	20,133	15,026	-	23,779

TOTAL ASSETS	$20,183	$15,076	$-	$23,829

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,957	2,907	-	3,203
TOTAL CURRENT LIABILITIES	2,957	2,907	-	3,203

MEMBERS’ EQUITY
Capital Contributions	79	79	2,781	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	21,190	15,790	84,190	47,390
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(212)	(158)	(842)	(474)
Total Membership Contributions	20,988	15,642	83,358	46,926
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(3,841)	(3,552)	18,861	(26,379)
Distributions	-	-	(105,000)	-
Total Retained Earnings/(Accumulated Deficit)	(3,841)	(3,552)	(86,139)	(26,379)
TOTAL MEMBERS’ EQUITY	17,226	12,169	-	20,626

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$20,183	$15,076	$-	$23,829

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 086	Series Gallery Drop 089	Series Gallery Drop 091	Series Gallery Drop 093
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	342,458	4,846	18,039	30,147
TOTAL OTHER ASSETS	342,458	4,846	18,039	30,147

TOTAL ASSETS	$342,508	$4,896	$18,089	$30,197

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	3,605	2,954	1,895	3,148
TOTAL CURRENT LIABILITIES	3,605	2,954	1,895	3,148

MEMBERS’ EQUITY
Capital Contributions	79	79	-	79
Equity Interest to Artist / Third party	270,000	-	-	-
Membership Contributions, net
Membership Contributions, Third party	94,690	25,190	39,390	45,790
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(947)	(252)	(394)	(458)
Total Membership Contributions	93,753	24,948	39,006	45,342
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(24,929)	(23,085)	(22,812)	(18,372)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(24,929)	(23,085)	(22,812)	(18,372)
TOTAL MEMBERS’ EQUITY	338,903	1,942	16,194	27,049

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$342,508	$4,896	$18,089	$30,197

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 094	Series Gallery Drop 095	Series Gallery Drop 096	Series Gallery Drop 097
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$-
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	-

OTHER ASSETS
Art and Other Collectible Assets	21,669	34,779	12,432	-
TOTAL OTHER ASSETS	21,669	34,779	12,432	-

TOTAL ASSETS	$21,719	$34,829	$12,482	$-

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,498	3,165	3,004	-
TOTAL CURRENT LIABILITIES	2,498	3,165	3,004	-

MEMBERS’ EQUITY
Capital Contributions	-	79	79	569
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	22,790	47,590	30,490	31,600
Membership Contributions, Manager	10	10	10	-
Less: Brokerage Fees	(228)	(476)	(305)	(316)
Total Membership Contributions	22,572	47,124	30,195	31,284
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(3,351)	(15,539)	(20,796)	269,197
Distributions	-	-	-	(301,050)
Total Retained Earnings/(Accumulated Deficit)	(3,351)	(15,539)	(20,796)	(31,853)
TOTAL MEMBERS’ EQUITY	19,221	31,664	9,478	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$21,719	$34,829	$12,482	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 098	Series Gallery Drop 099	Series Gallery Drop 100	Series Gallery Drop 101
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	14,025	130,228	11,753	180,003
TOTAL OTHER ASSETS	14,025	130,228	11,753	180,003

TOTAL ASSETS	$14,075	$130,278	$11,803	$180,053

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,855	3,232	2,899	3,636
TOTAL CURRENT LIABILITIES	2,855	3,232	2,899	3,636

MEMBERS’ EQUITY
Capital Contributions	79	-	79	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	14,690	136,790	19,490	211,290
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(147)	(1,368)	(195)	(2,113)
Total Membership Contributions	14,553	135,432	19,305	209,187
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(3,412)	(8,386)	(10,480)	(32,770)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(3,412)	(8,386)	(10,480)	(32,770)
TOTAL MEMBERS’ EQUITY	11,220	127,046	8,904	176,417

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$14,075	$130,278	$11,803	$180,053

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 102	Series Gallery Drop 103	Series Gallery Drop 104	Series Gallery Drop 105
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	-	50	50

OTHER ASSETS
Art and Other Collectible Assets	8,985	-	12,511	34,989
TOTAL OTHER ASSETS	8,985	-	12,511	34,989

TOTAL ASSETS	$9,035	$-	$12,561	$35,039

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,422	-	2,801	2,751
TOTAL CURRENT LIABILITIES	2,422	-	2,801	2,751

MEMBERS’ EQUITY
Capital Contributions	-	2,841	79	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	14,790	18,390	13,090	64,990
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(148)	(184)	(131)	(650)
Total Membership Contributions	14,652	18,216	12,969	64,350
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(8,039)	13,993	(3,288)	(32,062)
Distributions	-	(35,050)	-	-
Total Retained Earnings/(Accumulated Deficit)	(8,039)	(21,057)	(3,288)	(32,062)
TOTAL MEMBERS’ EQUITY	6,613	-	9,760	32,288

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$9,035	$-	$12,561	$35,039

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 107	Series Gallery Drop 108	Series Gallery Drop 109	Series Gallery Drop 110
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$-
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	-

OTHER ASSETS
Art and Other Collectible Assets	22,646	30,171	22,300	-
TOTAL OTHER ASSETS	22,646	30,171	22,300	-

TOTAL ASSETS	$22,696	$30,221	$22,350	$-

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,902	2,582	2,542	-
TOTAL CURRENT LIABILITIES	2,902	2,582	2,542	-

MEMBERS’ EQUITY
Capital Contributions	79	-	-	2,006
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	23,790	31,690	32,390	10,590
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(238)	(317)	(324)	(106)
Total Membership Contributions	23,562	31,383	32,076	10,494
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(3,847)	(3,744)	(12,268)	3,784
Distributions	-	-	-	(16,284)
Total Retained Earnings/(Accumulated Deficit)	(3,847)	(3,744)	(12,268)	(12,500)
TOTAL MEMBERS’ EQUITY	19,794	27,639	19,808	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$22,696	$30,221	$22,350	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 111	Series Gallery Drop 112	Series Gallery Drop 113	Series Gallery Drop 114
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	18,032	72,100	55,097	12,830
TOTAL OTHER ASSETS	18,032	72,100	55,097	12,830

TOTAL ASSETS	$18,082	$72,150	$55,147	$12,880

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,394	3,017	2,788	2,341
TOTAL CURRENT LIABILITIES	2,394	3,017	2,788	2,341

MEMBERS’ EQUITY
Capital Contributions	-	-	-	-
Equity Interest to Artist / Third party	-	15,000	-	-
Membership Contributions, net
Membership Contributions, Third party	18,890	59,990	57,890	12,490
Membership Contributions, Manager	10	10	10	1,010
Less: Brokerage Fees	(189)	(600)	(579)	(135)
Total Membership Contributions	18,711	59,400	57,321	13,365
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(3,023)	(5,267)	(4,962)	(2,826)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(3,023)	(5,267)	(4,962)	(2,826)
TOTAL MEMBERS’ EQUITY	15,688	69,133	52,359	10,539

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$18,082	$72,150	$55,147	$12,880

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 115	Series Gallery Drop 116	Series Gallery Drop 117	Series Gallery Drop 118
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$-
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	-

OTHER ASSETS
Art and Other Collectible Assets	9,628	225,395	60,849	-
TOTAL OTHER ASSETS	9,628	225,395	60,849	-

TOTAL ASSETS	$9,678	$225,445	$60,899	$-

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,370	2,068	795	-
TOTAL CURRENT LIABILITIES	2,370	2,068	795	-

MEMBERS’ EQUITY
Capital Contributions	-	-	-	47
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	16,490	213,689	78,760	-
Membership Contributions, Manager	10	23,111	14,940	-
Less: Brokerage Fees	(165)	(2,368)	(937)	-
Total Membership Contributions	16,335	234,432	92,763	-
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(9,027)	(11,055)	(32,659)	(47)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(9,027)	(11,055)	(32,659)	(47)
TOTAL MEMBERS’ EQUITY	7,308	223,377	60,104	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$9,678	$225,445	$60,899	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 119	Series Gallery Drop 120	Series Gallery Drop 121	Series Gallery Drop 122
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	-	50	50

OTHER ASSETS
Art and Other Collectible Assets	84,140	-	31,252	110,184
TOTAL OTHER ASSETS	84,140	-	31,252	110,184

TOTAL ASSETS	$84,190	$-	$31,302	$110,234

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,258	-	2,060	2,206
TOTAL CURRENT LIABILITIES	2,258	-	2,060	2,206

MEMBERS’ EQUITY
Capital Contributions	-	69	-	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	69,479	-	32,599	115,798
Membership Contributions, Manager	18,921	-	201	2
Less: Brokerage Fees	(884)	-	(328)	(1,158)
Total Membership Contributions	87,516	-	32,472	114,642
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(5,584)	(69)	(3,230)	(6,614)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(5,584)	(69)	(3,230)	(6,614)
TOTAL MEMBERS’ EQUITY	81,932	-	29,242	108,028

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$84,190	$-	$31,302	$110,234

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 123	Unallocated	Total Consolidated
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$19,661
Subscription Receivable	-	-	-
Prepayments to Manager	-	-	21,628
TOTAL CURRENT ASSETS	50	-	41,289

OTHER ASSETS
Art and Other Collectible Assets	44,518	-	6,046,433
TOTAL OTHER ASSETS	44,518	-	6,046,433

TOTAL ASSETS	$44,568	$-	$6,087,722

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-
Due to Manager	2,060		357,177
TOTAL CURRENT LIABILITIES	2,060	-	357,177

MEMBERS’ EQUITY
Capital Contributions	-	31,028	70,341
Equity Interest to Artist / Third party	-	-	573,020
Membership Contributions, net
Membership Contributions, Third party	46,689	-	6,738,682
Membership Contributions, Manager	111	-	412,120
Less: Brokerage Fees	(468)	-	(66,035)
Total Membership Contributions	46,332	-	7,084,767
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(3,824)	(31,028)	(37,269)
Distributions	-	-	(1,960,314)
Total Retained Earnings/(Accumulated Deficit)	(3,824)	(31,028)	(1,997,583)
TOTAL MEMBERS’ EQUITY	42,508	-	5,730,545

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$44,568	$-	$6,087,722

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series #KW	Series Drop 002	Series Drop 003	Series Drop 004
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$125	$774	$61	$710
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	125	774	61	710

OTHER ASSETS
Art and Other Collectible Assets	237,500	30,000	34,000	44,341
TOTAL OTHER ASSETS	237,500	30,000	34,000	44,341

TOTAL ASSETS	$237,625	$30,774	$34,061	$45,051

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,728	2,232	2,272	2,341
TOTAL CURRENT LIABILITIES	2,728	2,232	2,272	2,341

MEMBERS’ EQUITY
Capital Contributions	418	317	319	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	225,000	32,340	34,300	46,060
Membership Contributions, Manager	25,000	660	700	940
Less: Brokerage Fees	-	(323)	(343)	(461)
Total Membership Contributions	250,000	32,677	34,657	46,539
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(15,521)	(4,452)	(3,187)	(4,147)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(15,521)	(4,452)	(3,187)	(4,147)
TOTAL MEMBERS’ EQUITY	234,897	28,542	31,789	42,710

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$237,625	$30,774	$34,061	$45,051

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Drop 005	Series Drop 008	Series Drop 009	Series Drop 010
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$445	$818	$2,587	$11
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	445	818	2,587	11

OTHER ASSETS
Art and Other Collectible Assets	90,000	35,000	310,000	24,000
TOTAL OTHER ASSETS	90,000	35,000	310,000	24,000

TOTAL ASSETS	$90,445	$35,818	$312,587	$24,011

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,855	2,285	5,144	2,168
TOTAL CURRENT LIABILITIES	2,855	2,285	5,144	2,168

MEMBERS’ EQUITY
Capital Contributions	319	318	318	319
Equity Interest to Artist / Third party	-	8,000	-	-
Membership Contributions, net
Membership Contributions, Third party	83,600	24,200	227,100	24,500
Membership Contributions, Manager	11,400	7,800	97,900	500
Less: Brokerage Fees	(836)	(242)	(2,271)	(245)
Total Membership Contributions	94,164	31,758	322,729	24,755
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(6,893)	(6,543)	(15,604)	(3,231)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(6,893)	(6,543)	(15,604)	(3,231)
TOTAL MEMBERS’ EQUITY	87,590	33,533	307,443	21,843

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$90,445	$35,818	$312,587	$24,011

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 011	Series Gallery Drop 012	Series Gallery Drop 013	Series Gallery Drop 014
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$97	$2,494	$388	$154
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	97	2,494	388	154

OTHER ASSETS
Art and Other Collectible Assets	23,000	140,000	84,150	30,000
TOTAL OTHER ASSETS	23,000	140,000	84,150	30,000

TOTAL ASSETS	$23,097	$142,494	$84,538	$30,154

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,158	3,375	2,100	2,231
TOTAL CURRENT LIABILITIES	2,158	3,375	2,100	2,231

MEMBERS’ EQUITY
Capital Contributions	419	420	179	419
Equity Interest to Artist / Third party	5,000	-	-	-
Membership Contributions, net
Membership Contributions, Third party	19,500	38,625	81,300	32,340
Membership Contributions, Manager	500	111,375	8,700	660
Less: Brokerage Fees	(195)	(386)	(882)	(323)
Total Membership Contributions	19,805	149,614	89,118	32,677
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(4,285)	(10,915)	(6,859)	(5,173)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(4,285)	(10,915)	(6,859)	(5,173)
TOTAL MEMBERS’ EQUITY	20,939	139,119	82,438	27,923

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$23,097	$142,494	$84,538	$30,154

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 015	Series Gallery Drop 016	Series Gallery Drop 017	Series Gallery Drop 018
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$5	$127	$259	$65
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	5	127	259	65

OTHER ASSETS
Art and Other Collectible Assets	24,750	19,539	49,500	11,600
TOTAL OTHER ASSETS	24,750	19,539	49,500	11,600

TOTAL ASSETS	$24,755	$19,666	$49,759	$11,665

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,137	2,047	2,358	2,039
TOTAL CURRENT LIABILITIES	2,137	2,047	2,358	2,039

MEMBERS’ EQUITY
Capital Contributions	419	319	319	319
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	26,460	20,580	52,920	11,751
Membership Contributions, Manager	540	420	1,080	250
Less: Brokerage Fees	(265)	(206)	(529)	(118)
Total Membership Contributions	26,735	20,794	53,471	11,883
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(4,536)	(3,494)	(6,389)	(2,576)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(4,536)	(3,494)	(6,389)	(2,576)
TOTAL MEMBERS’ EQUITY	22,618	17,619	47,401	9,626

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$24,755	$19,666	$49,759	$11,665

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 019	Series Gallery Drop 020	Series Gallery Drop 021	Series Gallery Drop 022
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$7	$6	$180	$866
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	7	6	180	866

OTHER ASSETS
Art and Other Collectible Assets	18,900	-	26,560	29,948
TOTAL OTHER ASSETS	18,900	-	26,560	29,948

TOTAL ASSETS	$18,907	$6	$26,740	$30,814

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,114	-	2,195	2,231
TOTAL CURRENT LIABILITIES	2,114	-	2,195	2,231

MEMBERS’ EQUITY
Capital Contributions	321	2,369	321	319
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	22,050	133,725	26,950	31,360
Membership Contributions, Manager	450	2,775	550	640
Less: Brokerage Fees	(221)	(1,337)	(270)	(314)
Total Membership Contributions	22,279	135,163	27,230	31,686
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(5,807)	87,954	(3,006)	(3,422)
Distributions	-	(225,480)	-	-
Total Retained Earnings/(Accumulated Deficit)	(5,807)	(137,526)	(3,006)	(3,422)
TOTAL MEMBERS’ EQUITY	16,793	6	24,545	28,583

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$18,907	$6	$26,740	$30,814

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 023	Series Gallery Drop 024	Series Gallery Drop 025	Series Gallery Drop 026
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$103	$153	$140	$715
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	103	153	140	715

OTHER ASSETS
Art and Other Collectible Assets	15,000	23,000	-	95,000
TOTAL OTHER ASSETS	15,000	23,000	-	95,000

TOTAL ASSETS	$15,103	$23,153	$140	$95,715

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,076	2,158	140	2,908
TOTAL CURRENT LIABILITIES	2,076	2,158	140	2,908

MEMBERS’ EQUITY
Capital Contributions	319	319	2,175	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	18,620	23,520	70,000	98,000
Membership Contributions, Manager	380	480	-	2,000
Less: Brokerage Fees	(186)	(235)	(686)	(980)
Total Membership Contributions	18,814	23,765	69,314	99,020
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(6,106)	(3,089)	421	(6,531)
Distributions	-	-	(71,910)	-
Total Retained Earnings/(Accumulated Deficit)	(6,106)	(3,089)	(71,489)	(6,531)
TOTAL MEMBERS’ EQUITY	13,027	20,995	-	92,807

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$15,103	$23,153	$140	$95,715

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 027	Series Gallery Drop 028	Series Gallery Drop 029	Series Gallery Drop 030
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$119	$383	$169
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	119	383	169

OTHER ASSETS
Art and Other Collectible Assets	-	18,500	53,309	24,000
TOTAL OTHER ASSETS	-	18,500	53,309	24,000

TOTAL ASSETS	$-	$18,619	$53,692	$24,169

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	-	2,111	2,473	2,168
TOTAL CURRENT LIABILITIES	-	2,111	2,473	2,168

MEMBERS’ EQUITY
Capital Contributions	2,269	318	318	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	61,251	19,600	53,900	27,440
Membership Contributions, Manager	1,250	400	1,100	560
Less: Brokerage Fees	(613)	(196)	(539)	(274)
Total Membership Contributions	61,888	19,804	54,461	27,726
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	116,283	(3,614)	(3,560)	(6,043)
Distributions	(180,440)	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(64,157)	(3,614)	(3,560)	(6,043)
TOTAL MEMBERS’ EQUITY	-	16,508	51,219	22,001

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$-	$18,619	$53,692	$24,169

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 031	Series Gallery Drop 032	Series Gallery Drop 033	Series Gallery Drop 034
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$294	$12	$120	$2,940
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	294	12	120	2,940

OTHER ASSETS
Art and Other Collectible Assets	43,750	4,844	21,475	415,000
TOTAL OTHER ASSETS	43,750	4,844	21,475	415,000

TOTAL ASSETS	$44,044	$4,856	$21,595	$417,940

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	1,835	1,959	1,689	6,132
TOTAL CURRENT LIABILITIES	1,835	1,959	1,689	6,132

MEMBERS’ EQUITY
Capital Contributions	79	318	79	318
Equity Interest to Artist / Third party	-	-	-	10,000
Membership Contributions, net
Membership Contributions, Third party	47,040	4,798	23,520	406,500
Membership Contributions, Manager	960	202	480	8,500
Less: Brokerage Fees	(470)	(49)	(235)	(4,190)
Total Membership Contributions	47,530	4,951	23,765	410,810
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(5,400)	(2,372)	(3,938)	(9,320)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(5,400)	(2,372)	(3,938)	(9,320)
TOTAL MEMBERS’ EQUITY	42,209	2,897	19,906	411,808

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$44,044	$4,856	$21,595	$417,940

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 035	Series Gallery Drop 036	Series Gallery Drop 037	Series Gallery Drop 038
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$506	$322	$143	$35
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	506	322	143	35

OTHER ASSETS
Art and Other Collectible Assets	42,400	48,202	24,758	72,405
TOTAL OTHER ASSETS	42,400	48,202	24,758	72,405

TOTAL ASSETS	$42,906	$48,524	$24,901	$72,440

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,675	2,420	2,103	2,597
TOTAL CURRENT LIABILITIES	2,675	2,420	2,103	2,597

MEMBERS’ EQUITY
Capital Contributions	318	318	319	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	55,320	49,980	25,970	72,030
Membership Contributions, Manager	19,680	1,020	530	1,470
Less: Brokerage Fees	(735)	(500)	(260)	(735)
Total Membership Contributions	74,265	50,500	26,240	72,765
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(34,352)	(4,714)	(3,761)	(3,240)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(34,352)	(4,714)	(3,761)	(3,240)
TOTAL MEMBERS’ EQUITY	40,231	46,104	22,798	69,843

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$42,906	$48,524	$24,901	$72,440

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 039	Series Gallery Drop 040	Series Gallery Drop 041	Series Gallery Drop 042
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$62	$43	$49	$71
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	62	43	49	71

OTHER ASSETS
Art and Other Collectible Assets	62,500	33,211	4,969	20,000
TOTAL OTHER ASSETS	62,500	33,211	4,969	20,000

TOTAL ASSETS	$62,562	$33,254	$5,018	$20,071

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	2,494	1,694	1,895	2,052
TOTAL CURRENT LIABILITIES	2,494	1,694	1,895	2,052

MEMBERS’ EQUITY
Capital Contributions	318	79	318	318
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	67,490	29,570	5,499	20,990
Membership Contributions, Manager	10	5,930	1	10
Less: Brokerage Fees	(700)	(355)	(55)	(210)
Total Membership Contributions	66,800	35,145	5,445	20,790
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(7,050)	(3,664)	(2,640)	(3,089)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(7,050)	(3,664)	(2,640)	(3,089)
TOTAL MEMBERS’ EQUITY	60,068	31,560	3,123	18,019

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$62,562	$33,254	$5,018	$20,071

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 043	Series Gallery Drop 044	Series Gallery Drop 045	Series Gallery Drop 046
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$685,050	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	25,767	-	-
TOTAL CURRENT ASSETS	50	25,817	685,050	50

OTHER ASSETS
Art and Other Collectible Assets	40,200	650,000	-	50,855
TOTAL OTHER ASSETS	40,200	650,000	-	50,855

TOTAL ASSETS	$40,250	$675,817	$685,050	$50,905

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	1,888	-	-	1,241
TOTAL CURRENT LIABILITIES	1,888	-	-	1,241

MEMBERS’ EQUITY
Capital Contributions	79	79	2,117	79
Equity Interest to Artist / Third party	-	182,500	-	-
Membership Contributions, net
Membership Contributions, Third party	48,420	511,920	224,420	51,930
Membership Contributions, Manager	18,580	5,580	5,580	1,070
Less: Brokerage Fees	(670)	(4,667)	(2,300)	(530)
Total Membership Contributions	66,330	512,833	227,700	52,470
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(28,047)	(19,595)	455,233	(2,885)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(28,047)	(19,595)	455,233	(2,885)
TOTAL MEMBERS’ EQUITY	38,362	675,817	685,050	49,664

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$40,250	$675,817	$685,050	$50,905

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 047	Series Gallery Drop 048	Series Gallery Drop 049	Series Gallery Drop 050
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	29,216	56,947	214,876	27,549
TOTAL OTHER ASSETS	29,216	56,947	214,876	27,549

TOTAL ASSETS	$29,266	$56,997	$214,926	$27,599

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	1,101	1,282	2,317	1,071
TOTAL CURRENT LIABILITIES	1,101	1,282	2,317	1,071

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	29,390	57,140	220,490	28,900
Membership Contributions, Manager	610	860	4,510	600
Less: Brokerage Fees	(300)	(580)	(2,250)	(295)
Total Membership Contributions	29,700	57,420	222,750	29,205
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(1,614)	(1,784)	(10,220)	(2,756)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(1,614)	(1,784)	(10,220)	(2,756)
TOTAL MEMBERS’ EQUITY	28,165	55,715	212,609	26,528

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$29,266	$56,997	$214,926	$27,599

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 051	Series Gallery Drop 052	Series Gallery Drop 053	Series Gallery Drop 054
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	29,101	9,000	42,154	18,053
TOTAL OTHER ASSETS	29,101	9,000	42,154	18,053

TOTAL ASSETS	$29,151	$9,050	$42,204	$18,103

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	1,100	1,535	1,426	1,029
TOTAL CURRENT LIABILITIES	1,100	1,535	1,426	1,029

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	30,370	9,990	77,930	18,630
Membership Contributions, Manager	630	10	1,570	370
Less: Brokerage Fees	(310)	(100)	(795)	(190)
Total Membership Contributions	30,690	9,900	78,705	18,810
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(2,718)	(2,464)	(38,006)	(1,815)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(2,718)	(2,464)	(38,006)	(1,815)
TOTAL MEMBERS’ EQUITY	28,051	7,515	40,778	17,074

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$29,151	$9,050	$42,204	$18,103

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 055	Series Gallery Drop 056	Series Gallery Drop 057	Series Gallery Drop 058
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	45,179	20,135	8,730	16,847
TOTAL OTHER ASSETS	45,179	20,135	8,730	16,847

TOTAL ASSETS	$45,229	$20,185	$8,780	$16,897

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	1,207	1,044	1,023	1,051
TOTAL CURRENT LIABILITIES	1,207	1,044	1,023	1,051

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	47,490	21,190	17,990	22,390
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(475)	(212)	(180)	(224)
Total Membership Contributions	47,025	20,988	17,820	22,176
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(3,082)	(1,926)	(10,142)	(6,409)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(3,082)	(1,926)	(10,142)	(6,409)
TOTAL MEMBERS’ EQUITY	44,022	19,141	7,757	15,846

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$45,229	$20,185	$8,780	$16,897

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 059	Series Gallery Drop 060	Series Gallery Drop 061	Series Gallery Drop 062
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	73,964	48,585	22,028	15,427
TOTAL OTHER ASSETS	73,964	48,585	22,028	15,427

TOTAL ASSETS	$74,014	$48,635	$22,078	$15,477

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	1,353	1,229	1,055	1,013
TOTAL CURRENT LIABILITIES	1,353	1,229	1,055	1,013

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	76,820	51,090	23,090	16,190
Membership Contributions, Manager	780	10	10	10
Less: Brokerage Fees	(776)	(511)	(231)	(162)
Total Membership Contributions	76,824	50,589	22,869	16,038
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(4,242)	(3,262)	(1,925)	(1,653)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(4,242)	(3,262)	(1,925)	(1,653)
TOTAL MEMBERS’ EQUITY	72,661	47,406	21,023	14,464

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$74,014	$48,635	$22,078	$15,477

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 063	Series Gallery Drop 064	Series Gallery Drop 065	Series Gallery Drop 066
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	20,035	32,056	25,135	60,158
TOTAL OTHER ASSETS	20,035	32,056	25,135	60,158

TOTAL ASSETS	$20,085	$32,106	$25,185	$60,208

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	1,043	1,122	1,044	1,501
TOTAL CURRENT LIABILITIES	1,043	1,122	1,044	1,501

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	-	-	5,020	-
Membership Contributions, net
Membership Contributions, Third party	21,090	33,690	21,090	94,690
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(211)	(337)	(211)	(947)
Total Membership Contributions	20,889	33,363	20,889	93,753
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(1,926)	(2,458)	(1,847)	(35,125)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(1,926)	(2,458)	(1,847)	(35,125)
TOTAL MEMBERS’ EQUITY	19,042	30,984	24,141	58,707

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$20,085	$32,106	$25,185	$60,208

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 067	Series Gallery Drop 068	Series Gallery Drop 069	Series Gallery Drop 070
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	60,106	24,042	31,590	28,855
TOTAL OTHER ASSETS	60,106	24,042	31,590	28,855

TOTAL ASSETS	$60,156	$24,092	$31,640	$28,905

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	1,304	1,069	1,141	1,076
TOTAL CURRENT LIABILITIES	1,304	1,069	1,141	1,076

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	63,190	25,290	36,990	32,790
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(632)	(253)	(370)	(328)
Total Membership Contributions	62,568	25,047	36,630	32,472
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(3,795)	(2,103)	(6,210)	(4,722)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(3,795)	(2,103)	(6,210)	(4,722)
TOTAL MEMBERS’ EQUITY	58,852	23,023	30,499	27,829

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$60,156	$24,092	$31,640	$28,905

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 071	Series Gallery Drop 072	Series Gallery Drop 073	Series Gallery Drop 074
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	100,132	257,797	28,058	15,147
TOTAL OTHER ASSETS	100,132	257,797	28,058	15,147

TOTAL ASSETS	$100,182	$257,847	$28,108	$15,197

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	1,363	2,699	1,161	1,008
TOTAL CURRENT LIABILITIES	1,363	2,699	1,161	1,008

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	25,000	52,500	-	-
Membership Contributions, net
Membership Contributions, Third party	78,890	297,490	46,590	21,990
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(789)	(2,975)	(466)	(220)
Total Membership Contributions	78,111	294,525	46,134	21,780
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(4,371)	(91,956)	(19,266)	(7,670)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(4,371)	(91,956)	(19,266)	(7,670)
TOTAL MEMBERS’ EQUITY	98,819	255,148	26,947	14,189

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$100,182	$257,847	$28,108	$15,197

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 075	Series Gallery Drop 076	Series Gallery Drop 077	Series Gallery Drop 078
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	55,447	9,447	19,265	20,947
TOTAL OTHER ASSETS	55,447	9,447	19,265	20,947

TOTAL ASSETS	$55,497	$9,497	$19,315	$20,997

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	522	1,235	1,114	1,008
TOTAL CURRENT LIABILITIES	522	1,235	1,114	1,008

MEMBERS’ EQUITY
Capital Contributions	-	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	54,520	57,684	38,790	21,990
Membership Contributions, Manager	3,780	616	10	10
Less: Brokerage Fees	(583)	(583)	(388)	(220)
Total Membership Contributions	57,717	57,717	38,412	21,780
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(2,742)	(49,534)	(20,290)	(1,870)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(2,742)	(49,534)	(20,290)	(1,870)
TOTAL MEMBERS’ EQUITY	54,975	8,262	18,201	19,989

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$55,497	$9,497	$19,315	$20,997

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 079	Series Gallery Drop 080	Series Gallery Drop 082	Series Gallery Drop 083
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	20,133	15,026	80,141	23,779
TOTAL OTHER ASSETS	20,133	15,026	80,141	23,779

TOTAL ASSETS	$20,183	$15,076	$80,191	$23,829

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	1,004	971	1,395	1,167
TOTAL CURRENT LIABILITIES	1,004	971	1,395	1,167

MEMBERS’ EQUITY
Capital Contributions	79	79	79	79
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	21,190	15,790	84,190	47,390
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(212)	(158)	(842)	(474)
Total Membership Contributions	20,988	15,642	83,358	46,926
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(1,888)	(1,616)	(4,641)	(24,343)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(1,888)	(1,616)	(4,641)	(24,343)
TOTAL MEMBERS’ EQUITY	19,179	14,105	78,796	22,662

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$20,183	$15,076	$80,191	$23,829

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 086	Series Gallery Drop 089	Series Gallery Drop 091	Series Gallery Drop 093
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	342,458	23,946	18,039	43,547
TOTAL OTHER ASSETS	342,458	23,946	18,039	43,547

TOTAL ASSETS	$342,508	$23,996	$18,089	$43,597

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	1,421	989	404	1,117
TOTAL CURRENT LIABILITIES	1,421	989	404	1,117

MEMBERS’ EQUITY
Capital Contributions	79	79	-	79
Equity Interest to Artist / Third party	270,000	-	-	-
Membership Contributions, net
Membership Contributions, Third party	94,690	25,190	39,390	45,790
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(947)	(252)	(394)	(458)
Total Membership Contributions	93,753	24,948	39,006	45,342
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(22,745)	(2,020)	(21,321)	(2,941)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(22,745)	(2,020)	(21,321)	(2,941)
TOTAL MEMBERS’ EQUITY	341,087	23,007	17,685	42,480

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$342,508	$23,996	$18,089	$43,597

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 094	Series Gallery Drop 095	Series Gallery Drop 096	Series Gallery Drop 097
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$-
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	-

OTHER ASSETS
Art and Other Collectible Assets	21,669	34,779	21,032	-
TOTAL OTHER ASSETS	21,669	34,779	21,032	-

TOTAL ASSETS	$21,719	$34,829	$21,082	$-

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	541	1,128	1,022	-
TOTAL CURRENT LIABILITIES	541	1,128	1,022	-

MEMBERS’ EQUITY
Capital Contributions	-	79	79	569
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	22,790	47,590	30,490	31,590
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(228)	(476)	(305)	(316)
Total Membership Contributions	22,572	47,124	30,195	31,284
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(1,394)	(13,502)	(10,214)	269,197
Distributions	-	-	-	(301,050)
Total Retained Earnings/(Accumulated Deficit)	(1,394)	(13,502)	(10,214)	(31,853)
TOTAL MEMBERS’ EQUITY	21,178	33,701	20,060	-

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$21,719	$34,829	$21,082	$-

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 098	Series Gallery Drop 099	Series Gallery Drop 100	Series Gallery Drop 101
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	14,025	130,228	17,553	180,003
TOTAL OTHER ASSETS	14,025	130,228	17,553	180,003

TOTAL ASSETS	$14,075	$130,278	$17,603	$180,053

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	923	910	952	1,290
TOTAL CURRENT LIABILITIES	923	910	952	1,290

MEMBERS’ EQUITY
Capital Contributions	79	-	79	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	14,690	136,790	19,490	211,290
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(147)	(1,368)	(195)	(2,113)
Total Membership Contributions	14,553	135,432	19,305	209,187
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(1,480)	(6,064)	(2,733)	(30,424)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(1,480)	(6,064)	(2,733)	(30,424)
TOTAL MEMBERS’ EQUITY	13,152	129,368	16,651	178,763

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$14,075	$130,278	$17,603	$180,053

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 102	Series Gallery Drop 103	Series Gallery Drop 104	Series Gallery Drop 105
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	8,985	17,531	12,511	42,989
TOTAL OTHER ASSETS	8,985	17,531	12,511	42,989

TOTAL ASSETS	$9,035	$17,581	$12,561	$43,039

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	490	473	874	723
TOTAL CURRENT LIABILITIES	490	473	874	723

MEMBERS’ EQUITY
Capital Contributions	-	-	79	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	14,790	18,390	13,090	64,990
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(148)	(184)	(131)	(650)
Total Membership Contributions	14,652	18,216	12,969	64,350
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(6,107)	(1,108)	(1,361)	(22,034)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(6,107)	(1,108)	(1,361)	(22,034)
TOTAL MEMBERS’ EQUITY	8,545	17,108	11,687	42,316

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$9,035	$17,581	$12,561	$43,039

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 107	Series Gallery Drop 108	Series Gallery Drop 109	Series Gallery Drop 110
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	22,646	30,171	30,800	10,098
TOTAL OTHER ASSETS	22,646	30,171	30,800	10,098

TOTAL ASSETS	$22,696	$30,221	$30,850	$10,148

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	941	596	587	430
TOTAL CURRENT LIABILITIES	941	596	587	430

MEMBERS’ EQUITY
Capital Contributions	79	-	-	-
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	23,790	31,690	32,390	10,590
Membership Contributions, Manager	10	10	10	10
Less: Brokerage Fees	(238)	(317)	(324)	(106)
Total Membership Contributions	23,562	31,383	32,076	10,494
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(1,886)	(1,758)	(1,813)	(776)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(1,886)	(1,758)	(1,813)	(776)
TOTAL MEMBERS’ EQUITY	21,755	29,625	30,263	9,718

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$22,696	$30,221	$30,850	$10,148

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 111	Series Gallery Drop 112	Series Gallery Drop 113	Series Gallery Drop 114
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$50	$50	$50
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	50	50	50

OTHER ASSETS
Art and Other Collectible Assets	18,032	72,100	55,097	12,830
TOTAL OTHER ASSETS	18,032	72,100	55,097	12,830

TOTAL ASSETS	$18,082	$72,150	$55,147	$12,880

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$-	$-	$-
Due to Manager	445	880	708	410
TOTAL CURRENT LIABILITIES	445	880	708	410

MEMBERS’ EQUITY
Capital Contributions	-	-	-	-
Equity Interest to Artist / Third party	-	15,000	-	-
Membership Contributions, net
Membership Contributions, Third party	18,890	59,990	57,890	12,490
Membership Contributions, Manager	10	10	10	1,010
Less: Brokerage Fees	(189)	(600)	(579)	(135)
Total Membership Contributions	18,711	59,400	57,321	13,365
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(1,074)	(3,130)	(2,882)	(895)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(1,074)	(3,130)	(2,882)	(895)
TOTAL MEMBERS’ EQUITY	17,637	71,270	54,439	12,470

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$18,082	$72,150	$55,147	$12,880

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 115	Series Gallery Drop 116	Series Gallery Drop 117	Series Gallery Drop 118
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$50	$-	$-	$-
Subscription Receivable	-	-	-	-
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	50	-	-	-

OTHER ASSETS
Art and Other Collectible Assets	15,728	225,395	72,649	19,193
TOTAL OTHER ASSETS	15,728	225,395	72,649	19,193

TOTAL ASSETS	$15,778	$225,395	$72,649	$19,193

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$-	$225,000	$89,000	$28,545
Due to Manager	429	-	-	-
TOTAL CURRENT LIABILITIES	429	225,000	89,000	28,545

MEMBERS’ EQUITY
Capital Contributions	-	395	149	48
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	16,490	-	-	-
Membership Contributions, Manager	10	-	-	-
Less: Brokerage Fees	(165)	-	-	-
Total Membership Contributions	16,335	-	-	-
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	(986)	-	(16,500)	(9,400)
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	(986)	-	(16,500)	(9,400)
TOTAL MEMBERS’ EQUITY	15,349	395	(16,351)	(9,352)

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$15,778	$225,395	$72,649	$19,193

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 119	Series Gallery Drop 120	Series Gallery Drop 121	Series Gallery Drop 122
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$-	$-
Subscription Receivable	-	-	-	115,800
Prepayments to Manager	-	-	-	-
TOTAL CURRENT ASSETS	-	-	-	115,800

OTHER ASSETS
Art and Other Collectible Assets	84,140	26,499	31,252	110,184
TOTAL OTHER ASSETS	84,140	26,499	31,252	110,184

TOTAL ASSETS	$84,140	$26,499	$31,252	$225,984

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$84,000	$26,400	$31,200	$110,000
Due to Manager	-	-	-	-
TOTAL CURRENT LIABILITIES	84,000	26,400	31,200	110,000

MEMBERS’ EQUITY
Capital Contributions	140	99	52	184
Equity Interest to Artist / Third party	-	-	-	-
Membership Contributions, net
Membership Contributions, Third party	-	-	-	115,798
Membership Contributions, Manager	-	-	-	2
Less: Brokerage Fees	-	-	-	-
Total Membership Contributions	-	-	-	115,800
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	-	-	-	-
Distributions	-	-	-	-
Total Retained Earnings/(Accumulated Deficit)	-	-	-	-
TOTAL MEMBERS’ EQUITY	140	99	52	115,984

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$84,140	$26,499	$31,252	$225,984

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2021

	Series Gallery Drop 123	Unallocated	Total Consolidated
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$-	$-	$704,758
Subscription Receivable	-	-	115,800
Prepayments to Manager	-	-	25,767
TOTAL CURRENT ASSETS	-	-	846,325

OTHER ASSETS
Art and Other Collectible Assets	44,518	-	6,441,880
TOTAL OTHER ASSETS	44,518	-	6,441,880

TOTAL ASSETS	$44,518	$-	$7,288,205

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Notes Payable – related party	$44,444	$-	$638,589
Due to Manager	-	23,747	179,931
TOTAL CURRENT LIABILITIES	44,444	23,747	818,520

MEMBERS’ EQUITY
Capital Contributions	74	7,281	33,064
Equity Interest to Artist / Third party	-	-	573,020
Membership Contributions, net
Membership Contributions, Third party	-	-	6,287,851
Membership Contributions, Manager	-		364,451
Less: Brokerage Fees	-	-	(59,892)
Total Membership Contributions	-	-	6,592,410
Retained Earnings/(Accumulated Deficit)
Retained Earnings/(Accumulated Deficit)	-	(31,028)	50,071
Distributions	-	-	(778,880)
Total Retained Earnings/(Accumulated Deficit)	-	(31,028)	(728,809)
TOTAL MEMBERS’ EQUITY	74	(23,747)	6,469,685

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$44,518	$-	$7,288,205

See Independent Auditor’s report and accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series #KW	Series Drop 002	Series Drop 003	Series Drop 004
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	796	101	114	149
Total Operating Expenses	2,707	2,012	2,025	2,060
Loss from Operations	(2,707)	(2,012)	(2,025)	(2,060)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(2,707)	(2,012)	(2,025)	(2,060)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,757)	$(2,062)	$(2,075)	$(2,110)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.28)	$(2.06)	$(2.08)	$(2.11)
Weighted Average Membership Interests	10,000	1,000	1,000	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Drop 005	Series Drop 008	Series Drop 009	Series Drop 010
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	302	117	1,039	80
Total Operating Expenses	2,213	2,028	2,950	1,991
Loss from Operations	(2,213)	(2,028)	(2,950)	(1,991)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(2,213)	(2,028)	(2,950)	(1,991)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,263)	$(2,078)	$(3,000)	$(2,041)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(1.81)	$(2.08)	$(0.92)	$(2.04)
Weighted Average Membership Interests	1,250	1,000	3,250	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 011	Series Gallery Drop 012	Series Gallery Drop 013	Series Gallery Drop 014
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	77	469	282	101
Total Operating Expenses	1,988	2,380	2,193	2,012
Loss from Operations	(1,988)	(2,380)	(2,193)	(2,012)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,988)	(2,380)	(2,193)	(2,012)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,038)	$(2,430)	$(2,243)	$(2,062)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(2.04)	$(1.22)	$(1.50)	$(2.06)
Weighted Average Membership Interests	1,000	2,000	1,500	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 015	Series Gallery Drop 016	Series Gallery Drop 017	Series Gallery Drop 018
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	83	65	166	39
Total Operating Expenses	1,994	1,976	2,077	1,950
Loss from Operations	(1,994)	(1,976)	(2,077)	(1,950)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,994)	(1,976)	(2,077)	(1,950)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,044)	$(2,026)	$(2,127)	$(2,000)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(2.04)	$(2.03)	$(2.13)	$(4.17)
Weighted Average Membership Interests	1,000	1,000	1,000	480

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 019	Series Gallery Drop 020	Series Gallery Drop 021	Series Gallery Drop 022
Operating Expense
Organizational Costs	$1,911	$-	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	63	-	89	100
Total Operating Expenses	1,974	-	2,000	2,011
Loss from Operations	(1,974)	-	(2,000)	(2,011)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,974)	-	(2,000)	(2,011)
Provision for Income Taxes	50	-	50	50
Net Income/(Loss)	$(2,024)	$-	$(2,050)	$(2,061)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(2.70)	$-	$(1.86)	$(2.06)
Weighted Average Membership Interests	750	1,820	1,100	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 023	Series Gallery Drop 024	Series Gallery Drop 025	Series Gallery Drop 026
Operating Expense
Organizational Costs	$1,911	$1,911	$-	$1,623
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	50	77	-	212
Total Operating Expenses	1,961	1,988	-	1,835
Loss from Operations	(1,961)	(1,988)	-	(1,835)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	105,000
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	105,000

Income/(Loss) Before Income Taxes	(1,961)	(1,988)	-	103,165
Provision for Income Taxes	50	50	-	50
Net Income/(Loss)	$(2,011)	$(2,038)	$-	$103,115

Basic and Diluted Earnings/(Loss) per Membership Interest	$(2.01)	$(2.04)	$-	$51.56
Weighted Average Membership Interests	1,000	1,000	1,000	2,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 027	Series Gallery Drop 028	Series Gallery Drop 029	Series Gallery Drop 030
Operating Expense
Organizational Costs	$-	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	-	62	179	80
Total Operating Expenses	-	1,973	2,090	1,991
Loss from Operations	-	(1,973)	(2,090)	(1,991)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	-	(1,973)	(2,090)	(1,991)
Provision for Income Taxes	-	50	50	50
Net Income/(Loss)	$-	$(2,023)	$(2,140)	$(2,041)

Basic and Diluted Earnings/(Loss) per Membership Interest	$-	$(1.01)	$(0.43)	$(1.02)
Weighted Average Membership Interests	5,000	2,000	5,000	2,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 031	Series Gallery Drop 032	Series Gallery Drop 033	Series Gallery Drop 034
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	147	16	72	1,357
Total Operating Expenses	2,058	1,927	1,983	3,268
Loss from Operations	(2,058)	(1,927)	(1,983)	(3,268)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(2,058)	(1,927)	(1,983)	(3,268)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,108)	$(1,977)	$(2,033)	$(3,318)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(1.05)	$(0.40)	$(0.85)	$(0.16)
Weighted Average Membership Interests	2,000	5,000	2,400	21,250

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 035	Series Gallery Drop 036	Series Gallery Drop 037	Series Gallery Drop 038
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	244	161	83	243
Total Operating Expenses	2,155	2,072	1,994	2,154
Loss from Operations	(2,155)	(2,072)	(1,994)	(2,154)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(2,155)	(2,072)	(1,994)	(2,154)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,205)	$(2,122)	$(2,044)	$(2,204)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.59)	$(0.42)	$(0.77)	$(0.30)
Weighted Average Membership Interests	3,750	5,100	2,650	7,350

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 039	Series Gallery Drop 040	Series Gallery Drop 041	Series Gallery Drop 042
Operating Expense
Organizational Costs	$1,911	$1,911	$1,911	$1,911
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	209	111	17	67
Total Operating Expenses	2,120	2,022	1,928	1,978
Loss from Operations	(2,120)	(2,022)	(1,928)	(1,978)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(2,120)	(2,022)	(1,928)	(1,978)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,170)	$(2,072)	$(1,978)	$(2,028)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.32)	$(0.58)	$(0.36)	$(0.97)
Weighted Average Membership Interests	6,750	3,550	5,500	2,100

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 043	Series Gallery Drop 044	Series Gallery Drop 045	Series Gallery Drop 046
Operating Expense
Organizational Costs	$1,911	$1,911	$-	$1,811
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	211	2,178	-	169
Total Operating Expenses	2,122	4,089	-	1,980
Loss from Operations	(2,122)	(4,089)	-	(1,980)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	(6,700)	-	-	-
Total Other Income/(Expenses)	(6,700)	-	-	-

Income/(Loss) Before Income Taxes	(8,822)	(4,089)	-	(1,980)
Provision for Income Taxes	50	50	-	50
Net Income/(Loss)	$(8,872)	$(4,139)	$-	$(2,030)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(1.32)	$(0.06)	$-	$(0.38)
Weighted Average Membership Interests	6,700	70,000	23,000	5,300

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 047	Series Gallery Drop 048	Series Gallery Drop 049	Series Gallery Drop 050
Operating Expense
Organizational Costs	$1,836	$1,836	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	96	188	719	84
Total Operating Expenses	1,932	2,024	2,555	1,920
Loss from Operations	(1,932)	(2,024)	(2,555)	(1,920)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,932)	(2,024)	(2,555)	(1,920)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,982)	$(2,074)	$(2,605)	$(1,970)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.66)	$(0.36)	$(0.12)	$(0.67)
Weighted Average Membership Interests	3,000	5,800	22,500	2,950

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 051	Series Gallery Drop 052	Series Gallery Drop 053	Series Gallery Drop 054
Operating Expense
Organizational Costs	$1,836	$1,836	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	97	30	261	60
Total Operating Expenses	1,933	1,866	2,097	1,896
Loss from Operations	(1,933)	(1,866)	(2,097)	(1,896)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,933)	(1,866)	(2,097)	(1,896)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,983)	$(1,916)	$(2,147)	$(1,946)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.64)	$(1.92)	$(0.27)	$(1.02)
Weighted Average Membership Interests	3,100	1,000	7,950	1,900

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 055	Series Gallery Drop 056	Series Gallery Drop 057	Series Gallery Drop 058
Operating Expense
Organizational Costs	$1,836	$1,836	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	151	67	57	71
Total Operating Expenses	1,987	1,903	1,893	1,907
Loss from Operations	(1,987)	(1,903)	(1,893)	(1,907)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	(4,800)
Total Other Income/(Expenses)	-	-	-	(4,800)

Income/(Loss) Before Income Taxes	(1,987)	(1,903)	(1,893)	(6,707)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,037)	$(1,953)	$(1,943)	$(6,757)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.43)	$(0.92)	$(1.08)	$(3.02)
Weighted Average Membership Interests	4,750	2,120	1,800	2,240

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 059	Series Gallery Drop 060	Series Gallery Drop 061	Series Gallery Drop 062
Operating Expense
Organizational Costs	$1,836	$1,548	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	247	108	74	52
Total Operating Expenses	2,083	1,656	1,910	1,888
Loss from Operations	(2,083)	(1,656)	(1,910)	(1,888)

Other Income/(Expenses)
Gain on Sale of Asset	-	91,415	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	91,415	-	-

Income/(Loss) Before Income Taxes	(2,083)	89,759	(1,910)	(1,888)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,133)	$89,709	$(1,960)	$(1,938)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.27)	$17.56	$(0.85)	$(1.20)
Weighted Average Membership Interests	7,760	5,110	2,310	1,620

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 063	Series Gallery Drop 064	Series Gallery Drop 065	Series Gallery Drop 066
Operating Expense
Organizational Costs	$1,836	$1,836	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	67	107	67	302
Total Operating Expenses	1,903	1,943	1,903	2,138
Loss from Operations	(1,903)	(1,943)	(1,903)	(2,138)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,903)	(1,943)	(1,903)	(2,138)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,953)	$(1,993)	$(1,953)	$(2,188)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.91)	$(0.59)	$(0.75)	$(0.23)
Weighted Average Membership Interests	2,152	3,370	2,612	9,660

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 067	Series Gallery Drop 068	Series Gallery Drop 069	Series Gallery Drop 070
Operating Expense
Organizational Costs	$1,835	$1,836	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	201	80	118	105
Total Operating Expenses	2,036	1,916	1,954	1,941
Loss from Operations	(2,036)	(1,916)	(1,954)	(1,941)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	(1,800)	(3,800)	-
Total Other Income/(Expenses)	-	(1,800)	(3,800)	-

Income/(Loss) Before Income Taxes	(2,036)	(3,716)	(5,754)	(1,941)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,086)	$(3,766)	$(5,804)	$(1,991)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.33)	$(1.49)	$(1.57)	$(0.61)
Weighted Average Membership Interests	6,320	2,530	3,700	3,280

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 071	Series Gallery Drop 072	Series Gallery Drop 073	Series Gallery Drop 074
Operating Expense
Organizational Costs	$1,836	$1,836	$1,835	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	251	938	148	70
Total Operating Expenses	2,087	2,774	1,983	1,906
Loss from Operations	(2,087)	(2,774)	(1,983)	(1,906)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(2,087)	(2,774)	(1,983)	(1,906)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,137)	$(2,824)	$(2,033)	$(1,956)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.21)	$(0.08)	$(0.44)	$(0.89)
Weighted Average Membership Interests	10,390	35,000	4,660	2,200

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 075	Series Gallery Drop 076	Series Gallery Drop 077	Series Gallery Drop 078
Operating Expense
Organizational Costs	$1,356	$1,836	$1,836	$1,835
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	185	185	124	70
Total Operating Expenses	1,541	2,021	1,960	1,905
Loss from Operations	(1,541)	(2,021)	(1,960)	(1,905)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,541)	(2,021)	(1,960)	(1,905)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,591)	$(2,071)	$(2,010)	$(1,955)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.27)	$(0.36)	$(0.52)	$(0.89)
Weighted Average Membership Interests	5,830	5,830	3,880	2,200

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 079	Series Gallery Drop 080	Series Gallery Drop 082	Series Gallery Drop 083
Operating Expense
Organizational Costs	$1,836	$1,836	$1,218	$1,835
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	67	50	89	151
Total Operating Expenses	1,903	1,886	1,307	1,986
Loss from Operations	(1,903)	(1,886)	(1,307)	(1,986)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	24,859	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	24,859	-

Income/(Loss) Before Income Taxes	(1,903)	(1,886)	23,552	(1,986)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,953)	$(1,936)	$23,502	$(2,036)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.92)	$(1.23)	$2.79	$(0.43)
Weighted Average Membership Interests	2,120	1,580	8,420	4,740

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 086	Series Gallery Drop 089	Series Gallery Drop 091	Series Gallery Drop 093
Operating Expense
Organizational Costs	$1,835	$1,835	$1,355	$1,835
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	299	80	86	146
Total Operating Expenses	2,134	1,915	1,441	1,981
Loss from Operations	(2,134)	(1,915)	(1,441)	(1,981)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	(19,100)	-	(13,400)
Total Other Income/(Expenses)	-	(19,100)	-	(13,400)

Income/(Loss) Before Income Taxes	(2,134)	(21,015)	(1,441)	(15,381)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(2,184)	$(21,065)	$(1,491)	$(15,431)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.06)	$(8.36)	$(0.38)	$(3.37)
Weighted Average Membership Interests	36,470	2,520	3,940	4,580
See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 094	Series Gallery Drop 095	Series Gallery Drop 096	Series Gallery Drop 097
Operating Expense
Organizational Costs	$1,835	$1,836	$1,835	$-
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	72	151	97	-
Total Operating Expenses	1,907	1,987	1,932	-
Loss from Operations	(1,907)	(1,987)	(1,932)	-

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	(8,600)	-
Total Other Income/(Expenses)	-	-	(8,600)	-

Income/(Loss) Before Income Taxes	(1,907)	(1,987)	(10,532)	-
Provision for Income Taxes	50	50	50	-
Net Income/(Loss)	$(1,957)	$(2,037)	$(10,582)	$-

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.86)	$(0.43)	$(3.47)	$-
Weighted Average Membership Interests	2,280	4,760	3,050	3,160

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 098	Series Gallery Drop 099	Series Gallery Drop 100	Series Gallery Drop 101
Operating Expense
Organizational Costs	$1,835	$1,836	$1,835	$1,835
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	47	436	62	461
Total Operating Expenses	1,882	2,272	1,897	2,296
Loss from Operations	(1,882)	(2,272)	(1,897)	(2,296)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	(5,800)	-
Total Other Income/(Expenses)	-	-	(5,800)	-

Income/(Loss) Before Income Taxes	(1,882)	(2,272)	(7,697)	(2,296)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,932)	$(2,322)	$(7,747)	$(2,346)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(1.31)	$(0.17)	$(3.97)	$(0.11)
Weighted Average Membership Interests	1,470	13,680	1,950	21,130

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 102	Series Gallery Drop 103	Series Gallery Drop 104	Series Gallery Drop 105
Operating Expense
Organizational Costs	$1,835	$2,285	$1,835	$1,835
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	47	33	42	143
Total Operating Expenses	1,882	2,318	1,877	1,978
Loss from Operations	(1,882)	(2,318)	(1,877)	(1,978)

Other Income/(Expenses)
Gain on Sale of Asset	-	17,469	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	(8,000)
Total Other Income/(Expenses)	-	17,469	-	(8,000)

Income/(Loss) Before Income Taxes	(1,882)	15,151	(1,877)	(9,978)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,932)	$15,101	$(1,927)	$(10,028)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(1.31)	$8.21	$(1.47)	$(1.54)
Weighted Average Membership Interests	1,480	1,840	1,310	6,500

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 107	Series Gallery Drop 108	Series Gallery Drop 109	Series Gallery Drop 110
Operating Expense
Organizational Costs	$1,835	$1,835	$1,835	$1,508
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	76	101	70	18
Total Operating Expenses	1,911	1,936	1,905	1,526
Loss from Operations	(1,911)	(1,936)	(1,905)	(1,526)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	6,136
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	(8,500)	-
Total Other Income/(Expenses)	-	-	(8,500)	6,136

Income/(Loss) Before Income Taxes	(1,911)	(1,936)	(10,405)	4,610
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,961)	$(1,986)	$(10,455)	$4,560

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.82)	$(0.63)	$(3.23)	$4.30
Weighted Average Membership Interests	2,380	3,170	3,240	1,060

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 111	Series Gallery Drop 112	Series Gallery Drop 113	Series Gallery Drop 114
Operating Expense
Organizational Costs	$1,836	$1,836	$1,836	$1,836
Sourcing Fees	-	-	-	-
Transportation, Storage and Insurance	63	251	194	45
Total Operating Expenses	1,899	2,087	2,030	1,881
Loss from Operations	(1,899)	(2,087)	(2,030)	(1,881)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	-
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(1,899)	(2,087)	(2,030)	(1,881)
Provision for Income Taxes	50	50	50	50
Net Income/(Loss)	$(1,949)	$(2,137)	$(2,080)	$(1,931)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(1.03)	$(0.28)	$(0.36)	$(1.43)
Weighted Average Membership Interests	1,890	7,500	5,790	1,350

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 115	Series Gallery Drop 116	Series Gallery Drop 117	Series Gallery Drop 118
Operating Expense
Organizational Costs	$1,836	$1,837	$497	$-
Sourcing Fees	-	8,464	3,514	-
Transportation, Storage and Insurance	55	754	298	47
Total Operating Expenses	1,891	11,055	4,309	47
Loss from Operations	(1,891)	(11,055)	(4,309)	(47)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note	-	-	-	9,400
(Loss) on Impairment	(6,100)	-	(11,800)	-
Total Other Income/(Expenses)	(6,100)	-	(11,800)	9,400

Income/(Loss) Before Income Taxes	(7,991)	(11,055)	(16,109)	9,353
Provision for Income Taxes	50	-	50	-
Net Income/(Loss)	$(8,041)	$(11,055)	$(16,159)	$9,353

Basic and Diluted Earnings/(Loss) per Membership Interest	$(4.87)	$(0.05)	$(0.17)	$-
Weighted Average Membership Interests	1,650	236,800	93,700	-

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 119	Series Gallery Drop 120	Series Gallery Drop 121	Series Gallery Drop 122
Operating Expense
Organizational Costs	$1,837	$-	$1,837	$1,837
Sourcing Fees	3,416	-	1,054	4,127
Transportation, Storage and Insurance	281	44	289	600
Total Operating Expenses	5,534	44	3,180	6,564
Loss from Operations	(5,534)	(44)	(3,180)	(6,564)

Other Income/(Expenses)
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Promissory Note
(Loss) on Impairment	-	-	-	-
Total Other Income/(Expenses)	-	-	-	-

Income/(Loss) Before Income Taxes	(5,534)	(44)	(3,180)	(6,564)
Provision for Income Taxes	50	25	50	50
Net Income/(Loss)	$(5,584)	$(69)	$(3,230)	$(6,614)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.06)	$-	$(0.10)	$(0.06)
Weighted Average Membership Interests	88,400	-	32,800	115,800

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 123		Unallocated	Total Consolidated
Operating Expense
Organizational Costs	$1,837		$-	$194,130
Sourcing Fees	1,714		-	22,289
Transportation, Storage and Insurance	223		-	21,525
Total Operating Expenses	3,774		-	237,944
Loss from Operations	(3,774)		-	(237,944)

Other Income/(Expenses)
Gain on Sale of Asset	-		-	244,879
Gain on Cancellation of Promissory Note				9,400
(Loss) on Impairment	-		-	(98,400)
Total Other Income/(Expenses)	-		-	155,879

Income/(Loss) Before Income Taxes	(3,774)		-	(82,065)
Provision for Income Taxes	50		-	5,275
Net Income/(Loss)	$(3,824)		$-	$(87,340)

Basic and Diluted Earnings/(Loss) per Membership Interest	$(0.08)	$	N/A	N/A
Weighted Average Membership Interests	46,800		N/A	N/A

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series #KW Consol. Info	Series Drop 002 Consol. Info	Series Drop 003 Consol. Info	Series Drop 004 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	1,174	1,174	1,174	1,484
Sourcing	-	-	-	-
Transportation, Storage and Insurance	1,662	172	195	255
Total Operating Expenses	2,836	1,346	1,369	1,739
Loss from Operations	(2,836)	(1,346)	(1,369)	(1,739)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(2,836)	(1,346)	(1,369)	(1,739)
Provision for Income taxes	-	-	-	-
Net Loss	$(2,836)	$(1,346)	$(1,369)	$(1,739)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.28)	$(1.35)	$(1.37)	$(1.74)
Weighted Average Membership Interests	10,000	1,000	1,000	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Drop 005 Consol. Info	Series Drop 008 Consol. Info	Series Drop 009 Consol. Info	Series Drop 010 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	1,174	484	1,174	1,174
Sourcing	-	-	-	-
Transportation, Storage and Insurance	517	201	1,780	138
Total Operating Expenses	1,691	685	2,954	1,312
Net Loss from Operations	(1,691)	(685)	(2,954)	(1,312)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,691)	(685)	(2,954)	(1,312)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,691)	$(685)	$(2,954)	$(1,312)

Basic and Diluted Income/(Loss) per Membership Interest	$(1.35)	$(0.86)	$(0.91)	$(1.31)
Weighted Average Membership Interests	1,250	800	3,250	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 011 Consol. Info	Series Gallery Drop 012 Consol. Info	Series Gallery Drop 013 Consol. Info	Series Gallery Drop 014 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	1,174	1,174	1,149	1,174
Sourcing	-	-	1,800	-
Transportation, Storage and Insurance	132	804	1,127	172
Total Operating Expenses	1,306	1,978	4,076	1,346
Net Loss from Operations	(1,306)	(1,978)	(4,076)	(1,346)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,306)	(1,978)	(4,076)	(1,346)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,306)	$(1,978)	$(4,076)	$(1,346)

Basic and Diluted Income/(Loss) per Membership Interest	$(1.63)	$(0.99)	$(2.72)	$(1.35)
Weighted Average Membership Interests	800	2,000	1,500	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 015 Consol. Info	Series Gallery Drop 016 Consol. Info	Series Gallery Drop 017 Consol. Info	Series Gallery Drop 018 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	1,484	1,174	1,174	1,174
Sourcing	-	-	-	-
Transportation, Storage and Insurance	142	112	285	67
Total Operating Expenses	1,626	1,286	1,459	1,241
Net Loss from Operations	(1,626)	(1,286)	(1,459)	(1,241)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,626)	(1,286)	(1,459)	(1,241)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,626)	$(1,286)	$(1,459)	$(1,241)

Basic and Diluted Income/(Loss) per Membership Interest	$(1.63)	$(1.29)	$(1.46)	$(2.59)
Weighted Average Membership Interests	1,000	1,000	1,000	480

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 019 Consol. Info	Series Gallery Drop 020 Consol. Info	Series Gallery Drop 021 Consol. Info	Series Gallery Drop 022 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	1,174	934	1,174	894
Sourcing	-	-	-	-
Transportation, Storage and Insurance	108	769	151	172
Total Operating Expenses	1,282	1,703	1,325	1,066
Net Loss from Operations	(1,282)	(1,703)	(1,325)	(1,066)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,282)	(1,703)	(1,325)	(1,066)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,282)	$(1,703)	$(1,325)	$(1,066)

Basic and Diluted Income/(Loss) per Membership Interest	$(1.71)	$(0.94)	$(1.20)	$(1.07)
Weighted Average Membership Interests	750	1,820	1,100	1,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 023 Consol. Info	Series Gallery Drop 024 Consol. Info	Series Gallery Drop 025 Consol. Info	Series Gallery Drop 026 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	484	484	240	484
Sourcing	-	-	-	-
Transportation, Storage and Insurance	86	132	-	546
Total Operating Expenses	570	616	240	1,030
Net Income/(Loss) from Operations	(570)	(616)	(240)	(1,030)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(570)	(616)	(240)	(1,030)
Provision for Income taxes	-	-	(140)	-
Net Income/(Loss)	$(570)	$(616)	$(380)	$(1,030)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.57)	$(0.62)	$(0.38)	$(0.52)
Weighted Average Membership Interests	1,000	1,000	1,000	2,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 027 Consol. Info	Series Gallery Drop 028 Consol. Info	Series Gallery Drop 029 Consol. Info	Series Gallery Drop 030 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	484	484	484	484
Sourcing	-	-	-	-
Transportation, Storage and Insurance	351	106	306	138
Total Operating Expenses	835	590	790	622
Net Loss from Operations	(835)	(590)	(790)	(622)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(835)	(590)	(790)	(622)
Provision for Income taxes	-	-	-	-
Net Loss	$(835)	$(590)	$(790)	$(622)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.17)	$(0.30)	$(0.16)	$(0.31)
Weighted Average Membership Interests	5,000	2,000	5,000	2,000

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 031 Consol. Info	Series Gallery Drop 032 Consol. Info	Series Gallery Drop 033 Consol. Info	Series Gallery Drop 034 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	534	484	534	484
Sourcing	1,987	-	1,584	-
Transportation, Storage and Insurance	656	18	147	2,326
Total Operating Expenses	3,177	502	2,265	2,810
Net Loss from Operations	(3,177)	(502)	(2,265)	(2,810)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(3,177)	(502)	(2,265)	(2,810)
Provision for Income taxes	-	-	-	-
Net Loss	$(3,177)	$(502)	$(2,265)	$(2,810)

Basic and Diluted Income/(Loss) per Membership Interest	$(1.59)	$(0.10)	$(0.94)	$(0.14)
Weighted Average Membership Interests	2,000	5,000	2,400	20,750

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 035 Consol. Info	Series Gallery Drop 036 Consol. Info	Series Gallery Drop 037 Consol. Info	Series Gallery Drop 038 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	484	452	484	484
Sourcing	-	-	-	-
Transportation, Storage and Insurance	418	276	142	416
Total Operating Expenses	902	728	626	900
Net Loss from Operations	(902)	(728)	(626)	(900)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(902)	(728)	(626)	(900)
Provision for Income taxes	-	-	-	-
Net Loss	$(902)	$(728)	$(626)	$(900)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.24)	$(0.14)	$(0.24)	$(0.12)
Weighted Average Membership Interests	3,750	5,100	2,650	7,350

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 039 Consol. Info	Series Gallery Drop 040 Consol. Info	Series Gallery Drop 041 Consol. Info	Series Gallery Drop 042 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	484	534	484	484
Sourcing	-	1,594	-	-
Transportation, Storage and Insurance	359	247	29	115
Total Operating Expenses	843	2,375	513	599
Net Loss from Operations	(843)	(2,375)	(513)	(599)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(843)	(2,375)	(513)	(599)
Provision for Income taxes	-	-	-	-
Net Loss	$(843)	$(2,375)	$(513)	$(599)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.12)	$(0.67)	$(0.09)	$(0.29)
Weighted Average Membership Interests	6,750	3,550	5,500	2,100

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 043 Consol. Info	Series Gallery Drop 044 Consol. Info	Series Gallery Drop 045 Consol. Info	Series Gallery Drop 046 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	534	534	534	534
Sourcing	2,687	10,440	10,762	1,409
Transportation, Storage and Insurance	543	2,293	838	561
Total Operating Expenses	3,764	13,267	12,134	2,504
Net Loss from Operations	(3,764)	(13,267)	(12,134)	(2,504)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(3,764)	(13,267)	(12,134)	(2,504)
Provision for Income taxes	-	-	-	-
Net Loss	$(3,764)	$(13,267)	$(12,134)	$(2,504)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.56)	$(0.28)	$(0.53)	$(0.47)
Weighted Average Membership Interests	6,700	46,670	23,000	5,300

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 047 Consol. Info	Series Gallery Drop 048 Consol. Info	Series Gallery Drop 049 Consol. Info	Series Gallery Drop 050 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	534	534	534	534
Sourcing	324	255	7,324	1,503
Transportation, Storage and Insurance	476	815	826	102
Total Operating Expenses	1,334	1,604	8,684	2,139
Net Loss from Operations	(1,334)	(1,604)	(8,684)	(2,139)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,334)	(1,604)	(8,684)	(2,139)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,334)	$(1,604)	$(8,684)	$(2,139)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.44)	$(0.28)	$(0.39)	$(0.73)
Weighted Average Membership Interests	3,000	5,800	22,500	2,950

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 051 Consol. Info	Series Gallery Drop 052 Consol. Info	Series Gallery Drop 053 Consol. Info	Series Gallery Drop 054 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	483	534	534	534
Sourcing	1,428	743	287	619
Transportation, Storage and Insurance	163	57	318	91
Total Operating Expenses	2,074	1,334	1,139	1,244
Net Loss from Operations	(2,074)	(1,334)	(1,139)	(1,244)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(2,074)	(1,334)	(1,139)	(1,244)
Provision for Income taxes	-	-	-	-
Net Loss	$(2,074)	$(1,334)	$(1,139)	$(1,244)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.67)	$(1.33)	$(0.14)	$(0.65)
Weighted Average Membership Interests	3,100	1,000	7,950	1,900

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 055 Consol. Info	Series Gallery Drop 056 Consol. Info	Series Gallery Drop 057 Consol. Info	Series Gallery Drop 058 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	534	534	534	534
Sourcing	1,651	711	554	684
Transportation, Storage and Insurance	174	77	66	132
Total Operating Expenses	2,359	1,322	1,154	1,350
Net Loss from Operations	(2,359)	(1,322)	(1,154)	(1,350)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(2,359)	(1,322)	(1,154)	(1,350)
Provision for Income taxes	-	-	-	-
Net Loss	$(2,359)	$(1,322)	$(1,154)	$(1,350)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.50)	$(0.62)	$(0.64)	$(0.60)
Weighted Average Membership Interests	4,750	2,120	1,800	2,240

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 059 Consol. Info	Series Gallery Drop 060 Consol. Info	Series Gallery Drop 061 Consol. Info	Series Gallery Drop 062 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	844	534	533	534
Sourcing	2,605	1,802	695	479
Transportation, Storage and Insurance	419	187	85	59
Total Operating Expenses	3,868	2,523	1,313	1,072
Net Loss from Operations	(3,868)	(2,523)	(1,313)	(1,072)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(3,868)	(2,523)	(1,313)	(1,072)
Provision for Income taxes	-	-	-	-
Net Loss	$(3,868)	$(2,523)	$(1,313)	$(1,072)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.50)	$(0.49)	$(0.57)	$(0.66)
Weighted Average Membership Interests	7,760	5,110	2,310	1,620

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 063 Consol. Info	Series Gallery Drop 064 Consol. Info	Series Gallery Drop 065 Consol. Info	Series Gallery Drop 066 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	534	534	534	584
Sourcing	712	1,140	632	3,306
Transportation, Storage and Insurance	77	123	77	347
Total Operating Expenses	1,323	1,797	1,243	4,237
Net Loss from Operations	(1,323)	(1,797)	(1,243)	(4,237)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,323)	(1,797)	(1,243)	(4,237)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,323)	$(1,797)	$(1,243)	$(4,237)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.63)	$(0.53)	$(0.59)	$(0.45)
Weighted Average Membership Interests	2,110	3,370	2,110	9,470

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 067 Consol. Info	Series Gallery Drop 068 Consol. Info	Series Gallery Drop 069 Consol. Info	Series Gallery Drop 070 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	566	534	534	494
Sourcing	2,236	855	1,266	1,051
Transportation, Storage and Insurance	232	92	136	121
Total Operating Expenses	3,034	1,481	1,936	1,666
Net Loss from Operations	(3,034)	(1,481)	(1,936)	(1,666)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(3,034)	(1,481)	(1,936)	(1,666)
Provision for Income taxes	-	-	-	-
Net Loss	$(3,034)	$(1,481)	$(1,936)	$(1,666)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.48)	$(0.59)	$(0.52)	$(0.51)
Weighted Average Membership Interests	6,320	2,530	3,700	3,280

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 071 Consol. Info	Series Gallery Drop 072 Consol. Info	Series Gallery Drop 073 Consol. Info	Series Gallery Drop 074 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	494	494	494	494
Sourcing	2,721	13,340	1,583	689
Transportation, Storage and Insurance	290	1,085	171	81
Total Operating Expenses	3,505	14,919	2,248	1,264
Net Loss from Operations	(3,505)	(14,919)	(2,248)	(1,264)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(3,505)	(14,919)	(2,248)	(1,264)
Provision for Income taxes	-	-	-	-
Net Loss	$(3,505)	$(14,919)	$(2,248)	$(1,264)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.44)	$(0.50)	$(0.48)	$(0.57)
Weighted Average Membership Interests	7,890	29,750	4,660	2,200

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 076 Consol. Info	Series Gallery Drop 077 Consol. Info	Series Gallery Drop 078 Consol. Info	Series Gallery Drop 079 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	494	494	494	494
Sourcing	2,054	1,270	689	713
Transportation, Storage and Insurance	213	142	81	77
Total Operating Expenses	2,761	1,906	1,264	1,284
Net Loss from Operations	(2,761)	(1,906)	(1,264)	(1,284)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(2,761)	(1,906)	(1,264)	(1,284)
Provision for Income taxes	-	-	-	-
Net Loss	$(2,761)	$(1,906)	$(1,264)	$(1,284)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.47)	$(0.49)	$(0.57)	$(0.61)
Weighted Average Membership Interests	5,830	3,880	2,200	2,120

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 080 Consol. Info	Series Gallery Drop 082 Consol. Info	Series Gallery Drop 083 Consol. Info	Series Gallery Drop 086 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	494	494	494	454
Sourcing	484	2,949	1,652	3,306
Transportation, Storage and Insurance	58	309	174	347
Total Operating Expenses	1,036	3,752	2,320	4,107
Net Loss from Operations	(1,036)	(3,752)	(2,320)	(4,107)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,036)	(3,752)	(2,320)	(4,107)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,036)	$(3,752)	$(2,320)	$(4,107)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.66)	$(0.45)	$(0.49)	$(0.43)
Weighted Average Membership Interests	1,580	8,420	4,740	9,470

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 089 Consol. Info	Series Gallery Drop 093 Consol. Info	Series Gallery Drop 095 Consol. Info	Series Gallery Drop 096 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	454	454	454	454
Sourcing	852	1,604	1,650	1,002
Transportation, Storage and Insurance	92	167	174	112
Total Operating Expenses	1,398	2,225	2,278	1,568
Net Loss from Operations	(1,398)	(2,225)	(2,278)	(1,568)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,398)	(2,225)	(2,278)	(1,568)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,398)	$(2,225)	$(2,278)	$(1,568)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.55)	$(0.49)	$(0.48)	$(0.51)
Weighted Average Membership Interests	2,520	4,580	4,760	3,050

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 097 Consol. Info	Series Gallery Drop 098 Consol. Info	Series Gallery Drop 100 Consol. Info	Series Gallery Drop 104 Consol. Info
Operating Income
Gain on Sale of Asset	$-	$-	$-	$-
Gross Profit	-	-	-	-

Operating Expense
Organizational Costs	454	454	454	414
Sourcing	1,068	399	613	332
Transportation, Storage and Insurance	116	54	72	48
Total Operating Expenses	1,638	907	1,139	794
Net Loss from Operations	(1,638)	(907)	(1,139)	(794)

Other Expenses
Interest Expense – related party	-	-	-	-
Total Other Expenses	-	-	-	-

Income/(Loss) Before Income Taxes	(1,638)	(907)	(1,139)	(794)
Provision for Income taxes	-	-	-	-
Net Loss	$(1,638)	$(907)	$(1,139)	$(794)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.52)	$(0.62)	$(0.58)	$(0.61)
Weighted Average Membership Interests	3,160	1,470	1,950	1,310

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 107 Consol. Info	Unallocated	Total Consolidated
Operating Income
Gain on Sale of Asset	$-	$-	$-
Gross Profit	-	-	-

Operating Expense
Organizational Costs	414	6,475	64,040
Sourcing	769	-	104,864
Transportation, Storage and Insurance	87	-	29,212
Total Operating Expenses	1,270	6,475	198,116
Net Loss from Operations	(1,270)	(6,475)	(198,116)

Other Expenses
Interest Expense – related party	-	-	-
Total Other Expenses	-	-	-

Income/(Loss) Before Income Taxes	(1,270)	(6,475)	(198,116)
Provision for Income taxes	-	-	(140)
Net Loss	$(1,270)	$(6,475)	$(198,256)

Basic and Diluted Income/(Loss) per Membership Interest	$(0.53)	N/A	N/A
Weighted Average Membership Interests	2,380	N/A	N/A

See accompanying notes, which are an integral part of these consolidated financial statements. In the opinion of management, all adjustments necessary in order to make the interim consolidated financial statements not misleading have been included.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series #KW	Series Drop 002	Series Drop 003	Series Drop 004
Balance, January 1, 2021	$238,919	$30,406	$33,694	$44,683
Membership Contribution	-	-	-	-
Less Brokerage Fees
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(2,836)	(1,346)	(1,369)	(1,739)
Balance, June 30, 2021	$236,162	$29,139	$32,404	$43,023

Balance, January 1, 2022	$234,897	$28,542	$31,789	$42,710
Membership Contribution	-	-	-	-
Less Brokerage Fees
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,757)	(2,062)	(2,075)	(2,110)
Balance, June 30, 2022	$232,140	$26,480	$29,714	$40,600

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Drop 005	Series Drop 008	Series Drop 009	Series Drop 010
Balance, January 1, 2021	$90,078	$35,450	$312,219	$23,644
Membership Contribution	-	-	-	-
Less Brokerage Fees
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(1,691)	(685)	(2,954)	(1,312)
Balance, June 30, 2021	$88,466	$34,844	$309,344	$22,411

Balance, January 1, 2022	$87,590	$33,533	$307,443	$21,843
Membership Contribution	-	-	-	-
Less Brokerage Fees
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,263)	(2,078)	(3,000)	(2,041)
Balance, June 30, 2022	$85,327	$31,455	$304,443	$19,802

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 011	Series Gallery Drop 012	Series Gallery Drop 013	Series Gallery Drop 014
Balance, January 1, 2021	$22,730	$142,127	$88,422	$29,787
Membership Contribution	-	-	-	-
Less Brokerage Fees			(882)	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(1,306)	(1,978)	(4,076)	(1,346)
Balance, June 30, 2021	$21,503	$140,228	$83,543	$28,520

Balance, January 1, 2022	$20,939	$139,119	$82,438	$27,923
Membership Contribution	-	-	-	-
Less Brokerage Fees				-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,038)	(2,430)	(2,243)	(2,062)
Balance, June 30, 2022	$18,901	$136,689	$80,195	$25,861

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 015	Series Gallery Drop 016	Series Gallery Drop 017	Series Gallery Drop 018
Balance, January 1, 2021	$24,388	$19,299	$49,392	$11,298
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(1,626)	(1,286)	(1,459)	(1,241)
Balance, June 30, 2021	$22,841	$18,092	$48,012	$10,136

Balance, January 1, 2022	$22,618	$17,619	$47,401	$9,626
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,044)	(2,026)	(2,127)	(2,000)
Balance, June 30, 2022	$20,574	$15,593	$45,274	$7,626

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 019	Series Gallery Drop 020	Series Gallery Drop 021	Series Gallery Drop 022
Balance, January 1, 2021	$18,540	$134,118	$26,374	$30,447
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	78	79
Net Loss	(1,282)	(1,703)	(1,325)	(1,066)
Balance, June 30, 2021	$17,337	$132,494	$25,127	$29,460

Balance, January 1, 2022	$16,793	$6	$24,545	$28,583
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	(6)	(1)	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,024)	-	(2,050)	(2,061)
Balance, June 30, 2022	$14,769	$-	$22,494	$26,522

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 023	Series Gallery Drop 024	Series Gallery Drop 025	Series Gallery Drop 026
Balance, January 1, 2021	$14,736	$22,786	$74,922	$95,348
Membership Contribution	-	-	(70,000)	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	(2,628)	79
Net Loss	(570)	(616)	(383)	(1,030)
Balance, June 30, 2021	$14,245	$22,249	$1,911	$94,397

Balance, January 1, 2022	$13,027	$20,995	$-	$92,807
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	4,078
Distribution	-	-	-	(200,000)
Net Income / (Loss)	(2,011)	(2,038)	-	103,115
Balance, June 30, 2022	$11,016	$18,957	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 027	Series Gallery Drop 028	Series Gallery Drop 029	Series Gallery Drop 030
Balance, January 1, 2021	$61,073	$18,252	$53,325	$23,802
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(835)	(590)	(790)	(622)
Balance, June 30, 2021	$60,317	$17,741	$52,614	$23,259

Balance, January 1, 2022	$-	$16,508	$51,219	$22,001
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	-	(2,023)	(2,140)	(2,041)
Balance, June 30, 2022	$-	$14,485	$49,079	$19,960

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 031	Series Gallery Drop 032	Series Gallery Drop 033	Series Gallery Drop 034
Balance, January 1, 2021	$47,207	$4,489	$23,401	$407,573
Membership Contribution	-	-	210	-
Less Brokerage Fees	(470)	-	(235)	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(3,177)	(502)	(2,265)	(2,810)
Balance, June 30, 2021	$43,639	$4,066	$21,190	$404,842

Balance, January 1, 2022	$42,209	$2,897	$19,906	$411,808
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,108)	(1,977)	(2,033)	(3,318)
Balance, June 30, 2022	$40,101	$920	$17,873	$408,490

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 035	Series Gallery Drop 036	Series Gallery Drop 037	Series Gallery Drop 038
Balance, January 1, 2021	$72,839	$48,125	$24,534	$72,073
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(902)	(728)	(626)	(900)
Balance, June 30, 2021	$72,016	$47,476	$23,987	$71,252

Balance, January 1, 2022	$40,231	$46,104	$22,798	$69,843
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,205)	(2,122)	(2,044)	(2,204)
Balance, June 30, 2022	$38,026	$43,982	$20,754	$67,639

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 039	Series Gallery Drop 040	Series Gallery Drop 041	Series Gallery Drop 042
Balance, January 1, 2021	$62,195	$35,490	$4,651	$19,704
Membership Contribution	-	10	-	-
Less Brokerage Fees	-	(355)	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(843)	(2,375)	(513)	(599)
Balance, June 30, 2021	$61,431	$32,849	$4,217	$19,184

Balance, January 1, 2022	$60,068	$31,560	$3,123	$18,019
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,170)	(2,072)	(1,978)	(2,028)
Balance, June 30, 2022	$57,898	$29,488	$1,145	$15,991

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 043	Series Gallery Drop 044	Series Gallery Drop 045	Series Gallery Drop 046
Balance, January 1, 2021	$66,960	$233,300	$229,790	$-
Membership Contribution	40	466,094	210	53,000
Less Brokerage Fees	(670)	(4,211)	(2,300)	(530)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(3,764)	(13,267)	(12,134)	(2,504)
Balance, June 30, 2021	$62,645	$681,995	$215,645	$50,045

Balance, January 1, 2022	$38,362	$675,817	$685,050	$49,664
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	(685,050)	-
Net Income / (Loss)	(8,872)	(4,139)	-	(2,030)
Balance, June 30, 2022	$29,490	$671,678	$-	$47,634

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 047	Series Gallery Drop 048	Series Gallery Drop 049	Series Gallery Drop 050
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	30,000	58,000	225,000	29,500
Less Brokerage Fees	(300)	(580)	(2,250)	(295)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(1,334)	(1,604)	(8,684)	(2,139)
Balance, June 30, 2021	$28,445	$55,895	$214,145	$27,145

Balance, January 1, 2022	$28,165	$55,715	$212,609	$26,528
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(1,982)	(2,074)	(2,605)	(1,970)
Balance, June 30, 2022	$26,183	$53,641	$210,004	$24,558

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 051	Series Gallery Drop 052	Series Gallery Drop 053	Series Gallery Drop 054
Balance, January 1, 2021	$-	$10,000	$-	$-
Membership Contribution	30,640	-	79,500	19,000
Less Brokerage Fees	-	(100)	(795)	(190)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(2,074)	(1,334)	(1,139)	(1,244)
Balance, June 30, 2021	$28,645	$8,645	$77,645	$17,645

Balance, January 1, 2022	$28,051	$7,515	$40,778	$17,074
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(1,983)	(1,916)	(2,147)	(1,946)
Balance, June 30, 2022	$26,068	$5,599	$38,631	$15,128
See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 055	Series Gallery Drop 056	Series Gallery Drop 057	Series Gallery Drop 058
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	47,500	21,200	18,000	22,400
Less Brokerage Fees	(475)	(212)	(180)	(224)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(2,359)	(1,322)	(1,154)	(1,350)
Balance, June 30, 2021	$44,745	$19,745	$16,745	$20,905

Balance, January 1, 2022	$44,022	$19,141	$7,757	$15,846
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,037)	(1,953)	(1,943)	(6,757)
Balance, June 30, 2022	$41,985	$17,188	$5,814	$9,089

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 059	Series Gallery Drop 060	Series Gallery Drop 061	Series Gallery Drop 062
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	77,600	51,100	23,100	16,200
Less Brokerage Fees	(776)	(511)	(231)	(162)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(3,868)	(2,523)	(1,313)	(1,072)
Balance, June 30, 2021	$73,035	$48,145	$21,635	$15,045

Balance, January 1, 2022	$72,661	$47,406	$21,023	$14,464
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	2,935	-	-
Distribution	-	(140,050)	-	-
Net Income / (Loss)	(2,133)	89,709	(1,960)	(1,938)
Balance, June 30, 2022	$70,528	$-	$19,063	$12,526

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 063	Series Gallery Drop 064	Series Gallery Drop 065	Series Gallery Drop 066
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	21,100	33,700	21,100	94,700
Less Brokerage Fees	(211)	(337)	(211)	(947)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(1,323)	(1,797)	(1,243)	(4,237)
Balance, June 30, 2021	$19,645	$31,645	$19,725	$89,595

Balance, January 1, 2022	$19,042	$30,984	$24,141	$58,707
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(1,953)	(1,993)	(1,953)	(2,188)
Balance, June 30, 2022	$17,089	$28,991	$22,188	$56,519

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 067	Series Gallery Drop 068	Series Gallery Drop 069	Series Gallery Drop 070
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	63,200	25,300	37,000	32,800
Less Brokerage Fees	(632)	(253)	(370)	(328)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(3,034)	(1,481)	(1,934)	(1,666)
Balance, June 30, 2021	$59,613	$23,645	$34,775	$30,885

Balance, January 1, 2022	$58,852	$23,023	$30,499	$27,829
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,086)	(3,766)	(5,804)	(1,991)
Balance, June 30, 2022	$56,766	$19,257	$24,695	$25,838

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 071	Series Gallery Drop 072	Series Gallery Drop 073	Series Gallery Drop 074
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	78,900	297,500	46,600	22,000
Less Brokerage Fees	(789)	(2,975)	(466)	(220)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(3,505)	(14,919)	(2,248)	(1,264)
Balance, June 30, 2021	$74,685	$279,685	$43,965	$20,595

Balance, January 1, 2022	$98,819	$255,148	$26,947	$14,189
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,137)	(2,824)	(2,033)	(1,956)
Balance, June 30, 2022	$96,682	$252,324	$24,914	$12,233

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 075	Series Gallery Drop 076	Series Gallery Drop 077	Series Gallery Drop 078
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	58,300	58,300	38,800	22,000
Less Brokerage Fees	-	(583)	(388)	(220)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	79	79	79
Net Loss	-	(2,761)	(1,906)	(1,264)
Balance, June 30, 2021	$58,300	$55,035	$36,585	$20,595

Balance, January 1, 2022	$54,975	$8,262	$18,201	$19,989
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(1,591)	(2,071)	(2,010)	(1,955)
Balance, June 30, 2022	$53,384	$6,191	$16,191	$18,034

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 079	Series Gallery Drop 080	Series Gallery Drop 082	Series Gallery Drop 083
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	21,200	15,800	84,200	47,400
Less Brokerage Fees	(212)	(158)	(842)	(474)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	79	79
Net Loss	(1,282)	(1,036)	(3,752)	(2,320)
Balance, June 30, 2021	$19,785	$14,685	$79,685	$44,685

Balance, January 1, 2022	$19,179	$14,105	$78,796	$22,662
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	2,702	-
Distribution	-	-	(105,000)	-
Net Income / (Loss)	(1,953)	(1,936)	23,502	(2,036)
Balance, June 30, 2022	$17,226	$12,169	$-	$20,626

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 086	Series Gallery Drop 089	Series Gallery Drop 091	Series Gallery Drop 093
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	94,700	25,200	-	45,800
Less Brokerage Fees	(947)	(252)	-	(458)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	79	-	79
Net Loss	(4,107)	(1,398)	-	(2,225)
Balance, June 30, 2021	$89,725	$23,629	$-	$43,196

Balance, January 1, 2022	$341,087	$23,007	$17,685	$42,480
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(2,184)	(21,065)	(1,491)	(15,431)
Balance, June 30, 2022	$338,903	$1,942	$16,194	$27,049

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 094	Series Gallery Drop 095	Series Gallery Drop 096	Series Gallery Drop 097
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	22,800	47,600	30,500	31,600
Less Brokerage Fees	-	(476)	(305)	(316)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	79	79	79
Net Loss	-	(2,278)	(1,568)	(1,638)
Balance, June 30, 2021	$22,800	$44,925	$28,706	$29,725

Balance, January 1, 2022	$21,178	$33,701	$20,060	$-
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(1,957)	(2,037)	(10,582)	-
Balance, June 30, 2022	$19,221	$31,664	$9,478	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 098	Series Gallery Drop 099	Series Gallery Drop 100	Series Gallery Drop 101
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	14,700	-	19,500	-
Less Brokerage Fees	(147)	-	(195)	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	-	79	-
Net Loss	(907)	-	(1,139)	-
Balance, June 30, 2021	$13,725	$-	$18,245	$-

Balance, January 1, 2022	$13,152	$129,368	$16,651	$178,763
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(1,932)	(2,322)	(7,747)	(2,346)
Balance, June 30, 2022	$11,220	$127,046	$8,904	$176,417

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 102	Series Gallery Drop 103	Series Gallery Drop 104	Series Gallery Drop 105
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	14,800	18,400	13,100	-
Less Brokerage Fees	-	-	(131)	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	79	-
Net Loss	-	-	(794)	-
Balance, June 30, 2021	$14,800	$18,400	$12,254	$-

Balance, January 1, 2022	$8,545	$17,108	$11,687	$42,316
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	2,841	-	-
Distribution	-	(35,050)	-	-
Net Income / (Loss)	(1,932)	15,101	(1,927)	(10,028)
Balance, June 30, 2022	$6,613	$-	$9,760	$32,288

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 107	Series Gallery Drop 108	Series Gallery Drop 109	Series Gallery Drop 110
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	23,800	31,700	-	-
Less Brokerage Fees	(238)	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	79	-	-	-
Net Loss	(1,270)	-	-	-
Balance, June 30, 2021	$22,371	$31,700	$-	$-

Balance, January 1, 2022	$21,755	$29,625	$30,263	$9,718
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	2,006
Distribution	-	-	-	(16,284)
Net Income / (Loss)	(1,961)	(1,986)	(10,455)	4,560
Balance, June 30, 2022	$19,794	$27,639	$19,808	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 111	Series Gallery Drop 112	Series Gallery Drop 113	Series Gallery Drop 114
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2021	$-	$-	$-	$-

Balance, January 1, 2022	$17,637	$71,270	$54,439	$12,470
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Distribution	-	-	-	-
Net Income / (Loss)	(1,949)	(2,137)	(2,080)	(1,931)
Balance, June 30, 2022	$15,688	$69,133	$52,359	$10,539

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 115	Series Gallery Drop 116	Series Gallery Drop 117	Series Gallery Drop 118
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2021	$-	$-	$-	$-

Balance, January 1, 2022	$15,349	$395	$(16,351)	$(9,352)
Membership Contribution	-	236,800	93,700	-
Less Brokerage Fees	-	(2,368)	(937)	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	(395)	(149)	(1)
Distribution	-	-	-	-
Net Income / (Loss)	(8,041)	(11,055)	(16,159)	9,353
Balance, June 30, 2022	$7,308	$223,377	$60,104	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 119	Series Gallery Drop 120	Series Gallery Drop 121	Series Gallery Drop 122
Balance, January 1, 2021	$-	$-	$-	$-
Membership Contribution	-	-	-	-
Less Brokerage Fees	-	-	-	-
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	-	-	-	-
Net Loss	-	-	-	-
Balance, June 30, 2021	$-	$-	$-	$-

Balance, January 1, 2022	$140	$99	$52	$115,984
Membership Contribution	88,400	-	32,800	-
Less Brokerage Fees	(884)	-	(328)	(1,158)
Equity to Artist / Third Party	-	-	-	-
Capital Contribution	(140)	(30)	(52)	(184)
Distribution	-	-	-	-
Net Income / (Loss)	(5,584)	(69)	(3,230)	(6,614)
Balance, June 30, 2022	$81,932	$-	$29,242	$108,028

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT) FOR THE SIX MONTHS ENDED JUNE 30, 2022 AND 2021 (UNAUDITED)

	Series Gallery Drop 123	Unallocated	Total Consolidated
Balance, January 1, 2021	$-	$(10,281)	$3,122,309
Membership Contribution	-	-	2,752,404
Less Brokerage Fees	-	-	(31,015)
Equity to Artist / Third Party	-	-	-
Capital Contribution	-	-	4,323
Net Loss	-	(6,475)	(198,255)
Balance, June 30, 2021	$-	$(16,756)	$5,649,766

Balance, January 1, 2022	$74	$(23,747)	$6,469,685
Membership Contribution	46,800	-	498,500
Less Brokerage Fees	(468)	-	(6,143)
Equity to Artist / Third Party	-	-	-
Capital Contribution	(74)	23,747	37,277
Distribution	-	-	(1,181,434)
Net Income / (Loss)	(3,824)	-	(87,340)
Balance, June 30, 2022	$42,508	$-	$5,730,545

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series #KW	Series Drop 002	Series Drop 003	Series Drop 004
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,757)	$(2,062)	$(2,075)	$(2,110)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,757)	(2,062)	(2,075)	(2,110)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,757	2,062	2,075	2,110
Capital Contributions	-	-	-	-
Membership Contributions	234,897	28,542	31,789	42,710
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	237,654	30,604	33,864	44,820

Cash at Beginning of Period	125	774	61	710
Net Increase/(Decrease) In Cash	234,897	28,542	31,789	42,710
Cash at End of Period	$235,022	$29,316	$31,850	$43,420

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Drop 005	Series Drop 008	Series Drop 009	Series Drop 010
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,263)	$(2,078)	$(3,000)	$(2,041)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,263)	(2,078)	(3,000)	(2,041)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,263	2,078	3,000	2,041
Capital Contributions	-	-	-	-
Membership Contributions	87,590	33,533	307,443	21,843
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	89,853	35,611	310,443	23,884

Cash at Beginning of Period	445	818	2,587	11
Net Increase/(Decrease) In Cash	87,590	33,533	307,443	21,843
Cash at End of Period	$88,035	$34,351	$310,030	$21,854

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 011	Series Gallery Drop 012	Series Gallery Drop 013	Series Gallery Drop 014
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,038)	$(2,430)	$(2,243)	$(2,062)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,038)	(2,430)	(2,243)	(2,062)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,038	2,429	2,243	2,062
Capital Contributions	-	-	-	-
Membership Contributions	20,939	139,119	82,438	27,923
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	22,977	141,548	84,681	29,985

Cash at Beginning of Period	97	2,494	388	154
Net Increase/(Decrease) In Cash	20,939	139,118	82,438	27,923
Cash at End of Period	$21,036	$141,612	$82,826	$28,077

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 015	Series Gallery Drop 016	Series Gallery Drop 017	Series Gallery Drop 018
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,044)	$(2,026)	$(2,127)	$(2,000)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,044)	(2,026)	(2,127)	(2,000)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,044	2,026	2,127	2,000
Capital Contributions	-	-	-	-
Membership Contributions	22,618	17,619	47,401	9,626
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	24,662	19,645	49,528	11,626

Cash at Beginning of Period	5	127	259	65
Net Increase/(Decrease) In Cash	22,618	17,619	47,401	9,626
Cash at End of Period	$22,623	$17,746	$47,660	$9,691

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 019	Series Gallery Drop 020	Series Gallery Drop 021	Series Gallery Drop 022
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,024)	$-	$(2,050)	$(2,061)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,024)	-	(2,050)	(2,061)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,024	-	2,051	2,061
Capital Contributions	-	-	-	-
Membership Contributions	16,793	6	24,545	28,583
Distributions	-	(6)	(1)	-
Net Cash Flows From Financing Activities	18,817	-	26,595	30,644

Cash at Beginning of Period	7	6	180	866
Net Increase/(Decrease) In Cash	16,793	-	24,545	28,583
Cash at End of Period	$16,800	$6	$24,725	$29,449

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 023	Series Gallery Drop 024	Series Gallery Drop 025	Series Gallery Drop 026
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,011)	$(2,038)	$-	$103,115
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	(105,000)
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	(105,000)
Net Cash Flows From Operating Activities	(2,011)	(2,038)	-	(1,885)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	200,000
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,011	2,038	(140)	(2,193)
Capital Contributions	-	-	-	-
Membership Contributions	13,027	20,995	-	92,807
Distributions	-	-	-	4,078
Net Cash Flows From Financing Activities	15,038	23,033	(140)	94,692

Cash at Beginning of Period	103	153	140	715
Net Increase/(Decrease) In Cash	13,027	20,995	(140)	292,807
Cash at End of Period	$13,130	$21,148	$-	$293,522

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 027	Series Gallery Drop 028	Series Gallery Drop 029	Series Gallery Drop 030
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$(2,023)	$(2,140)	$(2,041)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	-	(2,023)	(2,140)	(2,041)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	-	2,023	2,140	2,041
Capital Contributions	-	-	-	-
Membership Contributions	-	16,508	51,219	22,001
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	-	18,531	53,359	24,042

Cash at Beginning of Period	-	119	383	169
Net Increase/(Decrease) In Cash	-	16,508	51,219	22,001
Cash at End of Period	$-	$16,627	$51,602	$22,170

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 031	Series Gallery Drop 032	Series Gallery Drop 033	Series Gallery Drop 034
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,108)	$(1,977)	$(2,033)	$(3,318)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,108)	(1,977)	(2,033)	(3,318)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,108	1,977	2,033	3,318
Capital Contributions	-	-	-	-
Membership Contributions	42,209	2,897	19,906	411,808
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	44,317	4,874	21,939	415,126

Cash at Beginning of Period	294	12	120	2,940
Net Increase/(Decrease) In Cash	42,209	2,897	19,906	411,808
Cash at End of Period	$42,503	$2,909	$20,026	$414,748

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 035	Series Gallery Drop 036	Series Gallery Drop 037	Series Gallery Drop 038
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,205)	$(2,122)	$(2,044)	$(2,204)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,205)	(2,122)	(2,044)	(2,204)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,205	2,122	2,044	2,204
Capital Contributions	-	-	-	-
Membership Contributions	40,231	46,104	22,798	69,843
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	42,436	48,226	24,842	72,047

Cash at Beginning of Period	506	322	143	35
Net Increase/(Decrease) In Cash	40,231	46,104	22,798	69,843
Cash at End of Period	$40,737	$46,426	$22,941	$69,878

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 039	Series Gallery Drop 040	Series Gallery Drop 041	Series Gallery Drop 042
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,170)	$(2,072)	$(1,978)	$(2,028)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,170)	(2,072)	(1,978)	(2,028)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,170	2,072	1,978	2,028
Capital Contributions	-	-	-	-
Membership Contributions	60,068	31,560	3,123	18,019
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	62,238	33,632	5,101	20,047

Cash at Beginning of Period	62	43	49	71
Net Increase/(Decrease) In Cash	60,068	31,560	3,123	18,019
Cash at End of Period	$60,130	$31,603	$3,172	$18,090

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 043	Series Gallery Drop 044	Series Gallery Drop 045	Series Gallery Drop 046
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(8,872)	$(4,139)	$-	$(2,030)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	4,139	-	-
Interest Payable	-	-	-	-
Loss on Impairment	6,700	-	-	-
Total Adjustments	6,700	4,139	-	-
Net Cash Flows From Operating Activities	(2,172)	-	-	(2,030)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,172	-	-	2,030
Capital Contributions	-	-	-	-
Membership Contributions	38,362	675,817	685,050	49,664
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	40,534	675,817	685,050	51,694

Cash at Beginning of Period	50	50	685,050	50
Net Increase/(Decrease) In Cash	38,362	675,817	685,050	49,664
Cash at End of Period	$38,412	$675,867	$1,370,100	$49,714

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 047	Series Gallery Drop 048	Series Gallery Drop 049	Series Gallery Drop 050
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,982)	$(2,074)	$(2,605)	$(1,970)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(1,982)	(2,074)	(2,605)	(1,970)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,982	2,074	2,605	1,970
Capital Contributions	-	-	-	-
Membership Contributions	28,165	55,715	212,609	26,528
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	30,147	57,789	215,214	28,498

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	28,165	55,715	212,609	26,528
Cash at End of Period	$28,215	$55,765	$212,659	$26,578

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 051	Series Gallery Drop 052	Series Gallery Drop 053	Series Gallery Drop 054
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,983)	$(1,916)	$(2,147)	$(1,946)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(1,983)	(1,916)	(2,147)	(1,946)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,983	1,916	2,147	1,946
Capital Contributions	-	-	-	-
Membership Contributions	28,051	7,515	40,778	17,074
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	30,034	9,431	42,925	19,020

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	28,051	7,515	40,778	17,074
Cash at End of Period	$28,101	$7,565	$40,828	$17,124

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 055	Series Gallery Drop 056	Series Gallery Drop 057	Series Gallery Drop 058
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,037)	$(1,953)	$(1,943)	$(6,757)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	4,800
Total Adjustments	-	-	-	4,800
Net Cash Flows From Operating Activities	(2,037)	(1,953)	(1,943)	(1,957)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,037	1,953	1,943	1,957
Capital Contributions	-	-	-	-
Membership Contributions	44,022	19,141	7,757	15,846
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	46,059	21,094	9,700	17,803

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	44,022	19,141	7,757	15,846
Cash at End of Period	$44,072	$19,191	$7,807	$15,896

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 059	Series Gallery Drop 060	Series Gallery Drop 061	Series Gallery Drop 062
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,133)	$89,709	$(1,960)	$(1,938)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	(91,415)	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	(91,415)	-	-
Net Cash Flows From Operating Activities	(2,133)	(1,706)	(1,960)	(1,938)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	140,000	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	140,000	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,133	(1,229)	1,960	1,938
Capital Contributions	-	-	-	-
Membership Contributions	72,661	47,406	21,023	14,464
Distributions	-	2,935	-	-
Net Cash Flows From Financing Activities	74,794	49,112	22,983	16,402

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	72,661	187,406	21,023	14,464
Cash at End of Period	$72,711	$187,456	$21,073	$14,514

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 063	Series Gallery Drop 064	Series Gallery Drop 065	Series Gallery Drop 066
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,953)	$(1,993)	$(1,953)	$(2,188)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(1,953)	(1,993)	(1,953)	(2,188)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,953	1,993	1,953	2,188
Capital Contributions	-	-	-	-
Membership Contributions	19,042	30,984	24,141	58,707
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	20,995	32,977	26,094	60,895

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	19,042	30,984	24,141	58,707
Cash at End of Period	$19,092	$31,034	$24,191	$58,757

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 067	Series Gallery Drop 068	Series Gallery Drop 069	Series Gallery Drop 070
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,086)	$(3,766)	$(5,804)	$(1,991)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	1,800	3,800	-
Total Adjustments	-	1,800	3,800	-
Net Cash Flows From Operating Activities	(2,086)	(1,966)	(2,004)	(1,991)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,086	1,966	2,004	1,991
Capital Contributions	-	-	-	-
Membership Contributions	58,852	23,023	30,499	27,829
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	60,938	24,989	32,503	29,820

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	58,852	23,023	30,499	27,829
Cash at End of Period	$58,902	$23,073	$30,549	$27,879

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 071	Series Gallery Drop 072	Series Gallery Drop 073	Series Gallery Drop 074
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,137)	$(2,824)	$(2,033)	$(1,956)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(2,137)	(2,824)	(2,033)	(1,956)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,137	2,824	2,033	1,956
Capital Contributions	-	-	-	-
Membership Contributions	98,819	255,148	26,947	14,189
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	100,956	257,972	28,980	16,145

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	98,819	255,148	26,947	14,189
Cash at End of Period	$98,869	$255,198	$26,997	$14,239

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 075	Series Gallery Drop 076	Series Gallery Drop 077	Series Gallery Drop 078
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,591)	$(2,071)	$(2,010)	$(1,955)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(1,591)	(2,071)	(2,010)	(1,955)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,591	2,071	2,010	1,955
Capital Contributions	-	-	-	-
Membership Contributions	54,975	8,262	18,201	19,989
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	56,566	10,333	20,211	21,944

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	54,975	8,262	18,201	19,989
Cash at End of Period	$55,025	$8,312	$18,251	$20,039

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 079	Series Gallery Drop 080	Series Gallery Drop 082	Series Gallery Drop 083
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,953)	$(1,936)	$23,502	$(2,036)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	(24,859)	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	(24,859)	-
Net Cash Flows From Operating Activities	(1,953)	(1,936)	(1,357)	(2,036)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	105,000	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	105,000	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,953	1,936	(1,395)	2,036
Capital Contributions	-	-	-	-
Membership Contributions	19,179	14,105	78,796	22,662
Distributions	-	-	2,702	-
Net Cash Flows From Financing Activities	21,132	16,041	80,103	24,698

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	19,179	14,105	183,746	22,662
Cash at End of Period	$19,229	$14,155	$183,796	$22,712

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 086	Series Gallery Drop 089	Series Gallery Drop 091	Series Gallery Drop 093
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,184)	$(21,065)	$(1,491)	$(15,431)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	19,100	-	13,400
Total Adjustments	-	19,100	-	13,400
Net Cash Flows From Operating Activities	(2,184)	(1,965)	(1,491)	(2,031)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,184	1,965	1,491	2,031
Capital Contributions	-	-	-	-
Membership Contributions	341,087	23,007	17,685	42,480
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	343,271	24,972	19,176	44,511

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	341,087	23,007	17,685	42,480
Cash at End of Period	$341,137	$23,057	$17,735	$42,530

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 094	Series Gallery Drop 095	Series Gallery Drop 096	Series Gallery Drop 097
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,957)	$(2,037)	$(10,582)	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	8,600	-
Total Adjustments	-	-	8,600	-
Net Cash Flows From Operating Activities	(1,957)	(2,037)	(1,982)	-

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,957	2,037	1,982	-
Capital Contributions	-	-	-	-
Membership Contributions	21,178	33,701	20,060	-
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	23,135	35,738	22,042	-

Cash at Beginning of Period	50	50	50	-
Net Increase/(Decrease) In Cash	21,178	33,701	20,060	-
Cash at End of Period	$21,228	$33,751	$20,110	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 098	Series Gallery Drop 099	Series Gallery Drop 100	Series Gallery Drop 101
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,932)	$(2,322)	$(7,747)	$(2,346)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	5,800	-
Total Adjustments	-	-	5,800	-
Net Cash Flows From Operating Activities	(1,932)	(2,322)	(1,947)	(2,346)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,932	2,322	1,947	2,346
Capital Contributions	-	-	-	-
Membership Contributions	13,152	129,368	16,651	178,763
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	15,084	131,690	18,598	181,109

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	13,152	129,368	16,651	178,763
Cash at End of Period	$13,202	$129,418	$16,701	$178,813

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 102	Series Gallery Drop 103	Series Gallery Drop 104	Series Gallery Drop 105
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,932)	$15,101	$(1,927)	$(10,028)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	(17,469)	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	8,000
Total Adjustments	-	(17,469)	-	8,000
Net Cash Flows From Operating Activities	(1,932)	(2,368)	(1,927)	(2,028)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	35,000	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	35,000	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,932	(473)	1,927	2,028
Capital Contributions	-	-	-	-
Membership Contributions	8,545	17,108	11,687	42,316
Distributions	-	2,841	-	-
Net Cash Flows From Financing Activities	10,477	19,476	13,614	44,344

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	8,545	52,108	11,687	42,316
Cash at End of Period	$8,595	$52,158	$11,737	$42,366

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 107	Series Gallery Drop 108	Series Gallery Drop 109	Series Gallery Drop 110
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,961)	$(1,986)	$(10,455)	$4,560
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	(6,136)
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	8,500	-
Total Adjustments	-	-	8,500	(6,136)
Net Cash Flows From Operating Activities	(1,961)	(1,986)	(1,955)	(1,576)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	16,234
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,961	1,986	1,955	(430)
Capital Contributions	-	-	-	-
Membership Contributions	21,755	29,625	30,263	9,718
Distributions	-	-	-	2,006
Net Cash Flows From Financing Activities	23,716	31,611	32,218	11,294

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	21,755	29,625	30,263	25,952
Cash at End of Period	$21,805	$29,675	$30,313	$26,002

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 111	Series Gallery Drop 112	Series Gallery Drop 113	Series Gallery Drop 114
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,949)	$(2,137)	$(2,080)	$(1,931)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(1,949)	(2,137)	(2,080)	(1,931)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,949	2,137	2,080	1,931
Capital Contributions	-	-	-	-
Membership Contributions	17,637	71,270	54,439	12,470
Distributions	-	-	-	-
Net Cash Flows From Financing Activities	19,586	73,407	56,519	14,401

Cash at Beginning of Period	50	50	50	50
Net Increase/(Decrease) In Cash	17,637	71,270	54,439	12,470
Cash at End of Period	$17,687	$71,320	$54,489	$12,520

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 115	Series Gallery Drop 116	Series Gallery Drop 117	Series Gallery Drop 118
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(8,041)	$(11,055)	$(16,159)	$9,353
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	(9,400)
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	6,100	-	11,800	-
Total Adjustments	6,100	-	11,800	(9,400)
Net Cash Flows From Operating Activities	(1,941)	(11,055)	(4,359)	(47)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	-
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	-	(225,000)	(89,000)	-
Net Proceeds from/(Repayments to) Manager	1,941	2,068	795	48
Capital Contributions	-	-	-	-
Membership Contributions	15,349	237,195	77,349	(9,352)
Distributions	-	(395)	(149)	(1)
Net Cash Flows From Financing Activities	17,290	13,868	(11,005)	(9,305)

Cash at Beginning of Period	50	-	-	-
Net Increase/(Decrease) In Cash	15,349	2,813	(15,364)	(9,352)
Cash at End of Period	$15,399	$2,813	$(15,364)	$(9,352)

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$(28,545)

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 119	Series Gallery Drop 120	Series Gallery Drop 121	Series Gallery Drop 122
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(5,584)	$(69)	$(3,230)	$(6,614)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	-	-
Gain on Cancellation of Note Payable	-	-	-	-
Prepayments to Manager	-	-	-	-
Interest Payable	-	-	-	-
Loss on Impairment	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows From Operating Activities	(5,584)	(69)	(3,230)	(6,614)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	-	115,800
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-	-
Net Cash Flows From Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of loans – related party	(84,000)	-	(31,200)	(110,000)
Net Proceeds from/(Repayments to) Manager	2,258	99	2,060	2,206
Capital Contributions	-	-	-	-
Membership Contributions	88,540	99	32,852	115,984
Distributions	(140)	(30)	(52)	(184)
Net Cash Flows From Financing Activities	6,658	168	3,660	8,006

Cash at Beginning of Period	-	-	-	-
Net Increase/(Decrease) In Cash	1,074	99	430	117,192
Cash at End of Period	$1,074	$99	$430	$117,192

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$(26,400)	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Series Gallery Drop 123	Unallocated	Total Consolidated
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(3,824)	$-	$(87,340)
Adjustment to reconcile Net Income/(Loss) to Net Cash Flows from Operating Activities:
Gain on Sale of Asset	-	-	(244,879)
Gain on Cancellation of Note Payable	-	-	(9,400)
Prepayments to Manager	-	-	4,139
Interest Payable	-	-	-
Loss on Impairment	-	-	98,400
Total Adjustments	-	-	(151,740)
Net Cash Flows From Operating Activities	(3,824)	-	(239,080)

Cash Flows From Investing Activities:
Proceeds from Sale of Art and Other Collectibles	-	-	612,034
Purchase of Art and Other Collectibles – Acq. Cost (related party)	-	-	-
Purchase of Art and Other Collectibles – Addended Acq. Cost (related party)	-	-	-
Net Cash Flows From Investing Activities	-	-	612,034

Cash Flows From Financing Activities:
Repayment of loans – related party	(44,444)	-	(583,644)
Net Proceeds from/(Repayments to) Manager	2,060	-	201,140
Capital Contributions	-	-	-
Membership Contributions	46,874	(23,747)	6,968,185
Distributions	(74)	23,747	37,277
Net Cash Flows From Financing Activities	4,416	-	6,622,958

Cash at Beginning of Period	-	-	704,758
Net Increase/(Decrease) In Cash	592	-	6,995,912
Cash at End of Period	$592	$-	$7,700,670

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$(54,945)

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series #KW Consol. Info	Series Drop 002 Consol. Info	Series Drop 003 Consol. Info	Series Drop 004 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,836)	$(1,346)	$(1,369)	$(1,739)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(2,836)	(1,346)	(1,369)	(1,739)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,095	1,267	1,290	1,660
Capital Contribution	79	79	79	79
Membership Contribution	-	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,174	1,346	1,369	1,739

Cash at Beginning of Period	1,787	774	61	710
Net Increase (Decrease) In Cash	(1,662)	-	-	-
Cash at End of Period	$125	$774	$61	$710

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Drop 005 Consol. Info	Series Drop 006 Consol. Info	Series Drop 007 Consol. Info	Series Drop 008 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,691)	$-	$-	$(685)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,691)	-	-	(685)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,612	-	-	606
Capital Contribution	79	-	-	79
Membership Contribution	-	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,691	-	-	685

Cash at Beginning of Period	445	-	-	818
Net Increase (Decrease) In Cash	-	-	-	-
Cash at End of Period	$445	$-	$-	$818

Supplemental Disclosure of Non-Cash Financing Activities:				-
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Drop 009 Consol. Info	Series Drop 010 Consol. Info	Series Gallery Drop 011 Consol. Info	Series Gallery Drop 012 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,954)	$(1,312)	$(1,306)	$(1,978)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(2,954)	(1,312)	(1,306)	(1,978)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	2,875	1,233	1,227	1,899
Capital Contribution	79	79	79	79
Membership Contribution	-	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	2,954	1,312	1,306	1,978

Cash at Beginning of Period	2,587	11	97	2,494
Net Increase (Decrease) In Cash	-	-	-	-
Cash at End of Period	$2,587	$11	$97	$2,494

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 013 Consol. Info	Series Gallery Drop 014 Consol. Info	Series Gallery Drop 015 Consol. Info	Series Gallery Drop 016 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(4,076)	$(1,346)	$(1,626)	$(1,286)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	(1,578)	-	-	-
Total Adjustments	(1,578)	-	-	-
Net Cash Flows Used In Operating Activities	(5,654)	(1,346)	(1,626)	(1,286)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(84,150)	-	-	-
Net Proceeds from/(Repayments to) Manager	995	1,267	1,547	1,200
Capital Contribution	79	79	79	79
Membership Contribution	89,118	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	6,042	1,346	1,626	1,279

Cash at Beginning of Period	-	154	5	134
Net Increase (Decrease) In Cash	388	-	-	(7)
Cash at End of Period	$388	$154	$5	$127

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 017 Consol. Info	Series Gallery Drop 018 Consol. Info	Series Gallery Drop 019 Consol. Info	Series Gallery Drop 020 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,459)	$(1,241)	$(1,282)	$(1,703)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,459)	(1,241)	(1,282)	(1,703)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,380	1,162	1,203	1,624
Capital Contribution	79	79	79	79
Membership Contribution	-	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,459	1,241	1,282	1,703

Cash at Beginning of Period	259	65	7	485
Net Increase (Decrease) In Cash	-	-	-	-
Cash at End of Period	$259	$65	$7	$485

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 021 Consol. Info	Series Gallery Drop 022 Consol. Info		Series Gallery Drop 023 Consol. Info	Series Gallery Drop 024 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,325)		$(1,066)	$(570)	$(616)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-		-	-	-
Interest Payable	-		-	-	-
Total Adjustments	-		-	-	-
Net Cash Flows Used In Operating Activities	(1,325)		(1,066)	(570)	(616)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-		-	-	-
Net Cash Flows Provided By Investing Activities	-		-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-	-
Net Proceeds from/(Repayments to) Manager	1,247		987	491	537
Capital Contribution	78		79	79	79
Membership Contribution	-		-	-	-
Distribution	-		-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,325		1,066	570	616

Cash at Beginning of Period	180		866	103	153
Net Increase (Decrease) In Cash	-		-	-	-
Cash at End of Period	$180		$866	$103	$153

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-		$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-		-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-		-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-		$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 025 Consol. Info	Series Gallery Drop 026 Consol. Info	Series Gallery Drop 027 Consol. Info	Series Gallery Drop 028 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(380)	$(1,030)	$(835)	$(590)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	8,355	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	8,355	-	-	-
Net Cash Flows Used In Operating Activities	7,975	(1,030)	(835)	(590)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	(367)	951	756	511
Capital Contribution	611	79	79	79
Membership Contribution	-	-	-	-
Distribution	(75,149)	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	(74,905)	1,030	835	590

Cash at Beginning of Period	75,289	715	440	119
Net Increase (Decrease) In Cash	(66,930)	-	-	-
Cash at End of Period	$8,359	$715	$440	$119

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 029 Consol. Info	Series Gallery Drop 030 Consol. Info	Series Gallery Drop 031 Consol. Info	Series Gallery Drop 032 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(790)	$(622)	$(3,177)	$(502)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	(793)	-
Total Adjustments	-	-	(793)	-
Net Cash Flows Used In Operating Activities	(790)	(622)	(3,970)	(502)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	(43,750)	(4,844)
Net Proceeds from/(Repayments to) Manager	711	543	405	352
Capital Contribution	79	79	79	79
Membership Contribution	-	-	47,530	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	790	622	4,264	(4,413)

Cash at Beginning of Period	383	169	-	4,927
Net Increase (Decrease) In Cash	-	-	294	(4,915)
Cash at End of Period	$383	$169	$294	$12

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 033 Consol. Info	Series Gallery Drop 034 Consol. Info	Series Gallery Drop 035 Consol. Info	Series Gallery Drop 036 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,265)	$(2,810)	$(902)	$(728)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	(389)	-	-	-
Total Adjustments	(389)	-	-	-
Net Cash Flows Used In Operating Activities	(2,654)	(2,810)	(902)	(728)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(21,475)	-	-	-
Net Proceeds from/(Repayments to) Manager	405	2,731	823	681
Capital Contribution	79	79	79	79
Membership Contribution	23,765	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	2,774	2,810	902	760

Cash at Beginning of Period	-	2,940	506	290
Net Increase (Decrease) In Cash	120	-	-	32
Cash at End of Period	$120	$2,940	$506	$322

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 037 Consol. Info	Series Gallery Drop 038 Consol. Info	Series Gallery Drop 039 Consol. Info	Series Gallery Drop 040 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(626)	$(900)	$(843)	$(2,375)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(626)	(900)	(843)	(2,375)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	(33,211)
Net Proceeds from/(Repayments to) Manager	547	821	764	405
Capital Contribution	79	79	79	79
Membership Contribution	-	-	-	35,145
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	626	900	843	2,418

Cash at Beginning of Period	143	35	62	-
Net Increase (Decrease) In Cash	-	-	-	43
Cash at End of Period	$143	$35	$62	$43

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 041 Consol. Info	Series Gallery Drop 042 Consol. Info	Series Gallery Drop 043 Consol. Info	Series Gallery Drop 044 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(513)	$(599)	$(3,764)	$(13,267)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(513)	(599)	(3,764)	(13,267)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	(63,000)	(416,700)
Net Proceeds from/(Repayments to) Manager	434	520	405	(82,895)
Capital Contribution	79	79	79	79
Membership Contribution	-	-	66,330	512,833
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	513	599	3,814	13,317

Cash at Beginning of Period	49	71	-	-
Net Increase (Decrease) In Cash	-	-	50	50
Cash at End of Period	$49	$71	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 045 Consol. Info	Series Gallery Drop 046 Consol. Info	Series Gallery Drop 047 Consol. Info	Series Gallery Drop 048 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(12,134)	$(2,504)	$(1,334)	$(1,604)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(12,134)	(2,504)	(1,334)	(1,604)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(216,000)	(50,400)	(28,800)	(56,250)
Net Proceeds from/(Repayments to) Manager	405	405	405	405
Capital Contribution	79	79	79	79
Membership Contribution	227,700	52,470	29,700	57,420
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	12,184	2,554	1,384	1,654

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 049 Consol. Info	Series Gallery Drop 050 Consol. Info	Series Gallery Drop 051 Consol. Info	Series Gallery Drop 052 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(8,684)	$(2,139)	$(2,074)	$(1,334)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(8,684)	(2,139)	(2,074)	(1,334)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	(2,500)	-	-
Net Cash Flows Provided By Investing Activities	-	(2,500)	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(214,500)	(25,000)	(29,000)	(9,000)
Net Proceeds from/(Repayments to) Manager	405	405	405	405
Capital Contribution	79	79	79	79
Membership Contribution	222,750	29,205	30,640	9,900
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	8,734	4,689	2,124	1,384

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	2,500	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 053 Consol. Info	Series Gallery Drop 054 Consol. Info	Series Gallery Drop 055 Consol. Info	Series Gallery Drop 056 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,139)	$(1,244)	$(2,359)	$(1,322)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,139)	(1,244)	(2,359)	(1,322)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(78,000)	(18,000)	(45,100)	(20,100)
Net Proceeds from/(Repayments to) Manager	405	405	405	405
Capital Contribution	79	79	79	79
Membership Contribution	78,705	18,810	47,025	20,988
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,189	1,294	2,409	1,372

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 057 Consol. Info	Series Gallery Drop 058 Consol. Info	Series Gallery Drop 059 Consol. Info	Series Gallery Drop 060 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,154)	$(1,350)	$(3,868)	$(2,523)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,154)	(1,350)	(3,868)	(2,523)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(17,100)	(21,260)	(73,700)	(48,500)
Net Proceeds from/(Repayments to) Manager	405	405	715	405
Capital Contribution	79	79	79	79
Membership Contribution	17,820	22,176	76,824	50,589
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,204	1,400	3,918	2,573

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 061 Consol. Info	Series Gallery Drop 062 Consol. Info	Series Gallery Drop 063 Consol. Info	Series Gallery Drop 064 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,313)	$(1,072)	$(1,323)	$(1,797)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,313)	(1,072)	(1,323)	(1,797)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(21,990)	(15,400)	(20,000)	(32,000)
Net Proceeds from/(Repayments to) Manager	405	405	405	405
Capital Contribution	79	79	79	79
Membership Contribution	22,869	16,038	20,889	33,363
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,363	1,122	1,373	1,847

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	-	-	-
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 065 Consol. Info	Series Gallery Drop 066 Consol. Info	Series Gallery Drop 067 Consol. Info	Series Gallery Drop 068 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,243)	$(4,237)	$(3,034)	$(1,481)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,243)	(4,237)	(3,034)	(1,481)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(20,080)	(90,000)	(60,000)	(24,000)
Net Proceeds from/(Repayments to) Manager	405	405	405	405
Capital Contribution	79	79	79	79
Membership Contribution	20,889	93,753	62,568	25,047
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,293	4,237	3,052	1,531

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	-	18	50
Cash at End of Period	$50	$-	$18	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	20,080	90,000	60,000	24,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 069 Consol. Info	Series Gallery Drop 070 Consol. Info	Series Gallery Drop 071 Consol. Info	Series Gallery Drop 072 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,936)	$(1,666)	$(3,505)	$(14,919)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,936)	(1,666)	(3,505)	(14,919)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(35,128)	(31,200)	(75,000)	(280,000)
Net Proceeds from/(Repayments to) Manager	405	365	365	365
Capital Contribution	79	79	79	79
Membership Contribution	36,630	32,472	78,111	294,525
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,986	1,716	3,555	14,969

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	35,128	31,200	75,000	280,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 073 Consol. Info	Series Gallery Drop 074 Consol. Info	Series Gallery Drop 075 Consol. Info	Series Gallery Drop 076 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,248)	$(1,264)	$-	$(2,761)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(2,248)	(1,264)	-	(2,761)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(44,280)	(20,910)	-	(55,350)
Net Proceeds from/(Repayments to) Manager	365	365	-	365
Capital Contribution	79	79	-	79
Membership Contribution	46,134	21,780	-	57,717
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	2,298	1,314	-	2,811

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	-	50
Cash at End of Period	$50	$50	$-	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	44,280	20,910	55,350	55,350
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 077 Consol. Info	Series Gallery Drop 078 Consol. Info	Series Gallery Drop 079 Consol. Info	Series Gallery Drop 080 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,906)	$(1,264)	$(1,284)	$(1,036)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,906)	(1,264)	(1,284)	(1,036)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(36,900)	(20,910)	(20,098)	(15,000)
Net Proceeds from/(Repayments to) Manager	365	365	365	365
Capital Contribution	79	79	79	79
Membership Contribution	38,412	21,780	20,988	15,642
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,956	1,314	1,334	1,086

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	50	50
Cash at End of Period	$50	$50	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	36,900	20,910	20,098	15,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 081 Consol. Info	Series Gallery Drop 082 Consol. Info	Series Gallery Drop 083 Consol. Info	Series Gallery Drop 084 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$(3,752)	$(2,320)	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	-	(3,752)	(2,320)	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	(80,000)	(45,000)	-
Net Proceeds from/(Repayments to) Manager	-	365	365	-
Capital Contribution	-	79	79	-
Membership Contribution	-	83,358	46,926	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	3,802	2,370	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	-	50	50	-
Cash at End of Period	$-	$50	$50	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	480,000	80,000	45,000	52,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 085 Consol. Info	Series Gallery Drop 086 Consol. Info	Series Gallery Drop 087 Consol. Info	Series Gallery Drop 088 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$(4,107)	$-	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	-	(4,107)	-	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	(90,000)	-	-
Net Proceeds from/(Repayments to) Manager	-	325	-	-
Capital Contribution	-	79	-	-
Membership Contribution	-	93,753	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	4,157	-	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	-	50	-	-
Cash at End of Period	$-	$50	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	60,000	90,000	231,009	55,250
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 089 Consol. Info	Series Gallery Drop 090 Consol. Info	Series Gallery Drop 091 Consol. Info	Series Gallery Drop 092 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,398)	$-	$-	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,398)	-	-	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(23,904)	-	-	-
Net Proceeds from/(Repayments to) Manager	325	-	-	-
Capital Contribution	79	-	-	-
Membership Contribution	24,948	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,448	-	-	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	-	-	-
Cash at End of Period	$50	$-	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	23,904	98,850	37,473	217,356
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 093 Consol. Info	Series Gallery Drop 094 Consol. Info	Series Gallery Drop 095 Consol. Info	Series Gallery Drop 096 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(2,225)	$-	$(2,278)	$(1,568)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(2,225)	-	(2,278)	(1,568)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(43,471)	-	(45,200)	(28,981)
Net Proceeds from/(Repayments to) Manager	325	-	325	325
Capital Contribution	79	-	79	79
Membership Contribution	45,342	-	47,124	30,195
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	2,275	-	2,328	1,618

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	-	50	50
Cash at End of Period	$50	$-	$50	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	43,471	21,631	45,200	28,981
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 097 Consol. Info	Series Gallery Drop 098 Consol. Info	Series Gallery Drop 099 Consol. Info	Series Gallery Drop 100 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(1,638)	$(907)	$-	$(1,139)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	(1,638)	(907)	-	(1,139)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	(30,000)	(14,000)	-	(18,520)
Net Proceeds from/(Repayments to) Manager	325	325	-	325
Capital Contribution	79	79	-	79
Membership Contribution	31,284	14,553	-	19,305
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	1,688	957	-	1,189

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	50	50	-	50
Cash at End of Period	$50	$50	$-	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	30,000	14,000	130,000	18,520
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 101 Consol. Info	Series Gallery Drop 102 Consol. Info	Series Gallery Drop 103 Consol. Info	Series Gallery Drop 104 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$-	$(794)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	(794)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	(12,489)
Net Proceeds from/(Repayments to) Manager	-	-	-	285
Capital Contribution	-	-	-	79
Membership Contribution	-	-	-	12,969
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	-	-	844

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	50
Cash at End of Period	$-	$-	$-	$50

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	200,750	14,060	17,500	12,489
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 105 Consol. Info	Series Gallery Drop 106 Consol. Info	Series Gallery Drop 107 Consol. Info	Series Gallery Drop 108 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$(1,270)	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	(1,270)	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	(22,606)	-
Net Proceeds from/(Repayments to) Manager	-	-	285	-
Capital Contribution	-	-	79	-
Membership Contribution	-	-	23,562	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	-	1,320	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	-	-	50	-
Cash at End of Period	$-	$-	$50	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	61,780	26,650	22,606	30,118
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Series Gallery Drop 109 Consol. Info	Series Gallery Drop 110 Consol. Info	Series Gallery Drop 111 Consol. Info	Series Gallery Drop 112 Consol. Info
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$-	$-	$-	$-
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	-	-	-
Interest Payable	-	-	-	-
Total Adjustments	-	-	-	-
Net Cash Flows Used In Operating Activities	-	-	-	-

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	-	-	-
Net Cash Flows Provided By Investing Activities	-	-	-	-

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	-	-	-
Net Proceeds from/(Repayments to) Manager	-	-	-	-
Capital Contribution	-	-	-	-
Membership Contribution	-	-	-	-
Distribution	-	-	-	-
Net Cash Flows Provided By/(Used In) Financing Activities	-	-	-	-

Cash at Beginning of Period	-	-	-	-
Net Increase (Decrease) In Cash	-	-	-	-
Cash at End of Period	$-	$-	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	30,746	10,080	18,000	57,000
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2021 (UNAUDITED), WITH CONSOLIDATING SUPPLEMENTAL INFORMATION

	Unallocated	Total Consolidated
Cash Flows From Operating Activities:
Net Income/(Loss) For the Period	$(6,475)	$(198,256)
Adjustment to reconcile Net Income/(Loss) to Net Cash used in operations:
Accounts Payable	-	8,355
Interest Payable	-	(2,760)
Total Adjustments	-	5,595
Net Cash Flows Used In Operating Activities	(6,475)	(192,661)

Cash Flows From Investing Activities:
Purchase of Art and Other Collectibles	-	(2,500)
Net Cash Flows Provided By Investing Activities	-	(2,500)

Cash Flows From Financing Activities:
Repayment of Loans – related party	-	(2,990,257)
Net Proceeds from/(Repayments to) Manager	6,475	(17,633)
Capital Contribution	-	7,562
Membership Contribution	-	3,200,369
Distribution	-	(75,149)
Net Cash Flows Provided By/(Used In) Financing Activities	6,475	124,892

Cash at Beginning of Period	-	98,333
Net Increase (Decrease) In Cash	-	(70,269)
Cash at End of Period	$-	$28,064

Supplemental Disclosure of Non-Cash Financing Activities:
Cancellation of Note Payable in exchange for return of Assets	$-	$-
Purchase of Art and Other Collectibles by issuance of Notes Payable – related party	-	3,191,130
Purchase of Art and Other Collectibles by equity committed to artist / third party	-	-
Purchase of Art and Other Collectibles by equity issued to artist / third party	$-	$-

See accompanying notes, which are an integral part of these consolidated financial statements.

OTIS GALLERY LLC
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 2022 AND 2021
NOTE 1: NATURE OF OPERATIONS
Otis Gallery LLC (the “Company”) is a series limited liability company formed on December 18, 2018 pursuant to Section 18-215 of the Delaware Limited Liability Company Act. The Company was formed to engage in the business of acquiring and managing a collection of investment-grade art, collectibles and non-fungible tokens (“NFTs”; such assets or group of assets, the “Underlying Assets”). The Company has created separate series of the Company (each, a “Series”). Each Underlying Asset is owned by a separate Series and the assets and liabilities of each Series are separate in accordance with Delaware law. Investors acquire membership interests (the “Interests”) in each Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series.
The Company is dependent upon additional capital resources for its planned principal operations and subject to significant risks and uncertainties, including failure to secure funding to continue to operationalize the Company’s plans or failing to profitably operate the business.
Otis Wealth, Inc. is the manager of the Company (the “Manager”) and serves as the asset manager for each Series (the “Asset Manager”) to manage the Underlying Assets related to each Series. The Series acquired the Underlying Assets from the Manager financed through either non-interest-bearing or interest-bearing promissory notes issued to the Manager, and the Manager developed the financial, offering and other materials to offer the Interests through the mobile app-based investment platform called Otis.
The Company has sold Interests in a number of separate individual Series. Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of the closing of an offering related to that particular Series are an Underlying Asset (plus any cash reserves for future operating expenses). All voting rights, except as specified in the Company’s limited liability company agreement, dated February 1, 2019, as amended and restated from time to time (the “Operating Agreement”), or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.
Operating Agreement
General
In accordance with the Operating Agreement, each Interest holder in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.
Voting Rights
The Manager has broad authority to take action with respect to the Company and any Series. Interest holders do not have any voting rights as an Interest holder in the Company or a Series except with respect to:
●
the removal of the Manager;
●
the dissolution of the Company upon the for-cause removal of the Managing Member; and
●
an amendment to the Operating Agreement that would:
o
adversely affect the rights of an Interest holder in any material respect;

o
reduce the voting percentage required for any action to be taken by the holders of Interests in the Company under the Operating Agreement;
o
change the situations in which the Company and any Series can be dissolved or terminated;
o
change the term of the Company (other than the circumstances provided in the Operating Agreement); or
o
give any person the right to dissolve the Company.
When entitled to vote on a matter, each Interest holder will be entitled to one vote per Interest held by it on all matters submitted to a vote of the Interest holders of an applicable Series or of the Interest holders of all Series of the Company, as applicable. The removal of the Manager as manager of the Company and all Series must be approved by two thirds of the votes that may be cast by all Interest holders in any Series. All other matters to be voted on by the Interest holders must be approved by a majority of the votes cast by all Interest holders in any Series present in person or represented by proxy.
Distributions Upon Liquidation
Upon the occurrence of a liquidation event relating to the Company as a whole or any Series, the Manager (or a liquidator selected by the Manager) is charged with winding up the affairs of the Series or the Company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a Series or the Company as a whole, as applicable, the Underlying Assets will be liquidated and any after-tax proceeds distributed: (i) first, to any third-party creditors; (ii) second, to any creditors that are the Manager or its affiliates (e.g., payment of any outstanding Operating Expenses Reimbursement Obligation (as hereinafter defined)); and thereafter, (iii) first, 100% to the Interest holders of the relevant Series, allocated pro rata based on the number of Interests held by each Interest holder (which may include the Manager, any of its affiliates and asset sellers and which distribution within a Series will be made consistent with any preferences which exist within such Series) until the Interest holders receive back 100% of their capital contribution and second, (A) 10% to the Manager and (B) 90% to the Interest holders of the relevant Series, allocated pro rata based on the number of Interests held by each Interest holder (which may include the Manager, any of its affiliates and asset sellers and which distribution within a Series will be made consistent with any preferences which exist within such Series).
Free Cash Flow Distributions
The Manager has sole discretion in determining what distributions of free cash flow, if any, are made to holders of Interests of each Series. Free cash flow consists of the net income (as determined under accounting principles generally accepted in the United States of America (“GAAP”)) generated by such Series plus any change in net working capital and depreciation and amortization (and any other non-cash operating expenses) and less any capital expenditures related to the Underlying Asset related to such Series. The Manager may maintain free cash flow funds in a deposit account or an investment account for the benefit of the Series.
Any free cash flow generated by a Series from the utilization of the Underlying Asset related to such Series shall be applied within the Series in the following order of priority:
●
repay any amounts outstanding under Operating Expenses Reimbursement Obligations plus accrued interest;
●
thereafter to create such reserves as the Manager deems necessary, in its sole discretion, to meet future operating expenses; and
●
thereafter by way of distribution to holders of the Interests of such Series (net of corporate income taxes applicable to the Series), which may include asset sellers of the Underlying Asset related to such Series or the Manager or any of its affiliates.

Manager’s Interest
At the closing of each offering, and unless otherwise set forth in the applicable Series designation, the Manager shall acquire a minimum of 2% and up to a maximum of 19.99% of the Interests sold in connection with each offering (of which the Manager may sell all or any portion from time to time following the closing of such offering) for the same price per share offered to all other potential investors, although such minimum and maximum thresholds may be waived or modified by the Manager in its sole discretion.
NOTE 2: GOING CONCERN
The accompanying consolidated financial statements and Series financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. With the exception of Series Gallery Drop 020, Series Gallery Drop 026, Series Gallery Drop 027, Series Gallery Drop 045, Series Gallery Drop 060, Series Gallery Drop 082, Series Gallery Drop 097, Series Gallery Drop 103, Series Gallery Drop 110, each of which sold the underlying assets of such Series for gains, neither the Company nor any Series has generated substantial revenues or profits since inception.
Each Series, with the exception of Series Gallery Drop 026, Series Gallery Drop 060, Series Gallery Drop 082, Series Gallery Drop 103, Series Gallery Drop 110 and Series Gallery Drop 118, incurred net losses for the six-month period ended June 30, 2022, and each Series incurred net losses for the six-month period ended June 30, 2021. On a total consolidated basis, the Company sustained net losses of $87,340 and $198,256 for the six-month periods ended June 30, 2022 and 2021, respectively. On a total consolidated basis, the Company had an accumulated deficit of $1,997,583 and $728,808 as of June 30, 2022 and December 31, 2021, respectively. The Company has limited liquid assets, with cash of $19,661 on a total consolidated basis and under $3,000 for each Series (most Series hold only $50).
The Company’s and each Series’ ability to continue as a going concern for the next twelve months following the date the consolidated financial statements and Series financial statements were available to be issued is dependent upon the ability to obtain additional capital financing from the Manager to cover the Company’s and each Series’ costs and obligations through disposition of the Underlying Asset of such Series and the costs of administering the Company and each Series. No assurance can be given that the Company and each Series will be successful in these efforts.
These factors, among others, raise substantial doubt about the ability of the Company and each Series to continue as a going concern for a reasonable period of time. The consolidated financial statements and Series financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
The accounting and reporting policies of the Company conform to GAAP. The Company adopted the calendar year as its basis of reporting.
The accompanying consolidated financial statements include the accounts of Otis Gallery LLC as well as its Series required to be consolidated under GAAP. Separate financial statements are presented for each Series. Significant intercompany accounts and transactions have been eliminated.
Use of Estimates

The preparation of consolidated financial statements and the Series financial statements in conformity with GAAP requires the Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the Series financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company and each Series consider short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of June 30, 2022 and December 31, 2021, the Company had no cash on hand. However, Series’ checking accounts hold funds, as presented in the consolidated financials.
Subscriptions Receivable
The Company and each Series record membership contributions at the effective date. If subscriptions are not funded upon issuance, the Company and each Series record a subscription receivable as an asset on the balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under the Financial Accounting Standards Board (“FASB”) ASC 505-10-45-2, the subscription receivables are reclassified as a contra account to members’ equity/(deficit) on the balance sheet. Each Series has a minimum offering size that, once met, will result in the eventual successful subscription to and closing of the Series. Subscriptions Receivable consists of membership subscriptions sold prior to year ended date for which the minimum subscription requirement was met. As of June 30, 2022, the Company had no Subscriptions Receivable. As of December 31, 2021, the Company had $115,800 in Subscriptions Receivable.
Art and Other Collectible Assets
The Underlying Assets, including art and other collectible assets (including NFTs), are recorded at cost. The cost of the Underlying Asset includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the Underlying Asset related to each Series incurred prior to the closing, including brokerage and sales fees and commissions (but excluding the brokerage fee referred to below), appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts, auction house fees and travel and lodging for inspection purposes.
The Company treats the Underlying Assets as long-lived assets, and the Underlying Assets will be subject to an annual test for impairment and will not be depreciated or amortized. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.
The Underlying Assets are purchased by the Series from the Manager in exchange for either a non-interest-bearing or an interest-bearing promissory note. The Series use the proceeds of the offering to pay off the notes. Acquisition expenses are typically paid for in advance by the Manager and are reimbursed by the Series from the proceeds of the offering. The Series also distributes the appropriate amounts for the brokerage fee and, if applicable, the sourcing fee, using cash from the offering.
Acquisition expenses related to a particular Series that are incurred prior to the closing of an offering are initially funded by the Manager but will be reimbursed with the proceeds from an offering related to such Series, to the extent described in the applicable offering document.

To the extent that certain expenses are anticipated prior to the closing of an offering but are to be incurred after the closing (e.g., storage fees), additional cash from the proceeds of the offering will be retained on the Series balance sheet as reserves to cover such future anticipated expenses after the closing of the offering. Acquisition expenses are capitalized into the cost of the Underlying Asset. Should a proposed offering prove to be unsuccessful, the Company will not reimburse the Manager, and these expenses will be accounted for as capital contributions, and the acquisition expenses expensed.
As of June 30, 2022 and December 31, 2021, the Company’s total investment in the Underlying Assets across all Series was $6,046,433 and $6,441,880, respectively, as detailed in the table below (presented below net of impairments of $98,400 and $448,000 as of June 30, 2022 and December 31, 2021, respectively).

Series	Underlying Asset	As of June 30, 2022	As of December 31, 2021
Series #KW	2018 Saint Jerome Hearing the Trumpet of Last Judgement painting by Kehinde Wiley	$237,500	$237,500
Series Drop 002	Nike MAG Back to the Future (2016) Sneakers	30,000	30,000
Series Drop 003	The Incredible Hulk 181 Comic	34,000	34,000
Series Drop 004	Collection of Supreme Skate Decks (Select Limited Edition Artist Collaborations)	44,341	44,341
Series Drop 005	2018 DOB and Arrows: Patchworks Skulls painting by Takashi Murakami and Virgil Abloh	90,000	90,000
Series Drop 008	2019 Series of Commissioned Paintings by fnnch	35,000	35,000
Series Drop 009	2012 Gone and Beyond painting by Kaws	310,000	310,000
Series Drop 010	Collection of Nike SB Dunks sneakers	24,000	24,000
Series Gallery Drop 011	2019 commissioned painting by Shelby and Sandy “Basketball”	23,000	23,000
Series Gallery Drop 012	2011 Love Is What You Want neon sculpture by Tracey Emin	140,000	140,000
Series Gallery Drop 013	2019 Grey Selenite Newspaper Machine sculpture by Daniel Arsham	84,150	84,150
Series Gallery Drop 014	Collection of 1985 Jordan 1 OG Sneakers	30,000	30,000
Series Gallery Drop 015	Collection of Supreme Skate Decks – Bundle II	24,750	24,750
Series Gallery Drop 016	Collection of Nike and Adidas Yeezy sneakers	19,539	19,539
Series Gallery Drop 017	2017 Colorbar Constellation 6 Painting by Derrick Adams	49,500	49,500
Series Gallery Drop 018	Tomb of Dracula 10 comic	11,600	11,600
Series Gallery Drop 019	2020 CHROMADYNAMICA MSS painting by Felipe Pantone	18,900	18,900
Series Gallery Drop 020	X-Men 1 comic(1)	-	-
Series Gallery Drop 021	Collection of artist collaboration Nike sneakers	26,560	26,560
Series Gallery Drop 022	Collection of Nike Air Jordan 1 sneakers	29,948	29,948
Series Gallery Drop 023	2019 Cape Woman painting by Katherine Bradford	15,000	15,000

Series Gallery Drop 024	Fantastic Four 52 comic	23,000	23,000
Series Gallery Drop 026	Avengers 1 comic(1)	-	95,000
Series Gallery Drop 027	Teenage Mutant Ninja Turtles 1 comic(1)	-	-
Series Gallery Drop 028	Nike SB Dunk Low “Freddy Krueger” sneakers	18,500	18,500
Series Gallery Drop 029	Collection of Travis Scott collaboration Nike sneakers	53,309	53,309
Series Gallery Drop 030	2020 A Perfect Trade painting by Cleon Peterson	24,000	24,000
Series Gallery Drop 031	2020 Sneakers, Computers, Capri Sun painting by Katherine Bernhardt	43,750	43,750
Series Gallery Drop 032	Super Mario Bros. 3 “Right” NES game	4,844	4,844
Series Gallery Drop 033	Collection of 1985 Nike Air Jordan I sneakers	21,475	21,475
Series Gallery Drop 034	2003 Police Car painting by Banksy	415,000	415,000
Series Gallery Drop 035	2020 Triptych: Medical Bill paintings by MSCHF	42,400	42,400
Series Gallery Drop 036	Collection of streetwear collaboration Nike sneakers	48,202	48,202
Series Gallery Drop 037	Collection of sample and player-exclusive Nike Air Jordan sneakers	24,758	24,758
Series Gallery Drop 038	2003 LeBron James Topps Chrome 111 Refractor trading card	72,405	72,405
Series Gallery Drop 039	1985 Nike Air Jordan 1 TYPS PE sneakers	62,500	62,500
Series Gallery Drop 040	Collection of Nike Air Max sneakers	33,211	33,211
Series Gallery Drop 041	Dior collaboration Nike Air Jordan 1 Low sneakers	4,969	4,969
Series Gallery Drop 042	Collection of Nike Air Jordan sneakers known as “Kobe 3/ 8 PE Pack”	20,000	20,000
Series Gallery Drop 043	Futura collaboration Nike SB Dunk High “FLOM” sneakers	33,500	40,200
Series Gallery Drop 044	Nike Air Jordan 1 High “‘Shattered Backboard’ Origin Story” sneakers	650,000	650,000
Series Gallery Drop 045	Complete set of 1986 Fleer basketball trading cards(1)	-	-
Series Gallery Drop 046	2000 SP Authentic 118 Tom Brady rookie trading card	50,855	50,855
Series Gallery Drop 047	1981 Topps 216 Joe Montana rookie trading card	29,216	29,216
Series Gallery Drop 048	2011 Hermès 35cm So Black Birkin handbag	56,947	56,947
Series Gallery Drop 049	2003 SP Authentic Limited LeBron James 148 trading card	214,876	214,876

Series Gallery Drop 050	Zelda II: The Adventure of Link NES game	27,549	27,549
Series Gallery Drop 051	2009 Topps Chrome Stephen Curry 101 trading card	29,101	29,101
Series Gallery Drop 052	Pokémon Blue Game Boy game	9,000	9,000
Series Gallery Drop 053	Pokémon Yellow Game Boy game	42,154	42,154
Series Gallery Drop 054	Golf NES game	18,053	18,053
Series Gallery Drop 055	1999 Pokémon 1st Edition Shadowless Holo Blastoise 2 trading card	45,179	45,179
Series Gallery Drop 056	1999 Pokémon 1st Edition Shadowless Holo Mewtwo 10 trading card	20,135	20,135
Series Gallery Drop 057	1999 Pokémon 1st Edition Shadowless Holo Raichu 14 trading card	8,730	8,730
Series Gallery Drop 058	2012-13 National Treasures Anthony Davis RPA trading card	12,047	16,847
Series Gallery Drop 059	Super Mario Bros. NES game	73,964	73,964
Series Gallery Drop 060	Daredevil 1 comic(1)	-	48,585
Series Gallery Drop 061	1999 Pokémon 1st Edition Shadowless Holo Venusaur 15 trading card	22,028	22,028
Series Gallery Drop 062	Tetris and Tetris II NES games	15,427	15,427
Series Gallery Drop 063	2002-03 Panini Futebol Portugal Cristiano Ronaldo 137 trading card	20,035	20,035
Series Gallery Drop 064	2004-05 Panini Megacracks La Liga Lionel Messi 71 trading card	32,056	32,056
Series Gallery Drop 065	1996 Topps Chrome Allen Iverson #171 Refractor trading card	25,135	25,135
Series Gallery Drop 066	2013 Panini Immaculate Collection Giannis Antetokounmpo #131 RPA trading card	60,158	60,158
Series Gallery Drop 067	2003-04 SP Authentic Signatures #LJA LeBron James trading card	60,106	60,106
Series Gallery Drop 068	2007 Topps Chrome Kevin Durant #131 Refractor trading card	22,242	24,042
Series Gallery Drop 069	Emerging 15 Index: collection of 15 NBA Panini Prizm Silver trading cards	27,790	31,590
Series Gallery Drop 070	Contra NES game	28,855	28,855
Series Gallery Drop 071	2018 Panini Prizm Luka Doncic Prizm Mojo #280 trading card	100,132	100,132
Series Gallery Drop 072	2003 Exquisite Collection Noble Nameplates #LB LeBron James trading card	257,797	257,797
Series Gallery Drop 073	2003 SP Authentic Signatures #MJ Michael Jordan trading card	28,058	28,058
Series Gallery Drop 074	2018 Panini Prizm World Cup Kylian Mbappe Orange Prizm #80 trading card	15,147	15,147

Series Gallery Drop 075	2012 National Treasures Russell Wilson Rookie Signature Material Black #325 trading card	55,447	55,447
Series Gallery Drop 076	1996 Bowman’s Best Atomic Refractors Kobe Bryant #R23 trading card	9,447	9,447
Series Gallery Drop 077	1997 Brown’s Boxing Floyd Mayweather Jr. #51 trading card	19,265	19,265
Series Gallery Drop 078	1987 Converse Magic Johnson game-worn, signed sneakers	20,947	20,947
Series Gallery Drop 079	2012 National Treasures Kawhi Leonard #114 trading card	20,133	20,133
Series Gallery Drop 080	1972 Topps Julius Erving #195 trading card	15,026	15,026
Series Gallery Drop 081	1997 Metal Universe Precious Metal Gems Michael Jordan #23 trading card(2)	-	-
Series Gallery Drop 082	2003 Finest LeBron James Refractor #133 trading card(1)	-	80,141
Series Gallery Drop 083	1981 Topps Magic Johnson #21 trading card	23,779	23,779
Series Gallery Drop 084	2003-04 Topps Chrome Hobby Box sealed box of trading cards(2)	-	-
Series Gallery Drop 085	1996-97 Topps Chrome Basketball Hobby Box sealed box of trading cards(2)	-	-
Series Gallery Drop 086	2017 National Treasures #161 Patrick Mahomes II JSY AU Holo Silver trading card	342,458	342,458
Series Gallery Drop 087	1996 Flair Showcase Legacy Collection Row 0 #31 Kobe Bryant Rookie trading card(2)	-	-
Series Gallery Drop 088	1980-81 Topps Basketball Wax Box sealed box of trading cards(2)	-	-
Series Gallery Drop 089	2004 Panini Sports #89 Lionel Messi Mega Cracks Campeon trading card	4,846	23,946
Series Gallery Drop 090	1995 Pokémon Japanese Topsun Blue Back No Number Charizard trading card(2)	-	-
Series Gallery Drop 091	1987 Fleer #59 Michael Jordan trading card	18,039	18,039
Series Gallery Drop 092	1986 Fleer Stickers #8 Michael Jordan Rookie trading card(2)	-	-
Series Gallery Drop 093	2009 Bowman Chrome Draft Prospects Refractors #BDPP89 Mike Trout Signed Rookie trading card	30,147	43,547
Series Gallery Drop 094	2017 Kevin Durant Western Conference Semi-Finals game-worn jersey	21,669	21,669
Series Gallery Drop 095	2020 Kevin Durant Nets-debut game-worn jersey	34,779	34,779
Series Gallery Drop 096	2019 Panini Prizm Blue Ice #248 Zion Williamson Rookie trading card	12,432	21,032
Series Gallery Drop 097	Halo: Combat Evolved game(1)	-	-

Series Gallery Drop 098	Super Mario Land game	14,025	14,025
Series Gallery Drop 099	Mike Tyson’s Punch-Out!! game	130,228	130,228
Series Gallery Drop 100	Collection of Street Fighter games	11,753	17,553
Series Gallery Drop 101	Nintendo World Championship game	180,003	180,003
Series Gallery Drop 102	2003 NetPro Glossy International Preview #P2 Serena Williams trading card	8,985	8,985
Series Gallery Drop 103	2003 NetPro Glossy #G2 Serena Williams Rookie trading card(1)	-	17,531
Series Gallery Drop 104	Sealed Apple iPhone 2G A1203	12,511	12,511
Series Gallery Drop 105	2014 Panini Prizm World Cup #12 Lionel Messi Green Crystal Prizm trading card	34,989	42,989
Series Gallery Drop 106	1993 SP Foil #279 Derek Jeter Rookie trading card(2)	-	-
Series Gallery Drop 107	1994 Miami Bumble Bee #8 Dwayne Johnson Rookie trading card	22,646	22,646
Series Gallery Drop 108	Kobe Bryant Last Game signed ticket	30,171	30,171
Series Gallery Drop 109	2001 SP Authentic Stars #45 Tiger Woods Rookie trading card	22,300	30,800
Series Gallery Drop 110	1984 Transformers G1 Optimus Prime “Pepsi Edition” toy(1)	-	10,098
Series Gallery Drop 111	2002 Yu-Gi-Oh Blue-Eyes White Dragon LOB-001 First Edition trading card	18,032	18,032
Series Gallery Drop 112	Pokémon Red game	72,100	72,100
Series Gallery Drop 113	Mario Kart 64 game	55,097	55,097
Series Gallery Drop 114	Collection of all three original Nike Air Yeezy 1’s	12,830	12,830
Series Gallery Drop 115	Special Marvel Edition #15 comic	9,628	15,728
Series Gallery Drop 116	1999 Pokémon 1st Edition Shadowless Holo Charizard trading card	225,395	225,395
Series Gallery Drop 117	NFT by XCOPY titled BOTTOM FEEDER #35	60,849	72,649
Series Gallery Drop 118	NFT by Damien Hirst titled Be too young(2)	-	19,193
Series Gallery Drop 119	Halo: Combat Evolved game	84,140	84,140
Series Gallery Drop 120	Minecraft Xbox 360 game(2)	-	26,499
Series Gallery Drop 121	NBA Jam game	31,252	31,252
Series Gallery Drop 122	Harry Potter and the Philosopher's Stone book	110,184	110,184

Series Gallery Drop 123	NFT by FEWOCiOUS titled i miss your voice call back soon okay #3	44,518	44,518
Totals		$6,046,433	$6,441,880

(1)
The Underlying Asset of such Series was sold.
(2)
The Company withdrew the offerings for the Interests of such Series.
During the six-month period ended June 30, 2022, the Company recorded $98,400 in impairment loss charges for its Underlying Assets, as detailed in the table below:

Series	(Loss) on Impairment
Series Gallery Drop 043	$(6,700)
Series Gallery Drop 058	(4,800)
Series Gallery Drop 068	(1,800)
Series Gallery Drop 069	(3,800)
Series Gallery Drop 089	(19,100)
Series Gallery Drop 093	(13,400)
Series Gallery Drop 096	(8,600)
Series Gallery Drop 100	(5,800)
Series Gallery Drop 105	(8,000)
Series Gallery Drop 109	(8,500)
Series Gallery Drop 115	(6,100)
Series Gallery Drop 117	(11,800)
Total	$(98,400)

During the year ended December 31, 2021, the Company recorded $448,000 in impairment loss charges for its Underlying Assets, as detailed in the table below:

Series	(Loss) on Impairment
Series Gallery Drop 035	$(30,300)
Series Gallery Drop 043	(22,800)
Series Gallery Drop 053	(36,000)
Series Gallery Drop 057	(8,400)
Series Gallery Drop 058	(4,500)
Series Gallery Drop 066	(30,000)
Series Gallery Drop 069	(3,600)
Series Gallery Drop 070	(2,400)
Series Gallery Drop 072	(75,200)
Series Gallery Drop 073	(16,300)
Series Gallery Drop 074	(5,800)
Series Gallery Drop 076	(46,000)
Series Gallery Drop 077	(17,700)
Series Gallery Drop 083	(21,300)
Series Gallery Drop 086	(17,700)
Series Gallery Drop 091	(19,500)
Series Gallery Drop 095	(10,500)
Series Gallery Drop 096	(8,000)

Series Gallery Drop 100	(1,000)
Series Gallery Drop 101	(21,100)
Series Gallery Drop 102	(5,100)
Series Gallery Drop 105	(18,900)
Series Gallery Drop 117	(16,500)
Series Gallery Drop 118	(9,400)
Total	$(448,000)

Fair Value of Financial Instruments
FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:
Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.
Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).
Level 3 – Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.
The carrying amounts reported in the balance sheets approximate their fair value.
Revenue Recognition
The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective January 1, 2019.
The Company determines revenue recognition through the following steps:
●
identification of a contract with a customer;
●
identification of the performance obligations in the contract;
●
determination of the transaction price;
●
allocation of the transaction price to the performance obligations in the contract; and
●
recognition of revenue when or as the performance obligations are satisfied.
No revenue models have been developed at the Company or Series level, and we do not expect the Company or any Series to generate revenue under current operating plans. Gains from sales of Underlying Assets will be presented as other income in the statements of operations as they do not qualify as operating revenues. As of June 30, 2022 and December 31, 2021, neither the Company nor any Series had recognized any revenue.
Operating Expenses

After the closing of an offering of Interests, each Series is responsible for its own operating expenses, including any and all fees, costs and expenses incurred in connection with the management of the Underlying Assets. This includes transportation, import taxes, income taxes, storage (including property rental fees should the Manager decide to rent a property to store a number of Underlying Assets), security, valuation, custodial, marketing and utilization of the Underlying Assets; any fees, costs and expenses incurred in connection with preparing any reports and accounts of each Series, including any blue sky filings required in order for a Series to be made available to investors in certain states, any annual audit of the accounts of such Series (if applicable) and any reports to be filed with the Securities and Exchange Commission (the “Commission”); any and all insurance premiums or expenses, including directors and officers insurance of the directors and officers of the Manager or Asset Manager, in connection with the Underlying Assets; any withholding or transfer taxes imposed on the Company, a Series or any Interest holders as a result of its or their earnings, investments or withdrawals; any governmental fees imposed on the capital of the Company or a Series or incurred in connection with compliance with applicable regulatory requirements; any legal fees and costs (including settlement costs) arising in connection with any litigation or regulatory investigation instituted against the Company, a Series or the Manager in connection with the affairs of the Company or a Series; the fees and expenses of any administrator, if any, engaged to provide administrative services to the Company or a Series; all custodial fees, costs and expenses in connection with the holding of an Underlying Asset; any fees, costs and expenses of a third-party registrar and transfer agent appointed by the Manager in connection with a Series; the cost of the audit of the annual consolidated financial statements of the Company or a Series and the preparation of tax returns and circulation of reports to Interest holders; any indemnification payments; the fees and expenses of counsel to the Company or a Series in connection with advice directly relating to its legal affairs; the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by the Manager in connection with the operations of the Company or a Series; and any similar expenses that may be determined to be operating expenses, as determined by the Manager in its reasonable discretion.
Prior to the closing, operating expenses are borne by the Manager and not reimbursed by the Series. The Manager will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent (other than for storage of the Underlying Assets), supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures (excluding utilities expenditures in connection with the storage of the Underlying Assets).
If the operating expenses exceed the amount of net sales proceeds generated from an Underlying Asset and cannot be covered by any operating expense reserves on the balance sheet of such Series, the Manager may (a) pay such operating expenses and not seek reimbursement; (b) loan the amount of the operating expenses to the applicable Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future gains generated by the sale of such Underlying Asset (“Operating Expenses Reimbursement Obligation(s)”); and/or (c) cause additional Interests to be issued in the such Series in order to cover such additional amounts.
Sourcing Fee: The Asset Manager will be paid a fee as compensation for sourcing each Underlying Asset in an amount equal to up to 10% of the gross offering proceeds of each offering; provided that such sourcing fee may be waived by the Asset Manager.
Brokerage Fee: The broker of record for each offering is expected to receive a brokerage fee equal to 1% of the amount raised from investors through each offering. The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed.
Organizational Costs: In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees and costs of incorporation, are expensed as incurred.
Income Taxes

The Company is a series limited liability company. Accordingly, under the Internal Revenue Code (the “IRC”), all Company taxable income or loss flows through to its sole member, the Manager. Therefore, no provision for income tax has been recorded in the financial statements. Income from the Company is reported and taxed to the members on its individual tax return. However, the Company has elected, in accordance with the IRC, to treat each individual Series as separate subchapter C corporation for tax purposes. Prior to the sale of the Underlying Assets of Series Gallery Drop 020, Series Gallery Drop 026, Series Gallery Drop 027, Series Gallery Drop 045, Series Gallery Drop 060, Series Gallery Drop 082, Series Gallery Drop 097, Series Gallery Drop 103, Series Gallery Drop 110, the Manager elected, or intends to file a retroactive election, for each such Series to be treated as a partnership for tax purposes, instead of as a subchapter C corporation as previously elected. Accordingly, under the IRC, all such Series’ taxable income or loss flows through to the members of such Series. Therefore, no provision for income tax has been recorded in the Series financial statements for such Series other than the minimum payment.
Each individual Series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets, primarily resulting from net operating loss carryforwards (“NOLs”), will not be realized. On a total consolidated basis, the Company’s NOLs as of June 30, 20223 were approximately $617,449, which produced net deferred tax assets of $161,157, using the Company’s estimated future effective tax rate of 26.1%, as detailed in the table below.

Series	NOL Balance as of June 30, 2022	Deferred Tax Assets from NOLs as of June 30, 2022	Valuation Allowance	Net Deferred Tax Assets as of June 30, 2022
Series #KW	$18,278	$4,771	$(4,771)	$-
Series Drop 002	6,514	1,700	(1,700)	-
Series Drop 003	5,262	1,373	(1,373)	-
Series Drop 004	6,257	1,633	(1,633)	-
Series Drop 005	9,156	2,390	(2,390)	-
Series Drop 008	8,621	2,250	(2,250)	-
Series Drop 009	18,604	4,856	(4,856)	-
Series Drop 010	5,272	1,376	(1,376)	-
Series Gallery Drop 011	6,223	1,624	(1,624)	-
Series Gallery Drop 012	13,244	3,457	(3,457)	-
Series Gallery Drop 013	9,002	2,350	(2,350)	-
Series Gallery Drop 014	7,135	1,862	(1,862)	-
Series Gallery Drop 015	6,480	1,691	(1,691)	-
Series Gallery Drop 016	5,520	1,441	(1,441)	-
Series Gallery Drop 017	8,516	2,223	(2,223)	-
Series Gallery Drop 018	4,576	1,194	(1,194)	-
Series Gallery Drop 019	7,831	2,044	(2,044)	-
Series Gallery Drop 021	5,056	1,320	(1,320)	-
Series Gallery Drop 022	5,483	1,431	(1,431)	-
Series Gallery Drop 023	8,117	2,119	(2,119)	-
Series Gallery Drop 024	5,127	1,338	(1,338)	-
Series Gallery Drop 028	5,637	1,471	(1,471)	-
Series Gallery Drop 029	5,700	1,488	(1,488)	-
Series Gallery Drop 030	8,084	2,110	(2,110)	-
Series Gallery Drop 031	7,508	1,960	(1,960)	-
Series Gallery Drop 032	4,349	1,135	(1,135)	-
Series Gallery Drop 033	5,971	1,558	(1,558)	-
Series Gallery Drop 034	12,638	3,299	(3,299)	-
Series Gallery Drop 035	6,257	1,633	(1,633)	-
Series Gallery Drop 036	6,836	1,784	(1,784)	-

Series Gallery Drop 037	5,804	1,515	(1,515)	-
Series Gallery Drop 038	5,444	1,421	(1,421)	-
Series Gallery Drop 039	9,220	2,406	(2,406)	-
Series Gallery Drop 040	5,736	1,497	(1,497)	-
Series Gallery Drop 041	4,618	1,205	(1,205)	-
Series Gallery Drop 042	5,117	1,336	(1,336)	-
Series Gallery Drop 043	7,419	1,936	(1,936)	-
Series Gallery Drop 044	23,734	6,195	(6,195)	-
Series Gallery Drop 046	4,915	1,283	(1,283)	-
Series Gallery Drop 047	3,596	939	(939)	-
Series Gallery Drop 048	3,858	1,007	(1,007)	-
Series Gallery Drop 049	12,825	3,347	(3,347)	-
Series Gallery Drop 050	4,726	1,233	(1,233)	-
Series Gallery Drop 051	4,701	1,227	(1,227)	-
Series Gallery Drop 052	4,380	1,143	(1,143)	-
Series Gallery Drop 053	4,153	1,084	(1,084)	-
Series Gallery Drop 054	3,761	982	(982)	-
Series Gallery Drop 055	5,119	1,336	(1,336)	-
Series Gallery Drop 056	3,879	1,012	(1,012)	-
Series Gallery Drop 057	3,685	962	(962)	-
Series Gallery Drop 058	3,866	1,009	(1,009)	-
Series Gallery Drop 059	6,375	1,664	(1,664)	-
Series Gallery Drop 061	3,885	1,014	(1,014)	-
Series Gallery Drop 062	3,591	937	(937)	-
Series Gallery Drop 063	3,879	1,012	(1,012)	-
Series Gallery Drop 064	4,451	1,162	(1,162)	-
Series Gallery Drop 065	3,800	992	(992)	-
Series Gallery Drop 066	7,313	1,909	(1,909)	-
Series Gallery Drop 067	5,881	1,535	(1,535)	-
Series Gallery Drop 068	4,069	1,062	(1,062)	-
Series Gallery Drop 069	4,614	1,204	(1,204)	-
Series Gallery Drop 070	4,313	1,126	(1,126)	-
Series Gallery Drop 071	6,508	1,699	(1,699)	-
Series Gallery Drop 072	19,580	5,110	(5,110)	-
Series Gallery Drop 073	4,999	1,305	(1,305)	-
Series Gallery Drop 074	3,826	999	(999)	-
Series Gallery Drop 075	4,333	1,131	(1,131)	-
Series Gallery Drop 076	5,605	1,463	(1,463)	-
Series Gallery Drop 077	4,600	1,201	(1,201)	-
Series Gallery Drop 078	3,825	998	(998)	-
Series Gallery Drop 079	3,841	1,003	(1,003)	-
Series Gallery Drop 080	3,552	927	(927)	-
Series Gallery Drop 083	5,079	1,326	(1,326)	-
Series Gallery Drop 086	7,229	1,887	(1,887)	-
Series Gallery Drop 089	3,985	1,040	(1,040)	-
Series Gallery Drop 091	3,312	864	(864)	-
Series Gallery Drop 093	4,972	1,298	(1,298)	-
Series Gallery Drop 094	3,351	875	(875)	-
Series Gallery Drop 095	5,039	1,315	(1,315)	-
Series Gallery Drop 096	4,196	1,095	(1,095)	-

Series Gallery Drop 098	3,412	891	(891)	-
Series Gallery Drop 099	8,386	2,189	(2,189)	-
Series Gallery Drop 100	3,680	960	(960)	-
Series Gallery Drop 101	11,670	3,046	(3,046)	-
Series Gallery Drop 102	2,939	767	(767)	-
Series Gallery Drop 104	3,288	858	(858)	-
Series Gallery Drop 105	5,162	1,347	(1,347)	-
Series Gallery Drop 107	3,847	1,004	(1,004)	-
Series Gallery Drop 108	3,744	977	(977)	-
Series Gallery Drop 109	3,768	983	(983)	-
Series Gallery Drop 111	3,023	789	(789)	-
Series Gallery Drop 112	5,267	1,375	(1,375)	-
Series Gallery Drop 113	4,962	1,295	(1,295)	-
Series Gallery Drop 114	2,826	738	(738)	-
Series Gallery Drop 115	2,927	764	(764)	-
Series Gallery Drop 116	11,055	2,885	(2,885)	-
Series Gallery Drop 117	4,359	1,138	(1,138)	-
Series Gallery Drop 119	5,584	1,457	(1,457)	-
Series Gallery Drop 120	69	18	(18)	-
Series Gallery Drop 121	3,230	843	(843)	-
Series Gallery Drop 122	6,614	1,726	(1,726)	-
Series Gallery Drop 123	3,824	998	(998)	-
Total	$617,449	$161,157	$(161,157)	$-

On a total consolidated basis, the Company’s NOLs as of December 31, 2021 were approximately $399,487, which produced net deferred tax assets of $104,264, using the Company’s estimated future effective tax rate of 26.1%, as detailed in the table below.

Series	NOL Balance as of December 31, 2021	Deferred Tax Assets from NOLs as of December 31, 2021	Valuation Allowance	Net Deferred Tax Assets as of December 31, 2021
Series #KW	$15,521	$4,051	$(4,051)	$-
Series Drop 002	4,452	1,162	(1,162)	-
Series Drop 003	3,187	832	(832)	-
Series Drop 004	4,147	1,082	(1,082)	-
Series Drop 005	6,893	1,799	(1,799)	-
Series Drop 008	6,543	1,708	(1,708)	-
Series Drop 009	15,604	4,073	(4,073)	-
Series Drop 010	3,231	843	(843)	-
Series Gallery Drop 011	4,185	1,092	(1,092)	-
Series Gallery Drop 012	10,814	2,822	(2,822)	-
Series Gallery Drop 013	6,759	1,764	(1,764)	-
Series Gallery Drop 014	5,073	1,324	(1,324)	-
Series Gallery Drop 015	4,436	1,158	(1,158)	-
Series Gallery Drop 016	3,494	912	(912)	-
Series Gallery Drop 017	6,389	1,668	(1,668)	-
Series Gallery Drop 018	2,576	672	(672)	-
Series Gallery Drop 019	5,807	1,516	(1,516)	-

Series Gallery Drop 021	3,006	785	(785)	-
Series Gallery Drop 022	3,422	893	(893)	-
Series Gallery Drop 023	6,106	1,594	(1,594)	-
Series Gallery Drop 024	3,089	806	(806)	-
Series Gallery Drop 026	6,531	1,705	(1,705)	-
Series Gallery Drop 028	3,614	943	(943)	-
Series Gallery Drop 029	3,560	929	(929)	-
Series Gallery Drop 030	6,043	1,577	(1,577)	-
Series Gallery Drop 031	5,400	1,409	(1,409)	-
Series Gallery Drop 032	2,372	619	(619)	-
Series Gallery Drop 033	3,938	1,028	(1,028)	-
Series Gallery Drop 034	9,320	2,433	(2,433)	-
Series Gallery Drop 035	4,052	1,058	(1,058)	-
Series Gallery Drop 036	4,714	1,230	(1,230)	-
Series Gallery Drop 037	3,760	981	(981)	-
Series Gallery Drop 038	3,240	846	(846)	-
Series Gallery Drop 039	7,050	1,840	(1,840)	-
Series Gallery Drop 040	3,664	956	(956)	-
Series Gallery Drop 041	2,640	689	(689)	-
Series Gallery Drop 042	3,089	806	(806)	-
Series Gallery Drop 043	5,247	1,369	(1,369)	-
Series Gallery Drop 044	19,595	5,114	(5,114)	-
Series Gallery Drop 046	2,885	753	(753)	-
Series Gallery Drop 047	1,614	421	(421)	-
Series Gallery Drop 048	1,784	466	(466)	-
Series Gallery Drop 049	10,220	2,667	(2,667)	-
Series Gallery Drop 050	2,756	719	(719)	-
Series Gallery Drop 051	2,718	709	(709)	-
Series Gallery Drop 052	2,464	643	(643)	-
Series Gallery Drop 053	2,006	524	(524)	-
Series Gallery Drop 054	1,815	474	(474)	-
Series Gallery Drop 055	3,082	804	(804)	-
Series Gallery Drop 056	1,926	503	(503)	-
Series Gallery Drop 057	1,742	455	(455)	-
Series Gallery Drop 058	1,909	498	(498)	-
Series Gallery Drop 059	4,242	1,107	(1,107)	-
Series Gallery Drop 060	3,262	851	(851)	-
Series Gallery Drop 061	1,925	502	(502)	-
Series Gallery Drop 062	1,653	431	(431)	-
Series Gallery Drop 063	1,926	503	(503)	-
Series Gallery Drop 064	2,458	642	(642)	-
Series Gallery Drop 065	1,847	482	(482)	-
Series Gallery Drop 066	5,125	1,338	(1,338)	-
Series Gallery Drop 067	3,795	990	(990)	-
Series Gallery Drop 068	2,103	549	(549)	-
Series Gallery Drop 069	2,610	681	(681)	-
Series Gallery Drop 070	2,322	606	(606)	-
Series Gallery Drop 071	4,371	1,141	(1,141)	-
Series Gallery Drop 072	16,756	4,373	(4,373)	-
Series Gallery Drop 073	2,966	774	(774)	-

Series Gallery Drop 074	1,870	488	(488)	-
Series Gallery Drop 075	2,742	716	(716)	-
Series Gallery Drop 076	3,534	922	(922)	-
Series Gallery Drop 077	2,590	676	(676)	-
Series Gallery Drop 078	1,870	488	(488)	-
Series Gallery Drop 079	1,888	493	(493)	-
Series Gallery Drop 080	1,616	422	(422)	-
Series Gallery Drop 082	4,641	1,211	(1,211)	-
Series Gallery Drop 083	3,043	794	(794)	-
Series Gallery Drop 086	5,045	1,317	(1,317)	-
Series Gallery Drop 089	2,020	527	(527)	-
Series Gallery Drop 091	1,821	475	(475)	-
Series Gallery Drop 093	2,941	768	(768)	-
Series Gallery Drop 094	1,394	364	(364)	-
Series Gallery Drop 095	3,002	784	(784)	-
Series Gallery Drop 096	2,214	578	(578)	-
Series Gallery Drop 098	1,480	386	(386)	-
Series Gallery Drop 099	6,064	1,583	(1,583)	-
Series Gallery Drop 100	1,733	452	(452)	-
Series Gallery Drop 101	9,324	2,434	(2,434)	-
Series Gallery Drop 102	1,007	263	(263)	-
Series Gallery Drop 103	1,108	289	(289)	-
Series Gallery Drop 104	1,361	355	(355)	-
Series Gallery Drop 105	3,134	818	(818)	-
Series Gallery Drop 107	1,886	492	(492)	-
Series Gallery Drop 108	1,758	459	(459)	-
Series Gallery Drop 109	1,813	473	(473)	-
Series Gallery Drop 110	776	203	(203)	-
Series Gallery Drop 111	1,074	280	(280)	-
Series Gallery Drop 112	3,130	817	(817)	-
Series Gallery Drop 113	2,882	752	(752)	-
Series Gallery Drop 114	895	234	(234)	-
Series Gallery Drop 115	986	257	(257)	-
Total	$399,487	$104,264	$(104,264)	$-

Based on consideration of the available evidence, including historical losses, the Company’s net deferred tax assets from its NOLs as of June 30, 2022 and December 31, 2021 are fully offset by a valuation allowance, and therefore, no tax benefit applicable to the loss for each individual Series in a loss position for the six-month period ended June 30, 2022 and the year ended December 31, 2021 has been recognized. The net losses do not expire for federal income tax purposes.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s consolidated financial statements, which prescribes a recognition threshold and measurement process for consolidated financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated financial statements or any Series financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.
The Company and each Series may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.
Members’ Equity
Members’ equity for the Company and any Series consists of capital contributions, equity to artists or third parties, membership contributions and retained earnings / (accumulated deficit).
Capital contributions are made by the Manager to cover operating expenses for which the Manager has elected not to be reimbursed.
With respect to equity issued to artists or third parties, in certain instances, Interests in a particular Series are issued as part of the total purchase consideration for and/or in connection with the acquisition of the Underlying Asset of such Series (for example, Interests issued to an asset seller or consignor as partial consideration for an Underlying Asset), in each case as described in the respective offering statement filed with the Commission on Form 1-A, as amended and supplemented from time to time.
Membership contributions are made to a Series from a successful closing of the offering of such Series’ Interests and are calculated as the value of Interests sold in such offering net of brokerage fee (paid from the proceeds of the successfully such offering). Membership contributions may be made by both third parties and the Manager.
Earnings / (Loss) per Interest
Upon completion of an offering, each Series complies with accounting and disclosure requirement of ASC Topic 260, “Earnings per Share.” For each Series, earnings / (loss) per Interest (“EPI”) is computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding Interests in that particular Series during the year.
As of June 30, 2022 and 2021, the following Series had closed offerings, and the EPI for each Series was as follows (the following table excludes each Series that had only one Interest outstanding, held by the Manager, as of June 30, 2022 and 2021):

		June 30, 2022		June 30, 2021
Series	Membership Interests	Net (Loss) / Income	EPI	Net (Loss) / Income	EPI
Series #KW	10,000	$(2,757)	$(0.28)	$(2,836)	$(0.28)
Series Drop 002	1,000	(2,062)	(2.06)	(1,346)	(1.35)
Series Drop 003	1,000	(2,075)	(2.08)	(1,369)	(1.37)
Series Drop 004	1,000	(2,110)	(2.11)	(1,739)	(1.74)
Series Drop 005	1,250	(2,263)	(1.81)	(1,691)	(1.35)
Series Drop 008	1,000	(2,078)	(2.08)	(685)	(0.86)
Series Drop 009	3,250	(3,000)	(0.92)	(2,954)	(0.91)

Series Drop 010	1,000	(2,041)	(2.04)	(1,312)	(1.31)
Series Gallery Drop 011	1,000	(2,038)	(2.04)	(1,306)	(1.63)
Series Gallery Drop 012	2,000	(2,430)	(1.22)	(1,978)	(0.99)
Series Gallery Drop 013	1,500	(2,243)	(1.50)	(4,076)	(2.72)
Series Gallery Drop 014	1,000	(2,062)	(2.06)	(1,346)	(1.35)
Series Gallery Drop 015	1,000	(2,044)	(2.04)	(1,626)	(1.63)
Series Gallery Drop 016	1,000	(2,026)	(2.03)	(1,286)	(1.29)
Series Gallery Drop 017	1,000	(2,127)	(2.13)	(1,459)	(1.46)
Series Gallery Drop 018	480	(2,000)	(4.17)	(1,241)	(2.59)
Series Gallery Drop 019	750	(2,024)	(2.70)	(1,282)	(1.71)
Series Gallery Drop 020	1,820	-	-	(1,703)	(0.94)
Series Gallery Drop 021	1,100	(2,050)	(1.86)	(1,325)	(1.20)
Series Gallery Drop 022	1,000	(2,061)	(2.06)	(1,066)	(1.07)
Series Gallery Drop 023	1,000	(2,011)	(2.01)	(570)	(0.57)
Series Gallery Drop 024	1,000	(2,038)	(2.04)	(616)	(0.62)
Series Gallery Drop 025	1,000	-	-	(380)	(0.38)
Series Gallery Drop 026	2,000	103,115	51.56	(1,030)	(0.52)
Series Gallery Drop 027	5,000	-	-	(835)	(0.17)
Series Gallery Drop 028	2,000	(2,023)	(1.01)	(590)	(0.30)
Series Gallery Drop 029	5,000	(2,140)	(0.43)	(790)	(0.16)
Series Gallery Drop 030	2,000	(2,041)	(1.02)	(622)	(0.31)
Series Gallery Drop 031	2,000	(2,108)	(1.05)	(3,177)	(1.59)
Series Gallery Drop 032	5,000	(1,977)	(0.40)	(502)	(0.10)
Series Gallery Drop 033	2,400	(2,033)	(0.85)	(2,265)	(0.94)
Series Gallery Drop 034	21,250	(3,318)	(0.16)	(2,810)	(0.14)
Series Gallery Drop 035	3,750	(2,205)	(0.59)	(902)	(0.24)
Series Gallery Drop 036	5,100	(2,122)	(0.42)	(728)	(0.14)
Series Gallery Drop 037	2,650	(2,044)	(0.77)	(626)	(0.24)
Series Gallery Drop 038	7,350	(2,204)	(0.30)	(900)	(0.12)
Series Gallery Drop 039	6,750	(2,170)	(0.32)	(843)	(0.12)
Series Gallery Drop 040	3,550	(2,072)	(0.58)	(2,375)	(0.67)
Series Gallery Drop 041	5,500	(1,978)	(0.36)	(513)	(0.09)
Series Gallery Drop 042	2,100	(2,028)	(0.97)	(599)	(0.29)
Series Gallery Drop 043	6,700	(8,872)	(1.32)	(3,764)	(0.56)
Series Gallery Drop 044	70,000	(4,139)	(0.06)	(13,267)	(0.28)
Series Gallery Drop 045	23,000	-	-	(12,134)	(0.53)
Series Gallery Drop 046	5,300	(2,030)	(0.38)	(2,504)	(0.47)
Series Gallery Drop 047	3,000	(1,982)	(0.66)	(1,334)	(0.44)
Series Gallery Drop 048	5,800	(2,074)	(0.36)	(1,604)	(0.28)
Series Gallery Drop 049	22,500	(2,605)	(0.12)	(8,684)	(0.39)
Series Gallery Drop 050	2,950	(1,970)	(0.67)	(2,139)	(0.73)
Series Gallery Drop 051	3,100	(1,983)	(0.64)	(2,074)	(0.67)
Series Gallery Drop 052	1,000	(1,916)	(1.92)	(1,334)	(1.33)
Series Gallery Drop 053	7,950	(2,147)	(0.27)	(1,139)	(0.14)
Series Gallery Drop 054	1,900	(1,946)	(1.02)	(1,244)	(0.65)
Series Gallery Drop 055	4,750	(2,037)	(0.43)	(2,359)	(0.50)
Series Gallery Drop 056	2,120	(1,953)	(0.92)	(1,322)	(0.62)
Series Gallery Drop 057	1,800	(1,943)	(1.08)	(1,154)	(0.64)
Series Gallery Drop 058	2,240	(6,757)	(3.02)	(1,350)	(0.60)
Series Gallery Drop 059	7,760	(2,133)	(0.27)	(3,868)	(0.50)

Series Gallery Drop 060	5,110	89,709	17.56	(2,523)	(0.49)
Series Gallery Drop 061	2,310	(1,960)	(0.85)	(1,313)	(0.57)
Series Gallery Drop 062	1,620	(1,938)	(1.20)	(1,072)	(0.66)
Series Gallery Drop 063	2,152	(1,953)	(0.91)	(1,323)	(0.63)
Series Gallery Drop 064	3,370	(1,993)	(0.59)	(1,797)	(0.53)
Series Gallery Drop 065	2,612	(1,953)	(0.75)	(1,243)	(0.59)
Series Gallery Drop 066	9,660	(2,188)	(0.23)	(4,237)	(0.45)
Series Gallery Drop 067	6,320	(2,086)	(0.33)	(3,034)	(0.48)
Series Gallery Drop 068	2,530	(3,766)	(1.49)	(1,481)	(0.59)
Series Gallery Drop 069	3,700	(5,804)	(1.57)	(1,936)	(0.52)
Series Gallery Drop 070	3,280	(1,991)	(0.61)	(1,666)	(0.51)
Series Gallery Drop 071	10,390	(2,137)	(0.21)	(3,505)	(0.44)
Series Gallery Drop 072	35,000	(2,824)	(0.08)	(14,919)	(0.50)
Series Gallery Drop 073	4,660	(2,033)	(0.44)	(2,248)	(0.48)
Series Gallery Drop 074	2,200	(1,956)	(0.89)	(1,264)	(0.57)
Series Gallery Drop 075	5,830	(1,591)	(0.27)	-	-
Series Gallery Drop 076	5,830	(2,071)	(0.36)	(2,761)	(0.47)
Series Gallery Drop 077	3,880	(2,010)	(0.52)	(1,906)	(0.49)
Series Gallery Drop 078	2,200	(1,955)	(0.89)	(1,264)	(0.57)
Series Gallery Drop 079	2,120	(1,953)	(0.92)	(1,284)	(0.61)
Series Gallery Drop 080	1,580	(1,936)	(1.23)	(1,036)	(0.66)
Series Gallery Drop 082	8,420	23,502	2.79	(3,752)	(0.45)
Series Gallery Drop 083	4,740	(2,036)	(0.43)	(2,320)	(0.49)
Series Gallery Drop 086	36,470	(2,184)	(0.06)	(4,107)	(0.43)
Series Gallery Drop 089	2,520	(21,065)	(8.36)	(1,398)	(0.55)
Series Gallery Drop 091	3,940	(1,491)	(0.38)	-	-
Series Gallery Drop 093	4,580	(15,431)	(3.37)	(2,225)	(0.49)
Series Gallery Drop 094	2,280	(1,957)	(0.86)	-	-
Series Gallery Drop 095	4,760	(2,037)	(0.43)	(2,278)	(0.48)
Series Gallery Drop 096	3,050	(10,582)	(3.47)	(1,568)	(0.51)
Series Gallery Drop 097	3,160	-	-	(1,638)	(0.52)
Series Gallery Drop 098	1,470	(1,932)	(1.31)	(907)	(0.62)
Series Gallery Drop 099	13,680	(2,322)	(0.17)	-	-
Series Gallery Drop 100	1,950	(7,747)	(3.97)	(1,139)	(0.58)
Series Gallery Drop 101	21,130	(2,346)	(0.11)	-	-
Series Gallery Drop 102	1,480	(1,932)	(1.31)	-	-
Series Gallery Drop 103	1,840	15,101	8.21	-	-
Series Gallery Drop 104	1,310	(1,927)	(1.47)	(794)	(0.61)
Series Gallery Drop 105	6,500	(10,028)	(1.54)	-	-
Series Gallery Drop 107	2,380	(1,961)	(0.82)	(1,270)	(0.53)
Series Gallery Drop 108	3,170	(1,986)	(0.63)	-	N/A
Series Gallery Drop 109	3,240	(10,455)	(3.23)	-	N/A
Series Gallery Drop 110	1,060	4,560	4.30	-	N/A
Series Gallery Drop 111	1,890	(1,949)	(1.03)	-	N/A
Series Gallery Drop 112	7,500	(2,137)	(0.28)	-	N/A
Series Gallery Drop 113	5,790	(2,080)	(0.36)	-	N/A
Series Gallery Drop 114	1,350	(1,931)	(1.43)	-	N/A
Series Gallery Drop 115	1,650	(8,041)	(4.87)	-	N/A
Series Gallery Drop 116	236,800	(11,055)	(0.05)	-	N/A
Series Gallery Drop 117	93,700	(16,159)	(0.17)	-	N/A

Series Gallery Drop 119	88,400	(5,584)	(0.06)	-		N/A
Series Gallery Drop 121	32,800	(3,230)	(0.10)	-		N/A
Series Gallery Drop 122	115,800	(6,614)	(0.06)	-		N/A
Series Gallery Drop 123	46,800	$(3,824)	$(0.08)	$-	$	N/A

Allocation Methodology
To the extent relevant, offering expenses, acquisition expenses, operating expenses, revenue generated from Underlying Assets and any indemnification payments made by the Company will be allocated amongst the various Interests in accordance with the Manager’s allocation policy. The allocation policy requires the Manager to allocate items that are allocable to a specific Series to be borne by, or distributed to, as applicable, the applicable Series. If, however, an item is not allocable to a specific Series but to the Company in general, it will be allocated pro rata based on the value of Underlying Assets or the number of Interests, as reasonably determined by the Manager or as otherwise set forth in the allocation policy. By way of example, it is anticipated that revenues and expenses will be allocated as follows:
Revenue or Expense Item	Details	Allocation Policy (if revenue or expense is not clearly allocable to a specific Underlying Asset)
Revenue	Revenue from events and leasing opportunities for the asset	Allocable pro rata to the value of each Underlying Asset
	Asset sponsorship models	Allocable pro rata to the value of each Underlying Asset

Offering Expenses	Filing expenses related to submission of regulatory paperwork for a series	Allocable pro rata to the number of Underlying Assets
	Underwriting expense incurred outside of Brokerage Fee	Allocable pro rata to the number of Underlying Assets
	Legal expenses related to the submission of regulatory paperwork for a series	Allocable pro rata to the number of Underlying Assets
	Audit and accounting work related to the regulatory paperwork or a series	Allocable pro rata to the number of Underlying Assets
	Escrow agent fees for the administration of escrow accounts related to the offering	Allocable pro rata to the number of Underlying Assets
	Compliance work, including diligence related to the preparation of a series	Allocable pro rata to the number of Underlying Assets

Acquisition Expense	Transportation of Underlying Asset as at time of acquisition	Allocable pro rata to the number of Underlying Assets
	Insurance of Underlying Asset as at time of acquisition	Allocable pro rata to the value of each Underlying Asset
	Preparation of marketing materials	Allocable pro rata to the number of Underlying Assets
	Pre-purchase inspection	Allocable pro rata to the number of Underlying Assets
	Interest expense in the case an Underlying Asset was pre-purchased us prior to the closing of an offering through a loan	Allocable directly to the applicable Underlying Asset
	Storage	Allocable pro rata to the number of Underlying Assets
	Security (e.g., surveillance and patrols)	Allocable pro rata to the number of Underlying Assets
	Custodial fees	Allocable pro rata to the number of Underlying Assets

Operating	Appraisal and valuation fees	Allocable pro rata to the number of Underlying Assets

Expense	Marketing expenses in connection with any revenue-generating event	Allocable pro rata to the value of each Underlying Asset
	Insurance	Allocable pro rata to the value of each Underlying Asset
	Maintenance	Allocable directly to the applicable Underlying Asset
	Transportation to any revenue-generating event	Allocable pro rata to the number of Underlying Assets
	Ongoing reporting requirements (e.g., Reg A+ or Exchange Act reporting)	Allocable pro rata to the number of Underlying Assets
	Audit, accounting and bookkeeping related to the reporting requirements of the series	Allocable pro rata to the number of Underlying Assets
	Other revenue-generating event related expenses (e.g., location, catering, facility management, film and photography crew)	Allocable pro rata to the value of each Underlying Asset

Indemnification Payments	Indemnification payments under the operating agreement	Allocable pro rata to the value of each Underlying Asset

Notwithstanding the foregoing, the Manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice.
Reclassifications of Prior Year Balances
Certain prior year balances were reclassified to conform to current year presentation.  There was no change in the Company’s net loss or net equity position from these reclassifications.
NOTE 4: RELATED PARTY TRANSACTIONS
In the normal course of business, the Series acquire Underlying Assets from the Manager in exchange for promissory notes, which may or may not be interest bearing. Each note matures, and principal and accrued interest for each is due, within fourteen days of the closing of the offering for the associated Series.
No promissory notes were issued or outstanding during the six-month period ended June 30, 2022. During the six-month period ended June 30, 2022, Series repaid the following promissory notes, as detailed in the table below:

Series	Note Issuance Date	Note Principal Amount	Interest Rate(1)	Note Repayment Date
Series Gallery Drop 116	09/15/21	$225,000	0%	02/28/22
Series Gallery Drop 117	10/25/21	89,000	0%	02/28/22
Series Gallery Drop 118	10/25/21	28,545	0%	Canceled(2)
Series Gallery Drop 119	11/30/21	84,000	0%	03/09/22
Series Gallery Drop 120	11/30/21	26,400	0%	Canceled(2)
Series Gallery Drop 121	11/30/21	31,200	0%	03/02/22
Series Gallery Drop 122	11/30/21	110,000	0%	02/28/22
Series Gallery Drop 123	11/30/21	$44,444	0%	03/09/22

(1)
Notes with a 0% interest rate are non-interest bearing.

(2)
On February 9, 2022, Series Gallery Drop 118 and Series Gallery Drop 120 each resold the Underlying Asset held by such Series to the Manager, the seller of such assets, in exchange for cancellation of the promissory notes issued to the Manager in connection with the purchase of such Underlying Assets. The notes did not bear any interest, and the obligation of such Series to make any payments under the notes terminated upon the closings of the sales. The Series were and are not in default under the notes.
The principal balance owed to the Manager as of December 31, 2021 was $638,589, with no interest payable to Manager, as detailed in the table below:

Series	Interest Rate(1)	Note Principal Payable	Note Interest Payable	Total Owed to Manager
Series Gallery Drop 116	0%	$225,000	$-	$225,000
Series Gallery Drop 117	0%	89,000	-	89,000
Series Gallery Drop 118	0%	28,545	-	28,545
Series Gallery Drop 119	0%	84,000	-	84,000
Series Gallery Drop 120	0%	26,400	-	26,400
Series Gallery Drop 121	0%	31,200	-	31,200
Series Gallery Drop 122	0%	110,000	-	110,000
Series Gallery Drop 123	0%	44,444	-	44,444
Total		$638,589	$-	$638,589

During the year ended December 31, 2021, the Manager issued and/or Series repaid the following promissory notes, as detailed in the table below:

Series	Note Issuance Date	Note Principal Amount	Interest Rate(1)	Note Repayment Date
Series Gallery Drop 013	12/13/19	$84,150	7.50%	02/23/21
Series Gallery Drop 031	07/31/20	43,750	7.25%	01/22/21
Series Gallery Drop 032	08/03/20	4,844	0%	01/04/21
Series Gallery Drop 033	07/31/20	21,475	7.25%	02/11/21
Series Gallery Drop 040	09/10/20	33,211	0%	02/17/21
Series Gallery Drop 043	10/06/20	63,000	0%	01/22/21
Series Gallery Drop 044	10/06/20	416,700	0%	03/15/21
Series Gallery Drop 045	10/06/20	216,000	0%	01/19/21
Series Gallery Drop 046	11/11/20	50,400	0%	02/17/21
Series Gallery Drop 047	11/11/20	28,800	0%	02/17/21
Series Gallery Drop 048	11/11/20	56,250	0%	06/01/21
Series Gallery Drop 049	11/23/20	214,500	0%	02/11/21
Series Gallery Drop 050	11/23/20	25,000	0%	03/02/21
Series Gallery Drop 051	11/23/20	28,999	0%	02/11/21
Series Gallery Drop 052	11/23/20	9,000	0%	01/12/21
Series Gallery Drop 053	11/23/20	78,000	0%	04/08/21
Series Gallery Drop 054	11/23/20	18,000	0%	02/11/21
Series Gallery Drop 055	12/18/20	45,100	0%	04/06/21
Series Gallery Drop 056	12/18/20	20,100	0%	02/11/21
Series Gallery Drop 057	12/18/20	17,100	0%	02/11/21
Series Gallery Drop 058	12/18/20	21,260	0%	03/15/21
Series Gallery Drop 059	12/18/20	73,700	0%	03/09/21
Series Gallery Drop 060	12/18/20	48,500	0%	03/08/21
Series Gallery Drop 061	12/18/20	21,989	0%	02/11/21
Series Gallery Drop 062	12/18/20	15,400	0%	02/23/21

Series Gallery Drop 063	12/18/20	20,000	0%	03/02/21
Series Gallery Drop 064	12/18/20	32,000	0%	03/02/21
Series Gallery Drop 065	01/11/21	20,080	0%	03/23/21
Series Gallery Drop 066	01/11/21	90,000	0%	03/08/21
Series Gallery Drop 067	01/11/21	60,000	0%	06/04/21
Series Gallery Drop 068	01/11/21	24,000	0%	03/08/21
Series Gallery Drop 069	01/11/21	35,128	0%	03/08/21
Series Gallery Drop 070	02/05/21	31,200	0%	04/06/21
Series Gallery Drop 071	02/05/21	75,000	0%	04/01/21
Series Gallery Drop 072	02/05/21	280,000	0%	04/16/21
Series Gallery Drop 073	02/05/21	44,280	0%	06/14/21
Series Gallery Drop 074	02/05/21	20,910	0%	04/01/21
Series Gallery Drop 075	02/05/21	55,350	0%	07/09/21
Series Gallery Drop 076	02/05/21	55,350	0%	04/29/21
Series Gallery Drop 077	02/05/21	36,900	0%	04/06/21
Series Gallery Drop 078	02/05/21	20,910	0%	04/16/21
Series Gallery Drop 079	02/05/21	20,098	0%	03/22/21
Series Gallery Drop 080	02/05/21	15,000	0%	03/22/21
Series Gallery Drop 081	02/09/21	480,000	0%	Canceled(2)
Series Gallery Drop 082	02/09/21	80,000	0%	05/03/21
Series Gallery Drop 083	02/09/21	45,000	0%	05/17/21
Series Gallery Drop 084	03/09/21	52,000	0%	Canceled(2)
Series Gallery Drop 085	03/09/21	60,000	0%	Canceled(2)
Series Gallery Drop 086	03/09/21	90,000	0%	06/01/21
Series Gallery Drop 087	03/09/21	231,009	0%	Canceled(2)
Series Gallery Drop 088	03/09/21	55,250	0%	Canceled(2)
Series Gallery Drop 089	03/09/21	23,904	0%	04/21/21
Series Gallery Drop 090	03/09/21	98,850	0%	Canceled(2)
Series Gallery Drop 091	03/09/21	37,473	0%	08/04/21
Series Gallery Drop 092	03/09/21	217,356	0%	Canceled(2)
Series Gallery Drop 093	03/09/21	43,471	0%	05/17/21
Series Gallery Drop 094	03/09/21	21,631	0%	07/09/21
Series Gallery Drop 095	03/09/21	45,200	0%	06/21/21
Series Gallery Drop 096	03/09/21	28,981	0%	04/29/21
Series Gallery Drop 097	03/10/21	30,000	0%	05/05/21
Series Gallery Drop 098	03/10/21	14,000	0%	04/29/21
Series Gallery Drop 099	03/10/21	130,000	0%	08/13/21
Series Gallery Drop 100	03/10/21	18,520	0%	06/23/21
Series Gallery Drop 101	03/10/21	200,750	0%	08/04/21
Series Gallery Drop 102	04/23/21	14,060	0%	07/06/21
Series Gallery Drop 103	04/23/21	17,500	0%	08/19/21
Series Gallery Drop 104	04/23/21	12,489	0%	06/21/21
Series Gallery Drop 105	04/23/21	61,780	0%	09/23/21
Series Gallery Drop 106	04/23/21	26,650	0%	Canceled(2)
Series Gallery Drop 107	04/24/21	22,606	0%	06/25/21
Series Gallery Drop 108	04/29/21	30,118	0%	07/28/21
Series Gallery Drop 109	05/03/21	30,746	0%	10/04/21
Series Gallery Drop 110	06/08/21	10,080	0%	08/11/21

Series Gallery Drop 111	06/08/21	18,000	0%	09/15/21
Series Gallery Drop 112	06/08/21	57,000	0%	09/01/21
Series Gallery Drop 113	07/08/21	55,000	0%	09/01/21
Series Gallery Drop 114	07/08/21	12,807	0%	09/03/21
Series Gallery Drop 115	07/08/21	15,700	0%	08/30/21
Series Gallery Drop 116	09/15/21	225,000	0%	Outstanding(3)
Series Gallery Drop 117	10/25/21	89,000	0%	Outstanding(3)
Series Gallery Drop 118	10/25/21	28,545	0%	Outstanding(3)
Series Gallery Drop 119	11/30/21	84,000	0%	Outstanding(3)
Series Gallery Drop 120	11/30/21	26,400	0%	Outstanding(3)
Series Gallery Drop 121	11/30/21	31,200	0%	Outstanding(3)
Series Gallery Drop 122	11/30/21	110,000	0%	Outstanding(3)
Series Gallery Drop 123	11/30/21	$44,444	0%	Outstanding(3)

(1)
Notes with a 0% interest rate are non-interest bearing. The remaining notes bear interest at an annualized rate as stated over a three-month period.
(2)
On September 30, 2021, Series Gallery Drop 081, Series Gallery Drop 084, Series Gallery Drop 085, Series Gallery Drop 087, Series Gallery Drop 088, Series Gallery Drop 090, Series Gallery Drop 092 and Series Gallery Drop 106 each resold the Underlying Asset held by such Series to the Manager, the seller of such assets, in exchange for cancellation of the promissory notes issued to the Manager in connection with the purchase of such Underlying Assets. The notes did not bear any interest, and the obligation of such Series to make any payments under the notes terminated upon the closings of the sales. The Series were and are not in default under the notes.
(3)
Such note was outstanding as of December 31, 2021.
Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.
To fund its organizational costs and start-up activities as well as to advance funds on behalf of a Series to purchase assets, the Manager has covered the expenses and costs of the Company and its Series thus far on a non-interest-bearing extension of revolving credit. The Company will evaluate when is best to repay the Manager depending on operations and fundraising ability. In general, the Company will repay the Manager for funds extended to acquire assets from the Series subscription proceeds (less the applicable management fees), as they are received. As of June 30, 2022, the Company had $357,177 due to the Manager for other (legal and taxes), accounting, storage and insurance fees and expenses associated with and incurred on behalf of the Series, as detailed in the table below:

Series	Other	Accounting	Storage	Insurance	Total
Series #KW	$209	$3,672	$644	$960	$5,485
Series Drop 002	209	3,672	264	149	4,294
Series Drop 003	209	3,671	299	168	4,347
Series Drop 004	209	3,633	390	219	4,451
Series Drop 005	209	3,671	792	446	5,118
SeriesDrop 008	209	3,671	309	174	4,363
Series Drop 009	209	3,672	2,728	1,535	8,144
Series Drop 010	209	3,670	211	119	4,209
Series Gallery Drop 011	209	3,671	202	114	4,196
Series Gallery Drop 012	209	3,670	1,232	693	5,804

Series Gallery Drop 013	209	3,304	563	267	4,343
Series Gallery Drop 014	209	3,671	264	149	4,293
Series Gallery Drop 015	209	3,631	218	123	4,181
Series Gallery Drop 016	208	3,596	166	103	4,073
Series Gallery Drop 017	209	3,596	435	245	4,485
Series Gallery Drop 018	209	3,671	102	57	4,039
Series Gallery Drop 019	208	3,671	166	93	4,138
Series Gallery Drop 021	209	3,671	234	132	4,246
Series Gallery Drop 022	209	3,671	264	148	4,292
Series Gallery Drop 023	209	3,670	133	75	4,087
Series Gallery Drop 024	209	3,671	202	114	4,196
Series Gallery Drop 026	209	293	108	105	715
Series Gallery Drop 028	209	3,671	162	92	4,134
Series Gallery Drop 029	209	3,671	469	264	4,613
Series Gallery Drop 030	209	3,670	211	119	4,209
Series Gallery Drop 031	209	3,305	293	136	3,943
Series Gallery Drop 032	209	3,671	32	24	3,936
Series Gallery Drop 033	208	3,304	144	66	3,722
Series Gallery Drop 034	209	3,671	3,565	2,005	9,450
Series Gallery Drop 035	209	3,671	640	360	4,880
Series Gallery Drop 036	209	3,670	424	239	4,542
Series Gallery Drop 037	209	3,597	218	123	4,147
Series Gallery Drop 038	209	3,597	637	358	4,801
Series Gallery Drop 039	209	3,596	550	309	4,664
Series Gallery Drop 040	209	3,229	222	106	3,766
Series Gallery Drop 041	209	3,597	43	24	3,873

Series Gallery Drop 042	209	3,596	176	99	4,080
Series Gallery Drop 043	209	3,229	422	200	4,060
Series Gallery Drop 046	209	2,564	338	160	3,271
Series Gallery Drop 047	209	2,588	193	93	3,083
Series Gallery Drop 048	209	2,588	377	182	3,356
Series Gallery Drop 049	209	2,589	1,438	686	4,922
Series Gallery Drop 050	209	2,589	168	75	3,041
Series Gallery Drop 051	209	2,589	193	92	3,083
Series Gallery Drop 052	209	3,154	60	28	3,451
Series Gallery Drop 053	209	2,588	523	253	3,573
Series Gallery Drop 054	209	2,588	121	57	2,975
Series Gallery Drop 055	209	2,589	302	144	3,244
Series Gallery Drop 056	209	2,589	135	64	2,997
Series Gallery Drop 057	209	2,589	114	54	2,966
Series Gallery Drop 058	209	2,589	142	68	3,008
Series Gallery Drop 059	209	2,549	493	235	3,486
Series Gallery Drop 061	209	2,590	146	70	3,015
Series Gallery Drop 062	209	2,590	103	49	2,951
Series Gallery Drop 063	209	2,589	134	64	2,996
Series Gallery Drop 064	209	2,589	214	103	3,115
Series Gallery Drop 065	209	2,589	135	64	2,997
Series Gallery Drop 066	209	2,589	603	288	3,689
Series Gallery Drop 067	209	2,588	402	191	3,390
Series Gallery Drop 068	209	2,588	161	77	3,035
Series Gallery Drop 069	209	2,589	235	112	3,145
Series Gallery Drop 070	209	2,550	209	99	3,067

Series Gallery Drop 071	209	2,548	503	240	3,500
Series Gallery Drop 072	209	2,549	1,876	889	5,523
Series Gallery Drop 073	209	2,548	296	141	3,194
Series Gallery Drop 074	209	2,548	140	67	2,964
Series Gallery Drop 075	209	1,356	371	177	2,113
Series Gallery Drop 076	209	2,549	371	177	3,306
Series Gallery Drop 077	209	2,549	248	118	3,124
Series Gallery Drop 078	209	2,547	140	67	2,963
Series Gallery Drop 079	209	2,549	135	64	2,957
Series Gallery Drop 080	209	2,548	101	49	2,907
Series Gallery Drop 083	209	2,548	302	144	3,203
Series Gallery Drop 086	209	2,508	603	285	3,605
Series Gallery Drop 089	209	2,508	161	76	2,954
Series Gallery Drop 091	209	1,355	251	80	1,895
Series Gallery Drop 093	209	2,508	292	139	3,148
Series Gallery Drop 094	209	2,074	146	69	2,498
Series Gallery Drop 095	209	2,508	303	145	3,165
Series Gallery Drop 096	209	2,508	194	93	3,004
Series Gallery Drop 098	209	2,508	94	44	2,855
Series Gallery Drop 099	209	2,036	571	416	3,232
Series Gallery Drop 100	209	2,508	123	59	2,899
Series Gallery Drop 101	209	2,035	963	429	3,636
Series Gallery Drop 102	209	2,075	94	44	2,422
Series Gallery Drop 104	209	2,468	84	40	2,801
Series Gallery Drop 105	209	1,995	414	133	2,751
Series Gallery Drop 107	209	2,469	152	72	2,902

Series Gallery Drop 108	209	2,075	202	96	2,582
Series Gallery Drop 109	209	2,063	205	65	2,542
Series Gallery Drop 111	209	1,996	128	61	2,394
Series Gallery Drop 112	209	1,995	541	272	3,017
Series Gallery Drop 113	209	1,996	393	190	2,788
Series Gallery Drop 114	209	1,996	92	44	2,341
Series Gallery Drop 115	209	1,996	112	53	2,370
Series Gallery Drop 116	-	1,614	183	271	2,068
Series Gallery Drop 117	50	447	151	147	795
Series Gallery Drop 119	50	1,787	143	278	2,258
Series Gallery Drop 121	50	1,787	185	38	2,060
Series Gallery Drop 122	50	1,787	418	(49)	2,206
Series Gallery Drop 123	50	1,787	76	147	2,060
Total	$20,102	$280,355	$36,830	$19,890	$357,177

As of December 31, 2021, the Company had $179,931 due to the Manager for legal, accounting, storage and insurance fees and expenses associated with and incurred on behalf of the Series, as detailed in the table below:

Series	Legal	Accounting	Storage	Insurance	Total
Series #KW	$159	$1,761	$240	$568	$2,728
Series Drop 002	159	1,761	213	99	2,232
Series Drop 003	159	1,760	241	112	2,272
Series Drop 004	159	1,721	315	146	2,341
Series Drop 005	159	1,760	639	297	2,855
Series Drop 008	159	1,761	249	116	2,285
Series Drop 009	159	1,761	2,201	1,023	5,144
Series Drop 010	159	1,760	170	79	2,168
Series Gallery Drop 011	159	1,760	163	76	2,158
Series Gallery Drop 012	159	1,760	994	462	3,375
Series Gallery Drop 013	159	1,393	420	128	2,100
Series Gallery Drop 014	159	1,760	213	99	2,231
Series Gallery Drop 015	159	1,720	176	82	2,137

Series Gallery Drop 016	158	1,685	133	71	2,047
Series Gallery Drop 017	159	1,685	351	163	2,358
Series Gallery Drop 018	159	1,760	82	38	2,039
Series Gallery Drop 019	158	1,760	134	62	2,114
Series Gallery Drop 021	159	1,759	189	88	2,195
Series Gallery Drop 022	159	1,760	213	99	2,231
Series Gallery Drop 023	159	1,760	107	50	2,076
Series Gallery Drop 024	159	1,760	163	76	2,158
Series Gallery Drop 025	-	140	-	-	140
Series Gallery Drop 026	159	1,760	675	314	2,908
Series Gallery Drop 028	159	1,760	131	61	2,111
Series Gallery Drop 029	159	1,760	378	176	2,473
Series Gallery Drop 030	159	1,760	170	79	2,168
Series Gallery Drop 031	159	1,393	219	64	1,835
Series Gallery Drop 032	159	1,760	24	16	1,959
Series Gallery Drop 033	158	1,393	107	31	1,689
Series Gallery Drop 034	159	1,760	2,876	1,337	6,132
Series Gallery Drop 035	159	1,760	516	240	2,675
Series Gallery Drop 036	159	1,760	342	159	2,420
Series Gallery Drop 037	159	1,686	176	82	2,103
Series Gallery Drop 038	159	1,685	514	239	2,597
Series Gallery Drop 039	159	1,685	444	206	2,494
Series Gallery Drop 040	159	1,318	166	51	1,694
Series Gallery Drop 041	159	1,685	35	16	1,895
Series Gallery Drop 042	159	1,685	142	66	2,052
Series Gallery Drop 043	159	1,318	315	96	1,888

Series Gallery Drop 046	159	753	252	77	1,241
Series Gallery Drop 047	159	753	144	45	1,101
Series Gallery Drop 048	159	753	281	89	1,282
Series Gallery Drop 049	159	753	1,073	332	2,317
Series Gallery Drop 050	159	753	125	34	1,071
Series Gallery Drop 051	159	753	144	44	1,100
Series Gallery Drop 052	159	1,318	45	13	1,535
Series Gallery Drop 053	159	753	390	124	1,426
Series Gallery Drop 054	159	753	90	27	1,029
Series Gallery Drop 055	159	753	225	70	1,207
Series Gallery Drop 056	159	753	101	31	1,044
Series Gallery Drop 057	159	753	85	26	1,023
Series Gallery Drop 058	159	753	106	33	1,051
Series Gallery Drop 059	159	713	368	113	1,353
Series Gallery Drop 060	159	753	242	75	1,229
Series Gallery Drop 061	159	753	109	34	1,055
Series Gallery Drop 062	159	753	77	24	1,013
Series Gallery Drop 063	159	753	100	31	1,043
Series Gallery Drop 064	159	753	160	50	1,122
Series Gallery Drop 065	159	753	101	31	1,044
Series Gallery Drop 066	159	753	450	139	1,501
Series Gallery Drop 067	159	753	300	92	1,304
Series Gallery Drop 068	159	753	120	37	1,069
Series Gallery Drop 069	159	753	175	54	1,141
Series Gallery Drop 070	159	713	156	48	1,076
Series Gallery Drop 071	159	713	375	116	1,363

Series Gallery Drop 072	159	713	1,400	427	2,699
Series Gallery Drop 073	159	713	221	68	1,161
Series Gallery Drop 074	159	713	104	32	1,008
Series Gallery Drop 075	159	-	277	86	522
Series Gallery Drop 076	159	713	277	86	1,235
Series Gallery Drop 077	159	713	185	57	1,114
Series Gallery Drop 078	159	713	104	32	1,008
Series Gallery Drop 079	159	713	101	31	1,004
Series Gallery Drop 080	159	713	75	24	971
Series Gallery Drop 082	159	713	400	123	1,395
Series Gallery Drop 083	159	713	225	70	1,167
Series Gallery Drop 086	159	673	450	139	1,421
Series Gallery Drop 089	159	673	120	37	989
Series Gallery Drop 091	159	-	187	58	404
Series Gallery Drop 093	159	673	218	67	1,117
Series Gallery Drop 094	159	240	109	33	541
Series Gallery Drop 095	159	673	226	70	1,128
Series Gallery Drop 096	159	673	145	45	1,022
Series Gallery Drop 098	159	673	70	21	923
Series Gallery Drop 099	159	200	350	201	910
Series Gallery Drop 100	159	673	92	28	952
Series Gallery Drop 101	159	200	622	309	1,290
Series Gallery Drop 102	159	240	70	21	490
Series Gallery Drop 103	159	200	87	27	473
Series Gallery Drop 104	159	633	63	19	874
Series Gallery Drop 105	159	160	309	95	723

Series Gallery Drop 107	159	633	114	35	941
Series Gallery Drop 108	159	240	151	46	596
Series Gallery Drop 109	159	228	153	47	587
Series Gallery Drop 110	159	200	54	17	430
Series Gallery Drop 111	159	160	96	30	445
Series Gallery Drop 112	159	160	413	148	880
Series Gallery Drop 113	159	160	295	94	708
Series Gallery Drop 114	159	160	69	22	410
Series Gallery Drop 115	159	160	84	26	429
Unallocated	-	21,660	1,001	1,086	23,747
Total	$15,738	$121,933	$29,547	$12,713	$179,931

NOTE 5: MEMBERS’ LIABILITY
The Company is organized as a series limited liability company. As such, the liability of the members of the Company for the financial obligations of the Company is limited to each member’s contribution of capital.
NOTE 6: MEMBERS’ EQUITY
The members of each Series have certain rights with respect to the Series to which they are subscribed. Each Series generally holds a single asset or a collection of assets. A Series member is entitled to their pro rata share of the net profits derived from the Underlying Asset held in that series after deduction of expense allocations and direct expenses attributable to the Underlying Asset, based on their percentage of the total outstanding Interests in that Series.
The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation or liability.
Interests Outstanding, Series Subscriptions & Subscriptions Receivable
The table below details Interests outstanding as of June 30, 2022. During the six-month period ended June 30, 2022, the Company received subscriptions of $498,500 (which amount excludes $115,800 in subscriptions recorded as Subscriptions Receivable as of December 31, 2021), as detailed in the table below:

Series Name	Interests Sold During Six-Month Period Ended June 30, 2022	Interests Outstanding as of June 30, 2022	Subscription Amount	Closed Date
Series #KW	-	10,000	$-	11/27/19
Series Drop 002	-	1,000	-	04/13/20
Series Drop 003	-	1,000	-	03/18/20
Series Drop 004	-	1,000	-	03/11/20
Series Drop 005	-	1,250	-	03/06/20

Series Drop 008	-	1,000	-	03/17/20
Series Drop 009	-	3,250	-	10/02/20
Series Drop 010	-	1,000	-	03/06/20
Series Gallery Drop 011	-	1,000	-	05/21/20
Series Gallery Drop 012	-	2,000	-	08/24/20
Series Gallery Drop 013	-	1,500	-	02/22/21
Series Gallery Drop 014	-	1,000	-	04/21/20
Series Gallery Drop 015	-	1,000	-	04/03/20
Series Gallery Drop 016	-	1,000	-	06/01/20
Series Gallery Drop 017	-	1,000	-	10/16/20
Series Gallery Drop 018	-	480	-	08/14/20
Series Gallery Drop 019	-	750	-	08/18/20
Series Gallery Drop 020	-	1,820	-	09/30/20
Series Gallery Drop 021	-	1,100	-	11/04/20
Series Gallery Drop 022	-	1,000	-	08/14/20
Series Gallery Drop 023	-	1,000	-	10/23/20
Series Gallery Drop 024	-	1,000	-	08/17/20
Series Gallery Drop 025	-	1,000	-	12/15/20
Series Gallery Drop 026	-	2,000	-	09/14/20
Series Gallery Drop 027	-	5,000	-	09/15/20
Series Gallery Drop 028	-	2,000	-	11/20/20
Series Gallery Drop 029	-	5,000	-	11/06/20
Series Gallery Drop 030	-	2,000	-	12/01/20
Series Gallery Drop 031	-	2,000	-	01/21/21
Series Gallery Drop 032	-	5,000	-	12/31/20
Series Gallery Drop 033	-	2,400	-	01/28/21
Series Gallery Drop 034	-	21,250	-	11/02/20
Series Gallery Drop 035	-	3,750	-	12/22/20
Series Gallery Drop 036	-	5,100	-	12/16/20
Series Gallery Drop 037	-	2,650	-	11/05/20
Series Gallery Drop 038	-	7,350	-	11/05/20
Series Gallery Drop 039	-	6,750	-	12/14/20
Series Gallery Drop 040	-	3,550	-	01/29/21
Series Gallery Drop 041	-	5,500	-	12/16/20
Series Gallery Drop 042	-	2,100	-	12/01/20
Series Gallery Drop 043	-	6,700	-	01/22/21
Series Gallery Drop 044	-	70,000	-	04/22/21
Series Gallery Drop 045	-	23,000	-	01/19/21
Series Gallery Drop 046	-	5,300	-	02/12/21
Series Gallery Drop 047	-	3,000	-	02/12/21
Series Gallery Drop 048	-	5,800	-	05/25/21
Series Gallery Drop 049	-	22,500	-	02/01/21
Series Gallery Drop 050	-	2,950	-	03/01/21
Series Gallery Drop 051	-	3,100	-	01/26/21
Series Gallery Drop 052	-	1,000	-	01/12/21
Series Gallery Drop 053	-	7,950	-	04/08/21
Series Gallery Drop 054	-	1,900	-	02/02/21
Series Gallery Drop 055	-	4,750	-	04/05/21
Series Gallery Drop 056	-	2,120	-	02/09/21
Series Gallery Drop 057	-	1,800	-	02/09/21

Series Gallery Drop 058	-	2,240	-	03/12/21
Series Gallery Drop 059	-	7,760	-	03/09/21
Series Gallery Drop 060	-	5,110	-	03/05/21
Series Gallery Drop 061	-	2,310	-	02/09/21
Series Gallery Drop 062	-	1,620	-	02/19/21
Series Gallery Drop 063	-	2,110	-	03/02/21
Series Gallery Drop 064	-	3,370	-	03/01/21
Series Gallery Drop 065	-	2,612	-	03/23/21
Series Gallery Drop 066	-	9,470	-	03/05/21
Series Gallery Drop 067	-	6,320	-	06/03/21
Series Gallery Drop 068	-	2,530	-	03/05/21
Series Gallery Drop 069	-	3,700	-	03/05/21
Series Gallery Drop 070	-	3,280	-	04/05/21
Series Gallery Drop 071	-	10,390	-	03/25/21
Series Gallery Drop 072	-	35,000	-	04/15/21
Series Gallery Drop 073	-	4,660	-	06/11/21
Series Gallery Drop 074	-	2,200	-	03/25/21
Series Gallery Drop 075	-	5,830	-	07/08/21
Series Gallery Drop 076	-	5,830	-	04/27/21
Series Gallery Drop 077	-	3,880	-	04/05/21
Series Gallery Drop 078	-	2,200	-	04/15/21
Series Gallery Drop 079	-	2,120	-	03/19/21
Series Gallery Drop 080	-	1,580	-	03/19/21
Series Gallery Drop 082	-	8,420	-	04/30/21
Series Gallery Drop 083	-	4,740	-	05/14/21
Series Gallery Drop 086	-	36,470	-	05/26/21
Series Gallery Drop 089	-	2,520	-	04/19/21
Series Gallery Drop 091	-	3,940	-	08/04/21
Series Gallery Drop 093	-	4,580	-	04/27/21
Series Gallery Drop 094	-	2,280	-	07/08/21
Series Gallery Drop 095	-	4,760	-	06/18/21
Series Gallery Drop 096	-	3,050	-	04/27/21
Series Gallery Drop 097	-	3,160	-	05/05/21
Series Gallery Drop 098	-	1,470	-	04/27/21
Series Gallery Drop 099	-	13,680	-	08/12/21
Series Gallery Drop 100	-	1,950	-	06/22/21
Series Gallery Drop 101	-	21,130	-	08/04/21
Series Gallery Drop 102	-	1,480	-	07/01/21
Series Gallery Drop 103	-	1,840	-	08/19/21
Series Gallery Drop 104	-	1,310	-	06/17/21
Series Gallery Drop 105	-	6,500	-	09/23/21
Series Gallery Drop 107	-	2,380	-	06/24/21
Series Gallery Drop 108	-	3,170	-	07/13/21
Series Gallery Drop 109	-	3,240	-	09/30/21
Series Gallery Drop 110	-	1,060	-	08/10/21
Series Gallery Drop 111	-	1,890	-	09/14/21
Series Gallery Drop 112	-	7,500	-	08/31/21
Series Gallery Drop 113	-	5,790	-	08/31/21
Series Gallery Drop 114	-	1,350	-	09/03/21
Series Gallery Drop 115	-	1,650	-	08/27/21

Series Gallery Drop 116	236,800	236,800	236,800	02/28/22
Series Gallery Drop 117	93,700	93,700	93,700	02/28/22
Series Gallery Drop 119	88,400	88,400	88,400	03/09/22
Series Gallery Drop 121	32,800	32,800	32,800	03/02/22
Series Gallery Drop 122	-	115,800	-	02/25/22
Series Gallery Drop 123	46,800	46,800	46,800	02/28/22
Total			$498,500

The table below details Interests outstanding as of December 31, 2021. During the year ended December 31, 2021, the Company received 2021 subscriptions of $3,652,270 (which amount (a) excludes $504,030 in cash subscriptions previously recorded as Subscriptions Receivable as of December 31, 2020 and (b) includes $115,800 in subscriptions recorded as Subscriptions Receivable as of December 31, 2021), as detailed in the table below:

Series Name	Interests Sold During Year Ended December 31, 2021	Interests Outstanding as of December 31, 2021	Subscription Amount	Closed Date
Series #KW	-	10,000	$-	11/27/19
Series Drop 002	-	1,000	-	04/13/20
Series Drop 003	-	1,000	-	03/18/20
Series Drop 004	-	1,000	-	03/11/20
Series Drop 005	-	1,250	-	03/06/20
Series Drop 008	-	1,000	-	03/17/20
Series Drop 009	-	3,250	-	10/02/20
Series Drop 010	-	1,000	-	03/06/20
Series Gallery Drop 011	-	1,000	-	05/21/20
Series Gallery Drop 012	-	2,000	-	08/24/20
Series Gallery Drop 013	-	1,500	-	02/22/21
Series Gallery Drop 014	-	1,000	-	04/21/20
Series Gallery Drop 015	-	1,000	-	04/03/20
Series Gallery Drop 016	-	1,000	-	06/01/20
Series Gallery Drop 017	-	1,000	-	10/16/20
Series Gallery Drop 018	-	480	-	08/14/20
Series Gallery Drop 019	-	750	-	08/18/20
Series Gallery Drop 020	-	1,820	-	09/30/20
Series Gallery Drop 021	-	1,100	-	11/04/20
Series Gallery Drop 022	-	1,000	-	08/14/20
Series Gallery Drop 023	-	1,000	-	10/23/20
Series Gallery Drop 024	-	1,000	-	08/17/20
Series Gallery Drop 025	-	1,000	-	12/15/20
Series Gallery Drop 026	-	2,000	-	09/14/20
Series Gallery Drop 027	-	5,000	-	09/15/20
Series Gallery Drop 028	-	2,000	-	11/20/20
Series Gallery Drop 029	-	5,000	-	11/06/20
Series Gallery Drop 030	-	2,000	-	12/01/20
Series Gallery Drop 031	-	2,000	-	01/21/21
Series Gallery Drop 032	-	5,000	-	12/31/20
Series Gallery Drop 033	21	2,400	210	01/28/21
Series Gallery Drop 034(1)	500	21,250	-	11/02/20
Series Gallery Drop 035	-	3,750	-	12/22/20

Series Gallery Drop 036	-	5,100	-	12/16/20
Series Gallery Drop 037	-	2,650	-	11/05/20
Series Gallery Drop 038	-	7,350	-	11/05/20
Series Gallery Drop 039	-	6,750	-	12/14/20
Series Gallery Drop 040	1	3,550	10	01/29/21
Series Gallery Drop 041	-	5,500	-	12/16/20
Series Gallery Drop 042	-	2,100	-	12/01/20
Series Gallery Drop 043	4	6,700	40	01/22/21
Series Gallery Drop 044(2)	51,750	70,000	517,500	04/22/21
Series Gallery Drop 045	21	23,000	210	01/19/21
Series Gallery Drop 046	5,300	5,300	53,000	02/12/21
Series Gallery Drop 047	3,000	3,000	30,000	02/12/21
Series Gallery Drop 048	5,800	5,800	58,000	05/25/21
Series Gallery Drop 049	22,500	22,500	225,000	02/01/21
Series Gallery Drop 050	2,950	2,950	29,500	03/01/21
Series Gallery Drop 051	3,100	3,100	31,000	01/26/21
Series Gallery Drop 052	-	1,000	-	01/12/21
Series Gallery Drop 053	7,950	7,950	79,500	04/08/21
Series Gallery Drop 054	1,900	1,900	19,000	02/02/21
Series Gallery Drop 055	4,750	4,750	47,500	04/05/21
Series Gallery Drop 056	2,120	2,120	21,200	02/09/21
Series Gallery Drop 057	1,800	1,800	18,000	02/09/21
Series Gallery Drop 058	2,240	2,240	22,400	03/12/21
Series Gallery Drop 059	7,760	7,760	77,600	03/09/21
Series Gallery Drop 060	5,110	5,110	51,100	03/05/21
Series Gallery Drop 061	2,310	2,310	23,100	02/09/21
Series Gallery Drop 062	1,620	1,620	16,200	02/19/21
Series Gallery Drop 063	2,110	2,110	21,100	03/02/21
Series Gallery Drop 064	3,370	3,370	33,700	03/01/21
Series Gallery Drop 065(3)	2,110	2,612	21,100	03/23/21
Series Gallery Drop 066	9,470	9,470	94,700	03/05/21
Series Gallery Drop 067	6,320	6,320	63,200	06/03/21
Series Gallery Drop 068	2,530	2,530	25,300	03/05/21
Series Gallery Drop 069	3,700	3,700	37,000	03/05/21
Series Gallery Drop 070	3,280	3,280	32,800	04/05/21
Series Gallery Drop 071(4)	7,890	10,390	78,900	03/25/21
Series Gallery Drop 072(5)	29,750	35,000	297,500	04/15/21
Series Gallery Drop 073	4,660	4,660	46,600	06/11/21
Series Gallery Drop 074	2,200	2,200	22,000	03/25/21
Series Gallery Drop 075	5,830	5,830	58,300	07/08/21
Series Gallery Drop 076	5,830	5,830	58,300	04/27/21
Series Gallery Drop 077	3,880	3,880	38,800	04/05/21
Series Gallery Drop 078	2,200	2,200	22,000	04/15/21
Series Gallery Drop 079	2,120	2,120	21,200	03/19/21
Series Gallery Drop 080	1,580	1,580	15,800	03/19/21
Series Gallery Drop 082	8,420	8,420	84,200	04/30/21
Series Gallery Drop 083	4,740	4,740	47,400	05/14/21
Series Gallery Drop 086(6)	9,470	36,470	94,700	05/26/21
Series Gallery Drop 089	2,520	2,520	25,200	04/19/21

Series Gallery Drop 091	3,940	3,940	39,400	08/04/21
Series Gallery Drop 093	4,580	4,580	45,800	04/27/21
Series Gallery Drop 094	2,280	2,280	22,800	07/08/21
Series Gallery Drop 095	4,760	4,760	47,600	06/18/21
Series Gallery Drop 096	3,050	3,050	30,500	04/27/21
Series Gallery Drop 097	3,160	3,160	31,600	05/05/21
Series Gallery Drop 098	1,470	1,470	14,700	04/27/21
Series Gallery Drop 099	13,680	13,680	136,800	08/12/21
Series Gallery Drop 100	1,950	1,950	19,500	06/22/21
Series Gallery Drop 101	21,130	21,130	211,300	08/04/21
Series Gallery Drop 102	1,480	1,480	14,800	07/01/21
Series Gallery Drop 103	1,840	1,840	18,400	08/19/21
Series Gallery Drop 104	1,310	1,310	13,100	06/17/21
Series Gallery Drop 105	6,500	6,500	65,000	09/23/21
Series Gallery Drop 107	2,380	2,380	23,800	06/24/21
Series Gallery Drop 108	3,170	3,170	31,700	07/13/21
Series Gallery Drop 109	3,240	3,240	32,400	09/30/21
Series Gallery Drop 110	1,060	1,060	10,600	08/10/21
Series Gallery Drop 111	1,890	1,890	18,900	09/14/21
Series Gallery Drop 112(7)	6,000	7,500	60,000	08/31/21
Series Gallery Drop 113	5,790	5,790	57,900	08/31/21
Series Gallery Drop 114	1,350	1,350	13,500	09/03/21
Series Gallery Drop 115	1,650	1,650	16,500	08/27/21
Series Gallery Drop 122(8)	115,800	1	115,800	Open
Total(9)			$3,652,270

(1)
On August 3, 2020, Series Gallery Drop 034 acquired its Underlying Asset from the Manager in exchange for a note in the original principal amount of $405,000 and its agreement to issue 500 Series Gallery Drop 034 Interests to the asset seller upon completion of the offering. The 500 Series Gallery Drop 034 Interests were issued to the asset seller but not recorded as of December 31, 2020. Accordingly, the issuance was included in changes to members’ equity for the year ended December 31, 2021.
(2)
In addition to the 46,670 Series Gallery Drop 044 Interests sold pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended (“Regulation A”), 5,080 Series Gallery Drop 044 Interests were sold to an advisor to the Manager in a private placement transaction. Additionally, there were two non-cash transactions: (i) 15,000 Series Gallery Drop 044 Interests were issued to such advisor in connection with the acquisition by the Manager from the advisor of in-kind consideration utilized to acquire the Series Gallery Drop 044 Underlying Asset; and (ii) 3,250 Series Gallery Drop 044 Interests were issued to such advisor in connection with the advisor’s agreement to waive $32,500 in commission otherwise owed.
(3)
In addition to the 2,110 Series Gallery Drop 065 Interests sold pursuant to Regulation A, 502 Series Gallery Drop 065 Interests were sold to the consignor in a private placement transaction.
(4)
In addition to the 7,890 Series Gallery Drop 071 Interests sold pursuant to Regulation A, 2,500 Series Gallery Drop 071 Interests were sold to the consignor in a private placement transaction.
(5)
In addition to the 29,750 Series Gallery Drop 072 Interests sold pursuant to Regulation A, 5,250 Series Gallery Drop 072 Interests were sold to the consignor in a private placement transaction.
(6)
In addition to the 9,470 Series Gallery Drop 086 Interests sold pursuant to Regulation A, 27,000 Series Gallery Drop 086 Interests were sold to the consignor in a private placement transaction.

(7)
In addition to the 6,000 Series Gallery Drop 112 Interests sold pursuant to Regulation A, 1,500 Series Gallery Drop 112 Interests were sold to the consignor in a private placement transaction.
(8)
The offering of Series Gallery Drop 122 Interests had not closed as of December 31, 2021, but the Company recorded a subscription receivable of $115,800, corresponding to subscriptions for 115,800 Series Gallery Drop 122 Interests. As of December 31, 2021, only one Series Gallery Drop 122 Interest, the Interest issued to the Manager on formation of Series Gallery Drop 122, was outstanding.
(9)
Membership contributions totaled $3,652,272 for the year ended December 31, 2021. The discrepancy versus the total presented in the table above is due to $1 non-cash adjustments to each of Series Gallery Drop 018 and Series Gallery Drop 027 for the year ended December 31, 2021.
Interest Issuances Related to Underlying Asset Acquisitions
In certain instances, Interests in a particular Series are issued as part of the total purchase consideration for and/or in connection with the acquisition of the Underlying Asset of such Series (for example, Interests issued to an asset seller as partial consideration for an Underlying Asset or to an advisor through which the Company acquired an Underlying Asset), in each case as described in the respective offering statement filed with the Commission on Form 1-A, as amended and supplemented from time to time. During the six-month period ended June 30, 2022, the Company issued no such Interests. During the year ended December 31, 2021, the Company issued the following such Interests:
Series	Interests Issued During Year Ended December 31, 2021
Series Gallery Drop 034	500
Series Gallery Drop 044(1)	(5,080)
Series Gallery Drop 065	502
Series Gallery Drop 071	2,500
Series Gallery Drop 072	5,250
Series Gallery Drop 086	27,000
Series Gallery Drop 112	1,500

Distributions
During the six-month period ended June 30, 2022, on a total consolidated basis, the Company made distributions of $1,181,434, in connection with the dispositions of the underlying assets of the following Series:

Series	Distributions During Six-Month Period Ended June 30, 2022
Series Gallery Drop 026	$200,000
Series Gallery Drop 045	685,050
Series Gallery Drop 060	140,050
Series Gallery Drop 082	105,000
Series Gallery Drop 103	35,050
Series Gallery Drop 110	16,284
Total	$1,181,434

During the year ended December 31, 2021, the Company made distributions of $778,880, in connection with the dispositions of the underlying assets of the following Series:

Series	Distributions During Year Ended December 31, 2021
Series Gallery Drop 020	$225,480

Series Gallery Drop 025	71,910
Series Gallery Drop 027	180,440
Series Gallery Drop 097	301,050
Total	$778,880

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021 including interim periods within those fiscal years. Early adoption is permitted. The Company is continuing to evaluate the impact of this new standard on our financial reporting and disclosures.
The Company does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated financial statements and Series financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.
NOTE 8: COMMITMENTS AND CONTINGENCIES
The Company is not currently involved with and does not know of any pending or threatened litigation against the Company or the Manager.
In December 2019, a novel strain of coronavirus, referred to as COVID-19, was reported in Wuhan, China. COVID-19 spread to other countries, including the United States, and was declared a pandemic by the World Health Organization. The continuing impact and effects of the COVID-19 pandemic on the operation and financial performance of the Company are unknown. However, the Company currently does not expect the COVID-19 pandemic to have a material adverse effect on the business or financial results at this time.
NOTE 9: SUBSEQUENT EVENTS
The Company and each Series has evaluated subsequent events through September 28, 2022, the date the consolidated financial statements and Series financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated financial statements and Series financial statements, except as set forth below.
On the dates set forth below, the following Series sold the Underlying Assets of such series. In connection with each sale, the Manager assumed all outstanding but unpaid expenses of such Series. The Manager, as the manager of each such Series, was appointed as liquidator and will distribute to holders of Interests in each such Series all of the remaining assets (which consist only of cash) of such Series. After making such distribution, the Manager will begin winding up such Series as the Series will no longer have any assets or liabilities.

Series	Underlying Asset	Sale Date	Sale Amount	Offering Amount(1)
Series Drop 008	2019 series of commissioned paintings by fnnch	08/04/22	$30,140	$40,000
Series Gallery Drop 019	2020 CHROMADYNAMICA MSS painting by Felipe Pantone	08/04/22	14,080	22,500
Series Gallery Drop 038	2003 LeBron James Topps Chrome #111 Refractor trading card	08/20/22	49,500	73,500
Series Gallery Drop 047	1981 Topps #216 Joe Montana rookie trading card	07/27/22	72,000	30,000
Series Gallery Drop 055	1999 Pokémon 1st Edition Shadowless Holo Blastoise #2 trading card	08/06/22	21,637	47,500

Series Gallery Drop 058	2012-13 National Treasures Anthony Davis RPA trading card	08/20/22	5,225	22,400
Series Gallery Drop 061	1999 Pokémon 1st Edition Shadowless Holo Venusaur #15 trading card	08/06/22	12,100	23,100
Series Gallery Drop 065	1996 Topps Chrome Allen Iverson #171 Refractor trading card	08/06/22	27,501	26,120
Series Gallery Drop 068	2007 Topps Chrome Kevin Durant #131 Refractor trading card	08/20/22	8,800	25,300
Series Gallery Drop 069	Emerging 15 Index: collection of 15 NBA Panini Prizm Silver trading cards	08/20/22	7,425	37,000
Series Gallery Drop 072	2003 Exquisite Collection Noble Nameplates #LB LeBron James trading card	08/06/22	127,600	350,000
Series Gallery Drop 076	1996 Bowman’s Best Atomic Refractors Kobe Bryant #R23 trading card	08/20/22	4,125	58,300
Series Gallery Drop 077	1997 Brown’s Boxing Floyd Mayweather Jr. #51 trading card	08/20/22	6,050	38,800
Series Gallery Drop 078	1987 Converse Magic Johnson game-worn, signed sneakers	08/06/22	20,900	22,000
Series Gallery Drop 080	1972 Topps Julius Erving #195 trading card	08/06/22	28,600	15,800
Series Gallery Drop 089	2004 Panini Sports #89 Lionel Messi Mega Cracks Campeon trading card	08/20/22	2,530	25,200
Series Gallery Drop 102	2003 NetPro Glossy International Preview #P2 Serena Williams trading card	08/20/22	2,090	14,800
Series Gallery Drop 104	Sealed Apple iPhone 2G A1203	08/18/22	25,498	13,100
Series Gallery Drop 108	Kobe Bryant Last Game signed ticket	08/06/22	8,250	31,700
Series Gallery Drop 111	2002 Yu-Gi-Oh Blue-Eyes White Dragon LOB-001 First Edition trading card	08/06/22	$8,250	$18,900

(1)
Such amounts include the value of Interests in a particular Series issued as part of the total purchase consideration for and/or in connection with the acquisition of the Underlying Asset of such Series.

ITEM 4.  EXHIBITS

Exhibit No.	Description
2.1	Certificate of Formation of Otis Gallery LLC (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A filed on February 20, 2019)
2.2	Limited Liability Company Agreement of Otis Gallery LLC (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A filed on February 20, 2019)
2.3
First Amendment to the Limited Liability Company Agreement of Otis Gallery LLC (incorporated by reference to Exhibit 2.3 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

2.4	Second Amendment to the Limited Liability Company Agreement of Otis Gallery LLC (incorporated by reference to Exhibit 2.4 to the Current Report on Form 1-U filed on October 5, 2020)
2.5	Third Amendment to the Limited Liability Company Agreement of Otis Gallery LLC (incorporated by reference to Exhibit 2.5 to the Current Report on Form 1-U filed on August 11, 2022)
3.1	Series Designation for Series #KW Interests (incorporated by reference to Exhibit 3.1 to the Offering Statement on Form 1-A filed on February 20, 2019)
3.2	Series Designation for Series Drop 002 Interests (incorporated by reference to Exhibit 3.2 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.3	Series Designation for Series Drop 003 Interests (incorporated by reference to Exhibit 3.3 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.4	Series Designation for Series Drop 004 Interests (incorporated by reference to Exhibit 3.4 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.5	Series Designation for Series Drop 005 Interests (incorporated by reference to Exhibit 3.5 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.6	Series Designation for Series Drop 008 Interests (incorporated by reference to Exhibit 3.8 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.7	Series Designation for Series Drop 009 Interests (incorporated by reference to Exhibit 3.9 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.8	Series Designation for Series Drop 010 Interests (incorporated by reference to Exhibit 3.10 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
3.9	Series Designation for Series Gallery Drop 011 Interests (incorporated by reference to Exhibit 3.11 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.10	Series Designation for Series Gallery Drop 012 Interests (incorporated by reference to Exhibit 3.12 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.11	Series Designation for Series Gallery Drop 013 Interests (incorporated by reference to Exhibit 3.13 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.12	Series Designation for Series Gallery Drop 014 Interests (incorporated by reference to Exhibit 3.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.13	Series Designation for Series Gallery Drop 015 Interests (incorporated by reference to Exhibit 3.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
3.14	Series Designation for Series Gallery Drop 016 Interests (incorporated by reference to Exhibit 3.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)
3.15	Series Designation for Series Gallery Drop 017 Interests (incorporated by reference to Exhibit 3.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)
3.16	Series Designation for Series Gallery Drop 018 Interests (incorporated by reference to Exhibit 3.16 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

3.17	Series Designation for Series Gallery Drop 019 Interests (incorporated by reference to Exhibit 3.17 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
3.18	Series Designation for Series Gallery Drop 020 Interests (incorporated by reference to Exhibit 3.18 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
3.19	Series Designation for Series Gallery Drop 021 Interests (incorporated by reference to Exhibit 3.19 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
3.20	Series Designation for Series Gallery Drop 022 Interests (incorporated by reference to Exhibit 3.20 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
3.21	Series Designation for Series Gallery Drop 023 Interests (incorporated by reference to Exhibit 3.21 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
3.22	Series Designation for Series Gallery Drop 024 Interests (incorporated by reference to Exhibit 3.22 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
3.23	Series Designation for Series Gallery Drop 025 Interests (incorporated by reference to Exhibit 3.23 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
3.24	Series Designation for Series Gallery Drop 026 Interests (incorporated by reference to Exhibit 3.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
3.25	Series Designation for Series Gallery Drop 027 Interests (incorporated by reference to Exhibit 3.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
3.26	Series Designation for Series Gallery Drop 028 Interests (incorporated by reference to Exhibit 3.26 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
3.27	Series Designation for Series Gallery Drop 029 Interests (incorporated by reference to Exhibit 3.27 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
3.28	Series Designation for Series Gallery Drop 030 Interests (incorporated by reference to Exhibit 3.28 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.29	Series Designation for Series Gallery Drop 031 Interests (incorporated by reference to Exhibit 3.29 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.30	Series Designation for Series Gallery Drop 032 Interests (incorporated by reference to Exhibit 3.30 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.31	Series Designation for Series Gallery Drop 033 Interests (incorporated by reference to Exhibit 3.31 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.32	Series Designation for Series Gallery Drop 034 Interests (incorporated by reference to Exhibit 3.32 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.33	Series Designation for Series Gallery Drop 035 Interests (incorporated by reference to Exhibit 3.33 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.34	Series Designation for Series Gallery Drop 036 Interests (incorporated by reference to Exhibit 3.34 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.35	Series Designation for Series Gallery Drop 037 Interests (incorporated by reference to Exhibit 3.35 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
3.36	Series Designation for Series Gallery Drop 038 Interests (incorporated by reference to Exhibit 3.36 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)
3.37	Series Designation for Series Gallery Drop 039 Interests (incorporated by reference to Exhibit 3.37 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)
3.38	Series Designation for Series Gallery Drop 040 Interests (incorporated by reference to Exhibit 3.38 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)
3.39	Series Designation for Series Gallery Drop 041 Interests (incorporated by reference to Exhibit 3.39 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

3.40	Series Designation for Series Gallery Drop 042 Interests (incorporated by reference to Exhibit 3.40 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)
3.41	Series Designation for Series Gallery Drop 043 Interests (incorporated by reference to Exhibit 3.41 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
3.42	Amended and Restated Series Designation for Series Gallery Drop 044 Interests (incorporated by reference to Exhibit 3.42 to the Current Report on Form 1-U filed on November 10, 2020)
3.43	Series Designation for Series Gallery Drop 045 Interests (incorporated by reference to Exhibit 3.43 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
3.44	Series Designation for Series Gallery Drop 046 Interests (incorporated by reference to Exhibit 3.44 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.45	Series Designation for Series Gallery Drop 047 Interests (incorporated by reference to Exhibit 3.45 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.46	Series Designation for Series Gallery Drop 048 Interests (incorporated by reference to Exhibit 3.46 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.47	Series Designation for Series Gallery Drop 049 Interests (incorporated by reference to Exhibit 3.47 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.48	Series Designation for Series Gallery Drop 050 Interests (incorporated by reference to Exhibit 3.48 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.49	Series Designation for Series Gallery Drop 051 Interests (incorporated by reference to Exhibit 3.49 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.50	Series Designation for Series Gallery Drop 052 Interests (incorporated by reference to Exhibit 3.50 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.51	Series Designation for Series Gallery Drop 053 Interests (incorporated by reference to Exhibit 3.51 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.52	Series Designation for Series Gallery Drop 054 Interests (incorporated by reference to Exhibit 3.52 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
3.53	Series Designation for Series Gallery Drop 055 Interests (incorporated by reference to Exhibit 3.53 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.54	Series Designation for Series Gallery Drop 056 Interests (incorporated by reference to Exhibit 3.54 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.55	Series Designation for Series Gallery Drop 057 Interests (incorporated by reference to Exhibit 3.55 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.56	Series Designation for Series Gallery Drop 058 Interests (incorporated by reference to Exhibit 3.56 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.57	Series Designation for Series Gallery Drop 059 Interests (incorporated by reference to Exhibit 3.57 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.58	Series Designation for Series Gallery Drop 060 Interests (incorporated by reference to Exhibit 3.58 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.59	Series Designation for Series Gallery Drop 061 Interests (incorporated by reference to Exhibit 3.59 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.60	Series Designation for Series Gallery Drop 062 Interests (incorporated by reference to Exhibit 3.60 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.61	Series Designation for Series Gallery Drop 063 Interests (incorporated by reference to Exhibit 3.61 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
3.62	Series Designation for Series Gallery Drop 064 Interests (incorporated by reference to Exhibit 3.62 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

3.63	Series Designation for Series Gallery Drop 065 Interests (incorporated by reference to Exhibit 3.63 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.64	Series Designation for Series Gallery Drop 066 Interests (incorporated by reference to Exhibit 3.64 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.65	Series Designation for Series Gallery Drop 067 Interests (incorporated by reference to Exhibit 3.65 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.66	Series Designation for Series Gallery Drop 068 Interests (incorporated by reference to Exhibit 3.66 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.67	Series Designation for Series Gallery Drop 069 Interests (incorporated by reference to Exhibit 3.67 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
3.68	Series Designation for Series Gallery Drop 070 Interests (incorporated by reference to Exhibit 3.68 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.69	Series Designation for Series Gallery Drop 071 Interests (incorporated by reference to Exhibit 3.69 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.70	Series Designation for Series Gallery Drop 072 Interests (incorporated by reference to Exhibit 3.70 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.71	Series Designation for Series Gallery Drop 073 Interests (incorporated by reference to Exhibit 3.71 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.72	Series Designation for Series Gallery Drop 074 Interests (incorporated by reference to Exhibit 3.72 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.73	Series Designation for Series Gallery Drop 075 Interests (incorporated by reference to Exhibit 3.73 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.74	Series Designation for Series Gallery Drop 076 Interests (incorporated by reference to Exhibit 3.74 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.75	Series Designation for Series Gallery Drop 077 Interests (incorporated by reference to Exhibit 3.75 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.76	Series Designation for Series Gallery Drop 078 Interests (incorporated by reference to Exhibit 3.76 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.77	Series Designation for Series Gallery Drop 079 Interests (incorporated by reference to Exhibit 3.77 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.78	Series Designation for Series Gallery Drop 080 Interests (incorporated by reference to Exhibit 3.78 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.79	Series Designation for Series Gallery Drop 082 Interests (incorporated by reference to Exhibit 3.80 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.80	Series Designation for Series Gallery Drop 083 Interests (incorporated by reference to Exhibit 3.81 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
3.81	Series Designation for Series Gallery Drop 086 Interests (incorporated by reference to Exhibit 3.84 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.82	Series Designation for Series Gallery Drop 089 Interests (incorporated by reference to Exhibit 3.87 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.83	Series Designation for Series Gallery Drop 091 Interests (incorporated by reference to Exhibit 3.89 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.84	Series Designation for Series Gallery Drop 093 Interests (incorporated by reference to Exhibit 3.91 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.85	Series Designation for Series Gallery Drop 094 Interests (incorporated by reference to Exhibit 3.92 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

3.86	Series Designation for Series Gallery Drop 095 Interests (incorporated by reference to Exhibit 3.93 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.87	Series Designation for Series Gallery Drop 096 Interests (incorporated by reference to Exhibit 3.94 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.88	Series Designation for Series Gallery Drop 097 Interests (incorporated by reference to Exhibit 3.95 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.89	Series Designation for Series Gallery Drop 098 Interests (incorporated by reference to Exhibit 3.96 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.90	Series Designation for Series Gallery Drop 099 Interests (incorporated by reference to Exhibit 3.97 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.91	Series Designation for Series Gallery Drop 100 Interests (incorporated by reference to Exhibit 3.98 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.92	Series Designation for Series Gallery Drop 101 Interests (incorporated by reference to Exhibit 3.99 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
3.93	Series Designation for Series Gallery Drop 102 Interests (incorporated by reference to Exhibit 3.100 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.94	Series Designation for Series Gallery Drop 103 Interests (incorporated by reference to Exhibit 3.101 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.95	Series Designation for Series Gallery Drop 104 Interests (incorporated by reference to Exhibit 3.102 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.96	Series Designation for Series Gallery Drop 105 Interests (incorporated by reference to Exhibit 3.103 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.97	Series Designation for Series Gallery Drop 107 Interests (incorporated by reference to Exhibit 3.105 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.98	Series Designation for Series Gallery Drop 108 Interests (incorporated by reference to Exhibit 3.106 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.99	Series Designation for Series Gallery Drop 109 Interests (incorporated by reference to Exhibit 3.107 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
3.100	Series Designation for Series Gallery Drop 110 Interests (incorporated by reference to Exhibit 3.108 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
3.101	Series Designation for Series Gallery Drop 111 Interests (incorporated by reference to Exhibit 3.109 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
3.102	Series Designation for Series Gallery Drop 112 Interests (incorporated by reference to Exhibit 3.110 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
3.103	Series Designation for Series Gallery Drop 113 Interests (incorporated by reference to Exhibit 3.111 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
3.104	Series Designation for Series Gallery Drop 114 Interests (incorporated by reference to Exhibit 3.112 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
3.105	Series Designation for Series Gallery Drop 115 Interests (incorporated by reference to Exhibit 3.113 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
3.114	Series Designation for Series Gallery Drop 116 Interests (incorporated by reference to Exhibit 3.114 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)
3.115	Series Designation for Series Gallery Drop 117 Interests (incorporated by reference to Exhibit 3.115 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 28, 2021)
3.116	Series Designation for Series Gallery Drop 119 Interests (incorporated by reference to Exhibit 3.117 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

3.117	Series Designation for Series Gallery Drop 121 Interests (incorporated by reference to Exhibit 3.119 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)
3.118	Series Designation for Series Gallery Drop 122 Interests (incorporated by reference to Exhibit 3.120 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)
3.119	Series Designation for Series Gallery Drop 123 Interests (incorporated by reference to Exhibit 3.121 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)
4.1	Form of Subscription Agreement for Series #KW Interests (incorporated by reference to Exhibit 4.1 to the Amended Offering Statement on Form 1-A/A filed on July 10, 2019)
4.2	Form of Subscription Agreement for Series Drop 002 Interests (incorporated by reference to Exhibit 4.2 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.3	Form of Subscription Agreement for Series Drop 003 Interests (incorporated by reference to Exhibit 4.3 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.4	Form of Subscription Agreement for Series Drop 004 Interests (incorporated by reference to Exhibit 4.4 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.5	Form of Subscription Agreement for Series Drop 005 Interests (incorporated by reference to Exhibit 4.5 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.6	Form of Subscription Agreement for Series Drop 008 Interests (incorporated by reference to Exhibit 4.8 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.7	Form of Subscription Agreement for Series Drop 009 Interests (incorporated by reference to Exhibit 4.9 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.8	Form of Subscription Agreement for Series Drop 010 Interests (incorporated by reference to Exhibit 4.10 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)
4.9	Form of Subscription Agreement for Series Gallery Drop 011 Interests (incorporated by reference to Exhibit 4.11 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
4.10	Form of Subscription Agreement for Series Gallery Drop 012 Interests (incorporated by reference to Exhibit 4.12 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
4.11	Form of Subscription Agreement for Series Gallery Drop 013 Interests (incorporated by reference to Exhibit 4.11 to the Current Report on Form 1-U filed on October 5, 2020)
4.12	Form of Subscription Agreement for Series Gallery Drop 014 Interests (incorporated by reference to Exhibit 4.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
4.13	Form of Subscription Agreement for Series Gallery Drop 015 Interests (incorporated by reference to Exhibit 4.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)
4.14	Form of Subscription Agreement for Series Gallery Drop 016 Interests (incorporated by reference to Exhibit 4.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)
4.15	Form of Subscription Agreement for Series Gallery Drop 017 Interests (incorporated by reference to Exhibit 4.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)
4.16	Form of Subscription Agreement for Series Gallery Drop 018 Interests (incorporated by reference to Exhibit 4.16 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)
4.17	Form of Subscription Agreement for Series Gallery Drop 019 Interests (incorporated by reference to Exhibit 4.17 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

4.18	Form of Subscription Agreement for Series Gallery Drop 020 Interests (incorporated by reference to Exhibit 4.18 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
4.19	Form of Subscription Agreement for Series Gallery Drop 021 Interests (incorporated by reference to Exhibit 4.19 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
4.20	Form of Subscription Agreement for Series Gallery Drop 022 Interests (incorporated by reference to Exhibit 4.20 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)
4.21	Form of Subscription Agreement for Series Gallery Drop 023 Interests (incorporated by reference to Exhibit 4.21 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
4.22	Form of Subscription Agreement for Series Gallery Drop 024 Interests (incorporated by reference to Exhibit 4.22 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
4.23	Form of Subscription Agreement for Series Gallery Drop 025 Interests (incorporated by reference to Exhibit 4.23 to the Current Report on Form 1-U filed on October 5, 2020)
4.24	Form of Subscription Agreement for Series Gallery Drop 026 Interests (incorporated by reference to Exhibit 4.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)
4.25	Form of Subscription Agreement for Series Gallery Drop 027 Interests (incorporated by reference to Exhibit 4.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
4.26	Form of Subscription Agreement for Series Gallery Drop 028 Interests (incorporated by reference to Exhibit 4.26 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
4.27	Form of Subscription Agreement for Series Gallery Drop 029 Interests (incorporated by reference to Exhibit 4.27 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)
4.28	Form of Subscription Agreement for Series Gallery Drop 030 Interests (incorporated by reference to Exhibit 4.28 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
4.29	Form of Subscription Agreement for Series Gallery Drop 031 Interests (incorporated by reference to Exhibit 4.29 to the Current Report on Form 1-U filed on October 5, 2020)
4.30	Form of Subscription Agreement for Series Gallery Drop 032 Interests (incorporated by reference to Exhibit 4.30 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
4.31	Form of Subscription Agreement for Series Gallery Drop 033 Interests (incorporated by reference to Exhibit 4.31 to the Current Report on Form 1-U filed on October 5, 2020)
4.32	Form of Subscription Agreement for Series Gallery Drop 034 Interests (incorporated by reference to Exhibit 4.32 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)
4.33	Form of Subscription Agreement for Series Gallery Drop 035 Interests (incorporated by reference to Exhibit 4.33 to the Current Report on Form 1-U filed on October 5, 2020)
4.34	Form of Subscription Agreement for Series Gallery Drop 036 Interests (incorporated by reference to Exhibit 4.34 to the Current Report on Form 1-U filed on October 5, 2020)
4.35	Form of Subscription Agreement for Series Gallery Drop 037 Interests (incorporated by reference to Exhibit 4.35 to the Current Report on Form 1-U filed on October 5, 2020)
4.36	Form of Subscription Agreement for Series Gallery Drop 038 Interests (incorporated by reference to Exhibit 4.36 to the Current Report on Form 1-U filed on October 5, 2020)
4.37	Form of Subscription Agreement for Series Gallery Drop 039 Interests (incorporated by reference to Exhibit 4.37 to the Current Report on Form 1-U filed on October 5, 2020)
4.38	Form of Subscription Agreement for Series Gallery Drop 040 Interests (incorporated by reference to Exhibit 4.38 to the Current Report on Form 1-U filed on October 5, 2020)
4.39	Form of Subscription Agreement for Series Gallery Drop 041 Interests (incorporated by reference to Exhibit 4.39 to the Current Report on Form 1-U filed on October 5, 2020)
4.40	Form of Subscription Agreement for Series Gallery Drop 042 Interests (incorporated by reference to Exhibit 4.40 to the Current Report on Form 1-U filed on October 5, 2020)

4.41	Form of Subscription Agreement for Series Gallery Drop 043 Interests (incorporated by reference to Exhibit 4.41 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
4.42	Form of Subscription Agreement for Series Gallery Drop 044 Interests (incorporated by reference to Exhibit 4.42 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
4.43	Form of Subscription Agreement for Series Gallery Drop 045 Interests (incorporated by reference to Exhibit 4.43 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)
4.44	Form of Subscription Agreement for Series Gallery Drop 046 Interests (incorporated by reference to Exhibit 4.44 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.45	Form of Subscription Agreement for Series Gallery Drop 047 Interests (incorporated by reference to Exhibit 4.45 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.46	Form of Subscription Agreement for Series Gallery Drop 048 Interests (incorporated by reference to Exhibit 4.46 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.47	Form of Subscription Agreement for Series Gallery Drop 049 Interests (incorporated by reference to Exhibit 4.47 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.48	Form of Subscription Agreement for Series Gallery Drop 050 Interests (incorporated by reference to Exhibit 4.48 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.49	Form of Subscription Agreement for Series Gallery Drop 051 Interests (incorporated by reference to Exhibit 4.49 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.50	Form of Subscription Agreement for Series Gallery Drop 052 Interests (incorporated by reference to Exhibit 4.50 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.51	Form of Subscription Agreement for Series Gallery Drop 053 Interests (incorporated by reference to Exhibit 4.51 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.52	Form of Subscription Agreement for Series Gallery Drop 054 Interests (incorporated by reference to Exhibit 4.52 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)
4.53	Form of Subscription Agreement for Series Gallery Drop 055 Interests (incorporated by reference to Exhibit 4.53 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.54	Form of Subscription Agreement for Series Gallery Drop 056 Interests (incorporated by reference to Exhibit 4.54 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.55	Form of Subscription Agreement for Series Gallery Drop 057 Interests (incorporated by reference to Exhibit 4.55 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.56	Form of Subscription Agreement for Series Gallery Drop 058 Interests (incorporated by reference to Exhibit 4.56 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

4.57	Form of Subscription Agreement for Series Gallery Drop 059 Interests (incorporated by reference to Exhibit 4.57 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.58	Form of Subscription Agreement for Series Gallery Drop 060 Interests (incorporated by reference to Exhibit 4.58 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.59	Form of Subscription Agreement for Series Gallery Drop 061 Interests (incorporated by reference to Exhibit 4.59 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.60	Form of Subscription Agreement for Series Gallery Drop 062 Interests (incorporated by reference to Exhibit 4.60 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.61	Form of Subscription Agreement for Series Gallery Drop 063 Interests (incorporated by reference to Exhibit 4.61 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.62	Form of Subscription Agreement for Series Gallery Drop 064 Interests (incorporated by reference to Exhibit 4.62 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)
4.63	Form of Subscription Agreement for Series Gallery Drop 065 Interests (incorporated by reference to Exhibit 4.63 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.64	Form of Subscription Agreement for Series Gallery Drop 066 Interests (incorporated by reference to Exhibit 4.64 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.65	Form of Subscription Agreement for Series Gallery Drop 067 Interests (incorporated by reference to Exhibit 4.65 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.66	Form of Subscription Agreement for Series Gallery Drop 068 Interests (incorporated by reference to Exhibit 4.66 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.67	Form of Subscription Agreement for Series Gallery Drop 069 Interests (incorporated by reference to Exhibit 4.67 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)
4.68	Form of Subscription Agreement for Series Gallery Drop 070 Interests (incorporated by reference to Exhibit 4.68 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.69	Form of Subscription Agreement for Series Gallery Drop 071 Interests (incorporated by reference to Exhibit 4.69 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.70	Form of Subscription Agreement for Series Gallery Drop 072 Interests (incorporated by reference to Exhibit 4.70 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.71	Form of Subscription Agreement for Series Gallery Drop 073 Interests (incorporated by reference to Exhibit 4.71 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.72	Form of Subscription Agreement for Series Gallery Drop 074 Interests (incorporated by reference to Exhibit 4.72 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

4.73	Form of Subscription Agreement for Series Gallery Drop 075 Interests (incorporated by reference to Exhibit 4.73 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.74	Form of Subscription Agreement for Series Gallery Drop 076 Interests (incorporated by reference to Exhibit 4.74 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.75	Form of Subscription Agreement for Series Gallery Drop 077 Interests (incorporated by reference to Exhibit 4.75 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.76	Form of Subscription Agreement for Series Gallery Drop 078 Interests (incorporated by reference to Exhibit 4.76 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.77	Form of Subscription Agreement for Series Gallery Drop 079 Interests (incorporated by reference to Exhibit 4.77 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.78	Form of Subscription Agreement for Series Gallery Drop 080 Interests (incorporated by reference to Exhibit 4.78 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.79	Form of Subscription Agreement for Series Gallery Drop 082 Interests (incorporated by reference to Exhibit 4.80 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.80	Form of Subscription Agreement for Series Gallery Drop 083 Interests (incorporated by reference to Exhibit 4.81 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)
4.81	Form of Subscription Agreement for Series Gallery Drop 086 Interests (incorporated by reference to Exhibit 4.84 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.82	Form of Subscription Agreement for Series Gallery Drop 089 Interests (incorporated by reference to Exhibit 4.87 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.83	Form of Subscription Agreement for Series Gallery Drop 091 Interests (incorporated by reference to Exhibit 4.89 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.84	Form of Subscription Agreement for Series Gallery Drop 093 Interests (incorporated by reference to Exhibit 4.91 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.85	Form of Subscription Agreement for Series Gallery Drop 094 Interests (incorporated by reference to Exhibit 4.92 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.86	Form of Subscription Agreement for Series Gallery Drop 095 Interests (incorporated by reference to Exhibit 4.93 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.87	Form of Subscription Agreement for Series Gallery Drop 096 Interests (incorporated by reference to Exhibit 4.94 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.88	Form of Subscription Agreement for Series Gallery Drop 097 Interests (incorporated by reference to Exhibit 4.95 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

4.89	Form of Subscription Agreement for Series Gallery Drop 098 Interests (incorporated by reference to Exhibit 4.96 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.90	Form of Subscription Agreement for Series Gallery Drop 099 Interests (incorporated by reference to Exhibit 4.97 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.91	Form of Subscription Agreement for Series Gallery Drop 100 Interests (incorporated by reference to Exhibit 4.98 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.92	Form of Subscription Agreement for Series Gallery Drop 101 Interests (incorporated by reference to Exhibit 4.99 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)
4.93	Form of Subscription Agreement for Series Gallery Drop 102 Interests (incorporated by reference to Exhibit 4.100 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.94	Form of Subscription Agreement for Series Gallery Drop 103 Interests (incorporated by reference to Exhibit 4.101 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.95	Form of Subscription Agreement for Series Gallery Drop 104 Interests (incorporated by reference to Exhibit 4.102 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.96	Form of Subscription Agreement for Series Gallery Drop 105 Interests (incorporated by reference to Exhibit 4.103 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.97	Form of Subscription Agreement for Series Gallery Drop 107 Interests (incorporated by reference to Exhibit 4.105 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.98	Form of Subscription Agreement for Series Gallery Drop 108 Interests (incorporated by reference to Exhibit 4.106 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.99	Form of Subscription Agreement for Series Gallery Drop 109 Interests (incorporated by reference to Exhibit 4.107 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)
4.100	Form of Subscription Agreement for Series Gallery Drop 110 Interests (incorporated by reference to Exhibit 4.108 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
4.101	Form of Subscription Agreement for Series Gallery Drop 111 Interests (incorporated by reference to Exhibit 4.109 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
4.102	Form of Subscription Agreement for Series Gallery Drop 112 Interests (incorporated by reference to Exhibit 4.110 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)
4.103	Form of Subscription Agreement for Series Gallery Drop 113 Interests (incorporated by reference to Exhibit 4.111 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
4.104	Form of Subscription Agreement for Series Gallery Drop 114 Interests (incorporated by reference to Exhibit 4.112 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
4.105	Form of Subscription Agreement for Series Gallery Drop 115 Interests (incorporated by reference to Exhibit 4.113 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)
4.114
Form of Subscription Agreement for Series Gallery Drop 116 Interests (incorporated by reference to Exhibit 4.114 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

4.115	Form of Subscription Agreement for Series Gallery Drop 117 Interests (incorporated by reference to Exhibit 4.115 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 28, 2021)
4.116	Form of Subscription Agreement for Series Gallery Drop 119 Interests (incorporated by reference to Exhibit 4.117 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

4.117	Form of Subscription Agreement for Series Gallery Drop 121 Interests (incorporated by reference to Exhibit 4.119 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)
4.118	Form of Subscription Agreement for Series Gallery Drop 122 Interests (incorporated by reference to Exhibit 4.120 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)
4.119	Form of Subscription Agreement for Series Gallery Drop 123 Interests (incorporated by reference to Exhibit 4.121 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)
6.1.1
Termination Agreement, dated October 5, 2020, between Otis Gallery LLC and North Capital Private Securities Corporation (incorporated by reference to Exhibit 6.1.1 to the Current Report on Form 1-U filed on October 5, 2020)

6.1.2
Broker-Dealer Agreement, dated September 3, 2020, between Otis Gallery LLC and Dalmore Group, LLC (incorporated by reference to Exhibit 6.1.2 to the Current Report on Form 1-U filed on October 5, 2020)

6.1.3	PPEX ATS Company Agreement, dated April 29, 2021, between Otis Gallery LLC and North Capital Private Securities Corporation (incorporated by reference to Exhibit 6.1.3 to the Current Report on Form 1-U filed on July 21, 2021)
6.1.4.1	Secondary Market Transactions Engagement Letter, dated April 29, 2021, between Otis Gallery LLC and Dalmore Group, LLC (incorporated by reference to Exhibit 6.1.4 to the Current Report on Form 1-U filed on July 21, 2021)
6.1.4.2	Amendment No. 1 to Secondary Market Transactions Engagement Letter, dated September 16, 2022, between Otis Gallery LLC and Dalmore Group, LLC (incorporated by reference to Exhibit 6.1.4.2 to the Current Report on Form 1-U filed on September 19, 2022)
6.2
Asset Management Agreement, dated February 19, 2019, between Otis Wealth, Inc. and Series #KW, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.2 to the Offering Statement on Form 1-A filed on February 20, 2019)

6.3
Purchase and Sale Agreement, dated February 19, 2019, between Series #KW, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.3 to the Offering Statement on Form 1-A filed on February 20, 2019)

6.4
Promissory Note issued by Series #KW, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 19, 2019 (incorporated by reference to Exhibit 6.4 to the Offering Statement on Form 1-A filed on February 20, 2019)

6.5
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 002, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.5 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.6
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 002, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.6 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.7
Promissory Note issued by Series Drop 002, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.7 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.8
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 003, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.8 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.9
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 003, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.9 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.10
Promissory Note issued by Series Drop 003, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.10 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.11
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 004, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.11 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.12
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 004, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.12 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.13
Promissory Note issued by Series Drop 004, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.13 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.14
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 005, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.15
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 005, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.16
Promissory Note issued by Series Drop 005, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.16 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.17
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 008, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.23 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.18
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 008, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.19
Promissory Note issued by Series Drop 008, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.20
Asset Management Agreement, dated August 30, 2019, between Otis Wealth, Inc. and Series Drop 009, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.26 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.21
Purchase and Sale Agreement, dated August 30, 2019, between Series Drop 009, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.27 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.22
Promissory Note issued by Series Drop 009, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 30, 2019 (incorporated by reference to Exhibit 6.28 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.23
Asset Management Agreement, dated September 16, 2019, between Otis Wealth, Inc. and Series Drop 010, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.29 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.24
Purchase and Sale Agreement, dated September 16, 2019, between Series Drop 010, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.30 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.25
Promissory Note issued by Series Drop 010, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 16, 2019 (incorporated by reference to Exhibit 6.31 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

6.26
Asset Management Agreement, dated December 13, 2019, between Otis Wealth, Inc. and Series Gallery Drop 011, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.32 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.27
Purchase and Sale Agreement, dated December 13, 2019, between Series Gallery Drop 011, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.33 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.28
Promissory Note issued by Series Gallery Drop 011, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 13, 2019 (incorporated by reference to Exhibit 6.34 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.29
Asset Management Agreement, dated December 13, 2019, between Otis Wealth, Inc. and Series Gallery Drop 012, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.35 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.30
Purchase and Sale Agreement, dated December 13, 2019, between Series Gallery Drop 012, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.36 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.31
Promissory Note issued by Series Gallery Drop 012, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 13, 2019 (incorporated by reference to Exhibit 6.37 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.32
Asset Management Agreement, dated December 13, 2019, between Otis Wealth, Inc. and Series Gallery Drop 013, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.38 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.33
Purchase and Sale Agreement, dated December 13, 2019, between Series Gallery Drop 013, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.39 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.34
Promissory Note issued by Series Gallery Drop 013, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 13, 2019 (incorporated by reference to Exhibit 6.40 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.35
Asset Management Agreement, dated December 17, 2019, between Otis Wealth, Inc. and Series Gallery Drop 014, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.41 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.36
Purchase and Sale Agreement, dated December 17, 2019, between Series Gallery Drop 014, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.42 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.37
Promissory Note issued by Series Gallery Drop 014, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 17, 2019 (incorporated by reference to Exhibit 6.43 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.38
Asset Management Agreement, dated December 13, 2019, between Otis Wealth, Inc. and Series Gallery Drop 015, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.44 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.39
Purchase and Sale Agreement, dated December 13, 2019, between Series Gallery Drop 015, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.45 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.40
Promissory Note issued by Series Gallery Drop 015, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 13, 2019 (incorporated by reference to Exhibit 6.46 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

6.41
Asset Management Agreement, dated March 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 016, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.41 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.42
Purchase and Sale Agreement, dated March 18, 2020, between Series Gallery Drop 016, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.42 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.43
Promissory Note issued by Series Gallery Drop 016, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 18, 2020 (incorporated by reference to Exhibit 6.43 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.44
Asset Management Agreement, dated March 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 017, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.44 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.45
Purchase and Sale Agreement, dated March 18, 2020, between Series Gallery Drop 017, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.45 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.46
Promissory Note issued by Series Gallery Drop 017, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 18, 2020 (incorporated by reference to Exhibit 6.46 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

6.47
Asset Management Agreement, dated May 13, 2020, between Otis Wealth, Inc. and Series Gallery Drop 018, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.47 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

6.48
Purchase and Sale Agreement, dated May 13, 2020, between Series Gallery Drop 018, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.48 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

6.49
Promissory Note issued by Series Gallery Drop 018, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 13, 2020 (incorporated by reference to Exhibit 6.49 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

6.50
Asset Management Agreement, dated May 28, 2020, between Otis Wealth, Inc. and Series Gallery Drop 019, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.50 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.51
Purchase and Sale Agreement, dated May 28, 2020, between Series Gallery Drop 019, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.51 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.52
Promissory Note issued by Series Gallery Drop 019, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 28, 2020 (incorporated by reference to Exhibit 6.52 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.53
Asset Management Agreement, dated May 28, 2020, between Otis Wealth, Inc. and Series Gallery Drop 020, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.53 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.54
Purchase and Sale Agreement, dated May 28, 2020, between Series Gallery Drop 020, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.54 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.55
Promissory Note issued by Series Gallery Drop 020, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 28, 2020 (incorporated by reference to Exhibit 6.55 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.56
Asset Management Agreement, dated May 29, 2020, between Otis Wealth, Inc. and Series Gallery Drop 021, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.56 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.57
Purchase and Sale Agreement, dated May 29, 2020, between Series Gallery Drop 021, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.57 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.58
Promissory Note issued by Series Gallery Drop 021, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 29, 2020 (incorporated by reference to Exhibit 6.58 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.59
Asset Management Agreement, dated June 2, 2020, between Otis Wealth, Inc. and Series Gallery Drop 022, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.59 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.60
Purchase and Sale Agreement, dated June 2, 2020, between Series Gallery Drop 022, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.60 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.61
Promissory Note issued by Series Gallery Drop 022, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 2, 2020 (incorporated by reference to Exhibit 6.61 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

6.62
Asset Management Agreement, dated June 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 023, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.62 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.63
Purchase and Sale Agreement, dated June 10, 2020, between Series Gallery Drop 023, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.63 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.64
Promissory Note issued by Series Gallery Drop 023, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 10, 2020 (incorporated by reference to Exhibit 6.64 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.65
Asset Management Agreement, dated June 9, 2020, between Otis Wealth, Inc. and Series Gallery Drop 024, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.65 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.66
Purchase and Sale Agreement, dated June 9, 2020, between Series Gallery Drop 024, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.66 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.67
Promissory Note issued by Series Gallery Drop 024, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2020 (incorporated by reference to Exhibit 6.67 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.68
Asset Management Agreement, dated June 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 025, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.68 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.69
Purchase and Sale Agreement, dated June 10, 2020, between Series Gallery Drop 025, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.69 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.70
Promissory Note issued by Series Gallery Drop 025, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 10, 2020 (incorporated by reference to Exhibit 6.70 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.71
Asset Management Agreement, dated June 9, 2020, between Otis Wealth, Inc. and Series Gallery Drop 026, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.71 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.72
Purchase and Sale Agreement, dated June 9, 2020, between Series Gallery Drop 026, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.72 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.73
Promissory Note issued by Series Gallery Drop 026, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2020 (incorporated by reference to Exhibit 6.73 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

6.74
Asset Management Agreement, dated July 8, 2020, between Otis Wealth, Inc. and Series Gallery Drop 027, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.74 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.75
Purchase and Sale Agreement, dated July 8, 2020, between Series Gallery Drop 027, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.75 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.76
Promissory Note issued by Series Gallery Drop 027, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2020 (incorporated by reference to Exhibit 6.76 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.77
Asset Management Agreement, dated July 8, 2020, between Otis Wealth, Inc. and Series Gallery Drop 028, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.77 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.78
Purchase and Sale Agreement, dated July 8, 2020, between Series Gallery Drop 028, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.78 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.79
Promissory Note issued by Series Gallery Drop 028, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2020 (incorporated by reference to Exhibit 6.79 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.80
Asset Management Agreement, dated July 8, 2020, between Otis Wealth, Inc. and Series Gallery Drop 029, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.80 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.81
Purchase and Sale Agreement, dated July 8, 2020, between Series Gallery Drop 029, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.81 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.82
Promissory Note issued by Series Gallery Drop 029, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2020 (incorporated by reference to Exhibit 6.82 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

6.83
Asset Management Agreement, dated July 31, 2020, between Otis Wealth, Inc. and Series Gallery Drop 030, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.83 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7,

6.84
Purchase and Sale Agreement, dated July 31, 2020, between Series Gallery Drop 030, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.84 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.85
Promissory Note issued by Series Gallery Drop 030, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 31, 2020 (incorporated by reference to Exhibit 6.85 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.86
Asset Management Agreement, dated July 31, 2020, between Otis Wealth, Inc. and Series Gallery Drop 031, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.86 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.87
Purchase and Sale Agreement, dated July 31, 2020, between Series Gallery Drop 031, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.87 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.88
Promissory Note issued by Series Gallery Drop 031, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 31, 2020 (incorporated by reference to Exhibit 6.88 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.89
Asset Management Agreement, dated August 3, 2020, between Otis Wealth, Inc. and Series Gallery Drop 032, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.89 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.90
Purchase and Sale Agreement, dated August 3, 2020, between Series Gallery Drop 032, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.90 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.91
Promissory Note issued by Series Gallery Drop 032, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 3, 2020 (incorporated by reference to Exhibit 6.91 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.92
Asset Management Agreement, dated July 31, 2020, between Otis Wealth, Inc. and Series Gallery Drop 033, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.92 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.93
Purchase and Sale Agreement, dated July 31, 2020, between Series Gallery Drop 033, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.93 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.94
Promissory Note issued by Series Gallery Drop 033, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 31, 2020 (incorporated by reference to Exhibit 6.94 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.95
Asset Management Agreement, dated August 3, 2020, between Otis Wealth, Inc. and Series Gallery Drop 034, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.95 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.96
Purchase and Sale Agreement, dated August 3, 2020, between Series Gallery Drop 034, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.96 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.97
Promissory Note issued by Series Gallery Drop 034, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 3, 2020 (incorporated by reference to Exhibit 6.97 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.98
Asset Management Agreement, dated August 4, 2020, between Otis Wealth, Inc. and Series Gallery Drop 035, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.98 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.99
Purchase and Sale Agreement, dated August 4, 2020, between Series Gallery Drop 035, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.99 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.100
Promissory Note issued by Series Gallery Drop 035, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 4, 2020 (incorporated by reference to Exhibit 6.100 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.101
Asset Management Agreement, dated August 4, 2020, between Otis Wealth, Inc. and Series Gallery Drop 036, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.101 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.102
Purchase and Sale Agreement, dated August 4, 2020, between Series Gallery Drop 036, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.102 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.103
Promissory Note issued by Series Gallery Drop 036, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 4, 2020 (incorporated by reference to Exhibit 6.103 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.104
Asset Management Agreement, dated August 4, 2020, between Otis Wealth, Inc. and Series Gallery Drop 037, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.104 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.105
Purchase and Sale Agreement, dated August 4, 2020, between Series Gallery Drop 037, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.105 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.106
Promissory Note issued by Series Gallery Drop 037, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on August 4, 2020 (incorporated by reference to Exhibit 6.106 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

6.107
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 038, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.107 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.108
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 038, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.108 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.109
Promissory Note issued by Series Gallery Drop 038, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.109 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.110
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 039, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.110 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.111
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 039, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.111 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.112
Promissory Note issued by Series Gallery Drop 039, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.112 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.113
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 040, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.113 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.114
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 040, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.114 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.115
Promissory Note issued by Series Gallery Drop 040, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.115 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.116
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 041, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.116 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.117
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 041, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.117 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.118
Promissory Note issued by Series Gallery Drop 041, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.118 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.119
Asset Management Agreement, dated September 10, 2020, between Otis Wealth, Inc. and Series Gallery Drop 042, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.119 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.120
Purchase and Sale Agreement, dated September 10, 2020, between Series Gallery Drop 042, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.120 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.121
Promissory Note issued by Series Gallery Drop 042, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 10, 2020 (incorporated by reference to Exhibit 6.121 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 15, 2020)

6.122
Asset Management Agreement, dated October 6, 2020, between Otis Wealth, Inc. and Series Gallery Drop 043, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.122 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.123
Purchase and Sale Agreement, dated October 6, 2020, between Series Gallery Drop 043, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.123 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.124
Promissory Note issued by Series Gallery Drop 043, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on October 6, 2020 (incorporated by reference to Exhibit 6.124 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.125
Asset Management Agreement, dated October 6, 2020, between Otis Wealth, Inc. and Series Gallery Drop 044, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.125 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.126.1
Purchase and Sale Agreement, dated October 6, 2020, between Series Gallery Drop 044, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.126 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.126.2
Purchase and Sale Agreement, Addendum dated April 15, 2021, between Series Gallery Drop 044, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.126.2 to Form 1-K filed on April 30, 2021)

6.127
Promissory Note issued by Series Gallery Drop 044, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on October 6, 2020 (incorporated by reference to Exhibit 6.127 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.128
Asset Management Agreement, dated October 6, 2020, between Otis Wealth, Inc. and Series Gallery Drop 045, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.128 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.129
Purchase and Sale Agreement, dated October 6, 2020, between Series Gallery Drop 045, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.129 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.130
Promissory Note issued by Series Gallery Drop 045, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on October 6, 2020 (incorporated by reference to Exhibit 6.130 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

6.131
Asset Management Agreement, dated November 11, 2020, between Otis Wealth, Inc. and Series Gallery Drop 046, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.131 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.132
Purchase and Sale Agreement, dated November 11, 2020, between Series Gallery Drop 046, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.132 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.133
Promissory Note issued by Series Gallery Drop 046, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 11, 2020 (incorporated by reference to Exhibit 6.133 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.134
Asset Management Agreement, dated November 11, 2020, between Otis Wealth, Inc. and Series Gallery Drop 047, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.134 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.135
Purchase and Sale Agreement, dated November 11, 2020, between Series Gallery Drop 047, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.135 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.136
Promissory Note issued by Series Gallery Drop 047, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 11, 2020 (incorporated by reference to Exhibit 6.136 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.137
Asset Management Agreement, dated November 11, 2020, between Otis Wealth, Inc. and Series Gallery Drop 048, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.137 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.138
Purchase and Sale Agreement, dated November 11, 2020, between Series Gallery Drop 048, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.138 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.139
Promissory Note issued by Series Gallery Drop 048, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 11, 2020 (incorporated by reference to Exhibit 6.139 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.140
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 049, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.140 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.141
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 049, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.141 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.142
Promissory Note issued by Series Gallery Drop 049, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.142 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.143
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 050, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.143 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.144
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 050, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.144 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.145
Promissory Note issued by Series Gallery Drop 050, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.145 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.146
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 051, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.146 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.147
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 051, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.147 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.148
Promissory Note issued by Series Gallery Drop 051, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.148 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.149
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 052, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.149 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.150
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 052, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.150 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.151
Promissory Note issued by Series Gallery Drop 052, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.151 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.152
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 053, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.152 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.153
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 053, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.153 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.154
Promissory Note issued by Series Gallery Drop 053, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.154 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.155
Asset Management Agreement, dated November 23, 2020, between Otis Wealth, Inc. and Series Gallery Drop 054, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.155 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.156
Purchase and Sale Agreement, dated November 23, 2020, between Series Gallery Drop 054, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.156 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.157
Promissory Note issued by Series Gallery Drop 054, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 23, 2020 (incorporated by reference to Exhibit 6.157 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

6.158
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 055, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.158 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.159
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 055, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.159 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.160
Promissory Note issued by Series Gallery Drop 055, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.160 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.161
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 056, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.161 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.162
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 056, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.162 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.163
Promissory Note issued by Series Gallery Drop 056, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.163 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.164
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 057, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.164 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.165
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 057, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.165 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.166
Promissory Note issued by Series Gallery Drop 057, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.166 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.167
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 058, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.167 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.168
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 058, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.168 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.169
Promissory Note issued by Series Gallery Drop 058, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.169 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.170
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 059, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.170 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.171
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 059, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.171 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.172
Promissory Note issued by Series Gallery Drop 059, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.172 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.173
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 060, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.173 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.174
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 060, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.174 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.175
Promissory Note issued by Series Gallery Drop 060, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.175 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.176
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 061, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.176 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.177
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 061, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.177 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.178
Promissory Note issued by Series Gallery Drop 061, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.178 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.179
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 062, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.179 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.180
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 062, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.180 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.181
Promissory Note issued by Series Gallery Drop 062, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.181 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.182
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 063, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.182 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.183
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 063, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.183 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.184
Promissory Note issued by Series Gallery Drop 063, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.184 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.185
Asset Management Agreement, dated December 18, 2020, between Otis Wealth, Inc. and Series Gallery Drop 064, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.185 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.186
Purchase and Sale Agreement, dated December 18, 2020, between Series Gallery Drop 064, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.186 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.187
Promissory Note issued by Series Gallery Drop 064, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on December 18, 2020 (incorporated by reference to Exhibit 6.187 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

6.188
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 065, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.188 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.189
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 065, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.189 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.190
Promissory Note issued by Series Gallery Drop 065, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.190 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.191
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 066, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.191 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.192
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 066, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.192 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.193
Promissory Note issued by Series Gallery Drop 066, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.193 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.194
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 067, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.194 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.195
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 067, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.195 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.196
Promissory Note issued by Series Gallery Drop 067, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.196 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.197
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 068, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.197 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.198
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 068, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.198 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.199
Promissory Note issued by Series Gallery Drop 068, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.199 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.200
Asset Management Agreement, dated January 11, 2021, between Otis Wealth, Inc. and Series Gallery Drop 069, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.200 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.201
Purchase and Sale Agreement, dated January 11, 2021, between Series Gallery Drop 069, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.201 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.202
Promissory Note issued by Series Gallery Drop 069, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on January 11, 2021 (incorporated by reference to Exhibit 6.202 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

6.203
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 070, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.203 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.204
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 070, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.204 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.205
Promissory Note issued by Series Gallery Drop 070, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.205 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.206
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 071, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.206 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.207
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 071, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.207 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.208
Promissory Note issued by Series Gallery Drop 071, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.208 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.209
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 072, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.209 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.210
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 072, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.210 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.211
Promissory Note issued by Series Gallery Drop 072, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.211 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.212
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 073, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.212 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.213
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 073, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.213 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.214
Promissory Note issued by Series Gallery Drop 073, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.214 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.215
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 074, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.215 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.216
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 074, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.216 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.217
Promissory Note issued by Series Gallery Drop 074, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.217 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.218
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 075, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.218 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.219
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 075, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.219 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.220
Promissory Note issued by Series Gallery Drop 075, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.220 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.221
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 076, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.221 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.222
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 076, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.222 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.223
Promissory Note issued by Series Gallery Drop 076, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.223 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.224
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 077, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.224 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.225
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 077, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.225 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.226
Promissory Note issued by Series Gallery Drop 077, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.226 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.227
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 078, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.227 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.228
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 078, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.228 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.229
Promissory Note issued by Series Gallery Drop 078, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.229 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.230
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 079, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.230 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.231
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 079, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.231 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.232
Promissory Note issued by Series Gallery Drop 079, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.232 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.233
Asset Management Agreement, dated February 5, 2021, between Otis Wealth, Inc. and Series Gallery Drop 080, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.233 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.234
Purchase and Sale Agreement, dated February 5, 2021, between Series Gallery Drop 080, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.234 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.235
Promissory Note issued by Series Gallery Drop 080, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 5, 2021 (incorporated by reference to Exhibit 6.235 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.236
Asset Management Agreement, dated February 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 082, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.239 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.237
Purchase and Sale Agreement, dated February 9, 2021, between Series Gallery Drop 082, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.240 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.238
Promissory Note issued by Series Gallery Drop 082, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 9, 2021 (incorporated by reference to Exhibit 6.241 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.239
Asset Management Agreement, dated February 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 083, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.242 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.240
Purchase and Sale Agreement, dated February 9, 2021, between Series Gallery Drop 083, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.243 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.241
Promissory Note issued by Series Gallery Drop 083, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on February 9, 2021 (incorporated by reference to Exhibit 6.244 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

6.242
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 086, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.251 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.243
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 086, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.252 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.244
Promissory Note issued by Series Gallery Drop 086, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.253 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.245
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 089, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.260 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.246
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 089, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.261 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.247
Promissory Note issued by Series Gallery Drop 089, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.262 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.248
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 091, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.266 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.249
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 091, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.267 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.250
Promissory Note issued by Series Gallery Drop 091, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.268 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.251
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 093, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.272 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.252
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 093, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.273 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.253
Promissory Note issued by Series Gallery Drop 093, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.274 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.254
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 094, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.275 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.255
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 094, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.276 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.256
Promissory Note issued by Series Gallery Drop 094, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.277 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.257
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 095, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.278 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.258
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 095, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.279 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.259
Promissory Note issued by Series Gallery Drop 095, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.280 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.260
Asset Management Agreement, dated March 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 096, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.281 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.261
Purchase and Sale Agreement, dated March 9, 2021, between Series Gallery Drop 096, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.282 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.262
Promissory Note issued by Series Gallery Drop 096, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 9, 2021 (incorporated by reference to Exhibit 6.283 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.263
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 097, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.284 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.264
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 097, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.285 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.265
Promissory Note issued by Series Gallery Drop 097, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.286 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.266
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 098, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.287 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.267
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 098, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.288 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.268
Promissory Note issued by Series Gallery Drop 098, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.289 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.269
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 099, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.290 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.270
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 099, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.291 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.271
Promissory Note issued by Series Gallery Drop 099, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.292 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.272
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 100, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.293 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.273
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 100, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.294 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.274
Promissory Note issued by Series Gallery Drop 100, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.295 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.275
Asset Management Agreement, dated March 10, 2021, between Otis Wealth, Inc. and Series Gallery Drop 101, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.296 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.276
Purchase and Sale Agreement, dated March 10, 2021, between Series Gallery Drop 101, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.297 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.277
Promissory Note issued by Series Gallery Drop 101, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on March 10, 2021 (incorporated by reference to Exhibit 6.298 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

6.278
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 102, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.299 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.279
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 102, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.300 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.280
Promissory Note issued by Series Gallery Drop 102, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.301 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.281
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 103, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.302 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.282
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 103, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.303 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.283
Promissory Note issued by Series Gallery Drop 103, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.304 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.284
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 104, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.305 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.285
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 104, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.306 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.286
Promissory Note issued by Series Gallery Drop 104, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.307 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.287
Asset Management Agreement, dated April 23, 2021, between Otis Wealth, Inc. and Series Gallery Drop 105, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.308 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.288
Purchase and Sale Agreement, dated April 23, 2021, between Series Gallery Drop 105, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.309 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.289
Promissory Note issued by Series Gallery Drop 105, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 23, 2021 (incorporated by reference to Exhibit 6.310 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.290
Asset Management Agreement, dated April 24, 2021, between Otis Wealth, Inc. and Series Gallery Drop 107, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.314 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.291
Purchase and Sale Agreement, dated April 24, 2021, between Series Gallery Drop 107, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.315 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.292
Promissory Note issued by Series Gallery Drop 107, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on April 24, 2021 (incorporated by reference to Exhibit 6.316 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.293
Asset Management Agreement, dated April 29, 2021, between Otis Wealth, Inc. and Series Gallery Drop 108, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.317 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.294
Purchase and Sale Agreement, dated May 3, 2021, between Series Gallery Drop 108, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.318 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.295
Promissory Note issued by Series Gallery Drop 108, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 3, 2021 (incorporated by reference to Exhibit 6.319 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.296
Asset Management Agreement, dated May 3, 2021, between Otis Wealth, Inc. and Series Gallery Drop 109, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.320 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.297
Purchase and Sale Agreement, dated May 3, 2021, between Series Gallery Drop 109, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.321 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.298
Promissory Note issued by Series Gallery Drop 109, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on May 3, 2021 (incorporated by reference to Exhibit 6.322 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

6.299
Asset Management Agreement, dated June 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 110, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.323 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.300
Purchase and Sale Agreement, dated June 9, 2021, between Series Gallery Drop 110, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.324 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.301
Promissory Note issued by Series Gallery Drop 110, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2021 (incorporated by reference to Exhibit 6.325 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.302
Asset Management Agreement, dated June 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 111, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.326 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.303
Purchase and Sale Agreement, dated June 9, 2021, between Series Gallery Drop 111, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.327 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.304
Promissory Note issued by Series Gallery Drop 111, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2021 (incorporated by reference to Exhibit 6.328 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.305
Asset Management Agreement, dated June 9, 2021, between Otis Wealth, Inc. and Series Gallery Drop 112, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.329 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.306
Purchase and Sale Agreement, dated June 9, 2021, between Series Gallery Drop 112, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.330 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.307
Promissory Note issued by Series Gallery Drop 112, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on June 9, 2021 (incorporated by reference to Exhibit 6.331 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

6.308
Asset Management Agreement, dated July 8, 2021, between Otis Wealth, Inc. and Series Gallery Drop 113, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.332 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.309
Purchase and Sale Agreement, dated July 8, 2021, between Series Gallery Drop 113, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.333 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.310
Promissory Note issued by Series Gallery Drop 113, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2021 (incorporated by reference to Exhibit 6.334 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.311
Asset Management Agreement, dated July 8, 2021, between Otis Wealth, Inc. and Series Gallery Drop 114, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.335 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.312
Purchase and Sale Agreement, dated July 8, 2021, between Series Gallery Drop 114, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.336 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.313
Promissory Note issued by Series Gallery Drop 114, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2021 (incorporated by reference to Exhibit 6.337 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.314
Asset Management Agreement, dated July 8, 2021, between Otis Wealth, Inc. and Series Gallery Drop 115, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.338 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.315
Purchase and Sale Agreement, dated July 8, 2021, between Series Gallery Drop 115, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.339 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.316
Promissory Note issued by Series Gallery Drop 115, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on July 8, 2021 (incorporated by reference to Exhibit 6.340 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

6.317
Asset Management Agreement, dated September 15, 2021, between Otis Wealth, Inc. and Series Gallery Drop 116, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.341 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

6.318
Purchase and Sale Agreement, dated September 15, 2021, between Series Gallery Drop 116, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.342 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

6.319
Promissory Note issued by Series Gallery Drop 116, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on September 15, 2021 (incorporated by reference to Exhibit 6.343 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

6.320
Asset Management Agreement, dated October 25, 2021, between Otis Wealth, Inc. and Series Gallery Drop 117, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.344 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 28, 2021)

6.321
Purchase and Sale Agreement, dated October 25, 2021, between Series Gallery Drop 117, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.345 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 28, 2021)

6.322
Promissory Note issued by Series Gallery Drop 117, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on October 25, 2021 (incorporated by reference to Exhibit 6.346 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 28, 2021)

6.323
Asset Management Agreement, dated November 30, 2021, between Otis Wealth, Inc. and Series Gallery Drop 119, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.350 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.324
Purchase and Sale Agreement, dated November 30, 2021, between Series Gallery Drop 119, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.351 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.325
Promissory Note issued by Series Gallery Drop 119, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 30, 2021 (incorporated by reference to Exhibit 6.352 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.326
Asset Management Agreement, dated November 30, 2021, between Otis Wealth, Inc. and Series Gallery Drop 121, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.356 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.327
Purchase and Sale Agreement, dated November 30, 2021, between Series Gallery Drop 121, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.357 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.328
Promissory Note issued by Series Gallery Drop 121, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 30, 2021 (incorporated by reference to Exhibit 6.358 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.329
Asset Management Agreement, dated November 30, 2021, between Otis Wealth, Inc. and Series Gallery Drop 122, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.359 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.330
Purchase and Sale Agreement, dated November 30, 2021, between Series Gallery Drop 122, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.360 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.331
Promissory Note issued by Series Gallery Drop 122, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 30, 2021 (incorporated by reference to Exhibit 6.361 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.332
Asset Management Agreement, dated November 30, 2021, between Otis Wealth, Inc. and Series Gallery Drop 123, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 6.362 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.333
Purchase and Sale Agreement, dated November 30, 2021, between Series Gallery Drop 123, a Series of Otis Gallery LLC, and Otis Wealth, Inc. (incorporated by reference to Exhibit 6.363 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

6.334
Promissory Note issued by Series Gallery Drop 123, a Series of Otis Gallery LLC, in favor of Otis Wealth, Inc. on November 30, 2021 (incorporated by reference to Exhibit 6.364 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

8.1
Second Amended and Restated Escrow Agreement, dated July 9, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series #KW, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 4.1 to the Amended Offering Statement on Form 1-A/A filed on July 10, 2019)

8.2
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 002, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.2 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.3
Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 002, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.3 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.4
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 003, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.4 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.5
Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 003, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.5 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.6
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 004, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.6 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.7
Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 004, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.7 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.8
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 005, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.8 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.9
Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 005, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.9 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.10
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 008, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.14 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.11
Amendment to Escrow Agreement, dated September 16, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 008, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.15 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.12
Second Amendment to Escrow Agreement, dated September 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 008, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.16 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.13
Escrow Agreement, dated September 11, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 009, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.17 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.14
Amendment to Escrow Agreement, dated September 20 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 009, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.18 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.15
Escrow Agreement, dated September 17, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 010, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.19 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.16
Amendment to Escrow Agreement, dated September 20 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Drop 010, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.20 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 25, 2019)

8.17
Escrow Agreement, dated December 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 011, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.21 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

8.18
Escrow Agreement, dated December 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 012, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.22 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

8.19
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 013, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.19 to the Current Report

8.20
Escrow Agreement, dated December 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 014, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

8.21
Escrow Agreement, dated December 20, 2019, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 015, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 20, 2019)

8.22
Escrow Agreement, dated March 19, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 016, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.22 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

8.23
Escrow Agreement, dated March 19, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 017, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.23 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 25, 2020)

8.24
Escrow Agreement, dated May 14, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 018, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.24 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 15, 2020)

8.25
Escrow Agreement, dated May 29, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 019, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.25 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

8.26
Escrow Agreement, dated May 29, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 020, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.26 to the Post-Qualification Offering Statement on From 1-A POS filed on June 4, 2020)

8.27
Escrow Agreement, dated June 1, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 021, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.27 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

8.28
Escrow Agreement, dated June 3, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 022, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.28 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 4, 2020)

8.29
Escrow Agreement, dated June 11, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 023, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.29 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

8.30
Escrow Agreement, dated June 11, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 024, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.30 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

8.31
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 025, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.31 to the Current Report

8.32
Escrow Agreement, dated June 11, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 026, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.32 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 12, 2020)

8.33
Escrow Agreement, dated July 10, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 027, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.33 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

8.34
Escrow Agreement, dated July 10, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 028, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.34 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020)

8.35
Escrow Agreement, dated July 10, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 029, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.35 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 10, 2020

8.36
Escrow Agreement, dated August 7, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 030, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.36 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

8.37
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 031, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.37 to the Current Report on Form 1-U filed on October 5, 2020)

8.38
Escrow Agreement, dated August 6, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 032, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.38 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

8.39
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 033, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.39 to the Current Report on Form 1-U filed on October 5, 2020)

8.40
Escrow Agreement, dated August 7, 2020, among North Capital Private Securities Corporation, Otis Wealth, Inc. and Series Gallery Drop 034, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.40 to the Post-Qualification Offering Statement on Form 1-A POS filed on August 7, 2020)

8.41
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 035, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.41 to the Current Report on Form 1-U filed on October 5, 2020)

8.42
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 036, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.42 to the Current Report on Form 1-U filed on October 5, 2020)

8.43
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 037, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.43 to the Current Report on Form 1-U filed on October 5, 2020)

8.44
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 038, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.44 to the Current Report on Form 1-U filed on October 5, 2020)

8.45
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 039, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.45 to the Current Report on Form 1-U filed on October 5, 2020)

8.46
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 040, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.46 to the Current Report on Form 1-U filed on October 5, 2020)

8.47
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 041, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.47 to the Current Report on Form 1-U filed on October 5, 2020)

8.48
Amended and Restated Escrow Agreement, dated October 5, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 042, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.48 to the Current Report on Form 1-U filed on October 5, 2020)

8.49
Escrow Agreement, dated October 7, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 043, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.49 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

8.50
Escrow Agreement, dated October 7, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 044, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.50 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

8.51
Escrow Agreement, dated October 7, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 045, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.51 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 7, 2020)

8.52
Escrow Agreement, dated November 11, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 046, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.52 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.53
Escrow Agreement, dated November 11, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 047, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.53 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.54
Escrow Agreement, dated November 11, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 048, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.54 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.55
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 049, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.55 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.56
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 050, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.56 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.57
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 051, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.57 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.58
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 052, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.58 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.59
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 053, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.59 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.60
Escrow Agreement, dated November 24, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 054, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.60 to the Post-Qualification Offering Statement on Form 1-A POS filed on November 25, 2020)

8.61
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 055, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.61 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.62
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 056, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.62 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.63
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 057, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.63 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.64
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 058, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.64 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.65
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 059, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.65 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.66
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 060, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.66 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.67
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 061, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.67 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.68
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 062, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.68 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.69
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 063, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.69 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.70
Escrow Agreement, dated December 21, 2020, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 064, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.70 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 22, 2020)

8.71
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 065, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.71 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.72
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 066, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.72 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.73
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 067, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.73 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.74
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 068, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.74 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.75
Escrow Agreement, dated January 13, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 069, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.75 to the Post-Qualification Offering Statement on Form 1-A POS filed on January 15, 2021)

8.76
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 070, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.76 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.77
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 071, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.77 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.78
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 072, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.78 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.79
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 073, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.79 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.80
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 074, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.80 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.81
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 075, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.81 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.82
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 076, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.82 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.83
Escrow Agreement, dated February 8, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 077, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.83 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.84
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 078, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.84 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.85
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 079, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.85 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.86
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 080, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.86 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.87
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 082, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.88 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.88
Escrow Agreement, dated February 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 083, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.89 to the Post-Qualification Offering Statement on Form 1-A POS filed on February 10, 2021)

8.89
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 086, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.92 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.90
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 089, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.95 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.91
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 091, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.97 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.92
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 093, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.99 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.93
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 094, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.100 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.94
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 095, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.101 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.95
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 096, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.102 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.96
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 097, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.103 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.97
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 098, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.104 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.98
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 099, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.105 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.99
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 100, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.106 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.100
Escrow Agreement, dated March 11, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 101, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.107 to the Post-Qualification Offering Statement on Form 1-A POS filed on March 15, 2021)

8.101
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 102, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.108 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.102
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 103, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.109 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.103
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 104, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.110 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.104
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 105, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.111 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.105
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 107, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.113 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.106
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 108, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.114 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.107
Escrow Agreement, dated May 5, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 109, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.115 to the Post-Qualification Offering Statement on Form 1-A POS filed on May 7, 2021)

8.108
Escrow Agreement, dated June 10, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 110, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.116 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

8.109
Escrow Agreement, dated June 10, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 111, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.117 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

8.110
Escrow Agreement, dated June 10, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 112, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.118 to the Post-Qualification Offering Statement on Form 1-A POS filed on June 11, 2021)

8.111
Escrow Agreement, dated July 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 113, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.119 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

8.112
Escrow Agreement, dated July 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 114, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.120 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

8.113
Escrow Agreement, dated July 9, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 115, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.121 to the Post-Qualification Offering Statement on Form 1-A POS filed on July 13, 2021)

8.122
Escrow Agreement, dated September 15, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 116, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.122 to the Post-Qualification Offering Statement on Form 1-A POS filed on September 17, 2021)

8.123
Escrow Agreement, dated October 26, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 117, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.123 to the Post-Qualification Offering Statement on Form 1-A POS filed on October 28, 2021)

8.124
Escrow Agreement, dated December 1, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 119, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.125 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

8.125
Escrow Agreement, dated December 1, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 121, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.127 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

8.126
Escrow Agreement, dated December 1, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 122, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.128 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

8.127
Escrow Agreement, dated December 1, 2021, among North Capital Private Securities Corporation, Dalmore Group, LLC and Series Gallery Drop 123, a Series of Otis Gallery LLC (incorporated by reference to Exhibit 8.129 to the Post-Qualification Offering Statement on Form 1-A POS filed on December 2, 2021)

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 28, 2022.

OTIS GALLERY LLC By: Otis Wealth, Inc., its managing member
By:	/s/ Keith Marshall
Keith Marshall President, Secretary, Treasurer & Sole Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ Keith Marshall
President, Secretary, Treasurer & Sole Director of Otis Wealth, Inc. (as principal executive officer, principal financial officer, principal accounting officer and sole member of the board of directors of Otis Wealth, Inc.)
September 28, 2022
Keith Marshall

Otis Wealth, Inc.		Managing Member	September 28, 2022

By:	/s/ Keith Marshall
Name: Keith Marshall
Title: President, Secretary, Treasurer & Sole Director